   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                             FIRSTMERIT CORPORATION
             (Exact name of registrant as specified in its charter)

                  OHIO                                     6711                                  34-1339938
    (State or other jurisdiction of            (Primary Standard Industrial         (I.R.S. Employer Identification No.)
     incorporation or organization)              Classification Code No.)

            III CASCADE PLAZA, AKRON OHIO 44308      (330) 996-6300
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------
                                TERRY E. PATTON
                      SENIOR VICE PRESIDENT AND SECRETARY
                             FIRSTMERIT CORPORATION
            III CASCADE PLAZA, AKRON, OHIO 44308      (330) 996-6300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:

Kevin C. O'Neil                        Jeffrey M. Werthan, P.C.
Brouse & McDowell, L.P.A.              Christopher R. Kelly, P.C.
500 First National Tower               Craig M. Scheer
Akron, Ohio 44308                      Silver, Freedman & Taff, L.L.P.
(330) 434-5207                         1100 New York Avenue, N.W., Suite 700
                                       Washington, D.C. 20005
                                       (202) 414-6100

 Approximate date of commencement of proposed sale of securities to the public:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM         PROPOSED MAXIMUM
         TITLE OF SECURITIES                 AMOUNT TO             OFFERING PRICE             AGGREGATE             AMOUNT OF
          TO BE REGISTERED                 BE REGISTERED             PER SHARE              OFFERING PRICE       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, without par value(1)     17,470,000 shares(2)            $27.75(3)             $278,153,160(3)         $82,055(3)
---------------------------------------------------------------------------------------------------------------------------------
6 1/2% Cumulative Convertible
  Preferred Stock, Series B              428,342 shares(4)             $56.00(5)             $ 23,987,152(5)           7,076(5)
---------------------------------------------------------------------------------------------------------------------------------
Total                                                                                        $302,140,312            $89,131
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes associated rights under the FirstMerit Shareholder Rights Agreement (the "Rights"). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing the FirstMerit Corporation common stock, without par value ("FirstMerit Common Stock"), and trade with the FirstMerit Common Stock.

(2) Based upon the maximum number of shares of FirstMerit that may be issued upon consummation of the merger described herein, and upon exercise of options for shares of FirstMerit Common Stock and conversion of the FirstMerit 6 1/2 Cumulative Convertible Preferred Stock, Series B, no par value stock ("FirstMerit Preferred Stock").

(3) Calculated in accordance with Rule 457(f), and solely for the purpose of calculating the registration fee, based on the aggregate market value on September 14, 1998 of the shares of Signal Corp common stock, par value $1.00 per share ("Signal Common Stock"), expected to be canceled in connection with the merger and computed by dividing (i) the product of (a) the average of the high and low prices of Signal Common Stock as reported by The Nasdaq Stock Market National Market System on September 14, 1998 ($27.75), and (b) 13,232,959, representing the maximum number of shares of Signal Common Stock expected to be canceled and exchanged in connection with the merger (including shares issuable pursuant to the exercise of outstanding options (983,766) and conversion of the 6 1/2% Cumulative Convertible Preferred Stock, Series B, of Signal Corp ("Signal Preferred") (471,819)), by (ii) 17,470,000, representing the maximum number of shares of FirstMerit Common Stock, to be issued in connection with the merger.

(4) Based upon the maximum number of shares of FirstMerit Preferred Stock that may be issued upon consummation of the merger described herein.

(5) Calculated in accordance with Rule 457(f), and solely for the purpose of calculating the registration fee, the proposed maximum offering price is based upon the average of the high and low prices of the 6 1/2% Cumulative Convertible Preferred Stock, Series B, of Signal Corp as of September 19, 1998 (the last date that trading occurred), times the number of shares of FirstMerit Preferred Stock being registered.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  SIGNAL CORP
                            135 EAST LIBERTY STREET
                              WOOSTER, OHIO 44691
                                 (330) 264-8001

                                                                          , 1998
Dear Fellow Shareholder:

     On behalf of the Board of Directors and management of Signal Corp ("Signal"), I cordially invite you to attend the Special Meeting of Shareholders of Signal (the "Signal Meeting") to be held at 9:00 a.m., local time, on
                 , 1998 at the Black Tie Affair Conference Center, located at 50 Riffel Road, Wooster, Ohio.

     At this important Signal Meeting, shareholders will be asked to adopt an Agreement of Affiliation and Plan of Merger, dated as of August 10, 1998 (the "Merger Agreement"), by and between Signal and FirstMerit Corporation ("FirstMerit"), pursuant to which Signal will merge with and into FirstMerit, with FirstMerit as the surviving corporation (the "Merger"), and each outstanding share of Signal Common Stock will be canceled and exchanged for 1.32 shares of FirstMerit Common Stock and each share of Signal 6 1/2% Cumulative Convertible Preferred Stock, Series B, no par value ("Signal Preferred Stock") will be exchanged for one share of FirstMerit 6 1/2% Cumulative Convertible Preferred Stock, Series B, no par value ("FirstMerit Series B Preferred Stock"). The terms of the Merger, including the method for determining the amount of FirstMerit common and preferred stock to be issued as well as other important information relating to Signal, FirstMerit and the combined company, are contained in the accompanying Joint Proxy Statement/Prospectus. Please give this document your careful attention.

     Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), Signal's financial advisor in connection with the Merger, has delivered its opinion to the Board of Directors of Signal that the exchange ratio is fair to the holders of Signal Common and Preferred Stock from a financial point of view. A copy of the opinion
of Sandler O'Neill dated             , 1998 is attached to the accompanying
Joint Proxy Statement/Prospectus as Appendix B.

     The Board of Directors of Signal has carefully reviewed and considered the terms and conditions of the Merger Agreement. THE BOARD OF DIRECTORS OF SIGNAL HAS CONCLUDED THAT THE MERGER AGREEMENT AND THE PROPOSED MERGER ARE IN THE BEST INTEREST OF THE SHAREHOLDERS OF SIGNAL, AND RECOMMENDS THAT SIGNAL SHAREHOLDERS VOTE "FOR" THE MERGER AGREEMENT.

     This Joint Proxy Statement/Prospectus is also being furnished for informational purposes to the holders of the Signal Preferred Stock. The holders of the Signal Preferred Stock are entitled to notice of these matters, but are not entitled to vote at the Signal Meeting.

     I encourage you to attend the Signal Meeting in person. Whether or not you do, please read the Joint Proxy Statement/Prospectus and then complete, sign and date the proxy card and return it in the enclosed postage-paid envelope. This will save Signal additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the Signal Meeting even if you have previously returned the proxy.

     Thank you for your prompt attention to this important matter.

                                          Very truly yours,

                                          Gary G. Clark
                                          Chairman and Chief Executive Officer

          PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

                                  SIGNAL CORP
                            135 EAST LIBERTY STREET
                              WOOSTER, OHIO 44691
                                 (330) 264-8001

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                TO BE HELD ON                            , 1998

     Notice is hereby given that the Special Meeting of Shareholders (the "Signal Meeting") of Signal Corp ("Signal") will be held at 9:00 a.m., local
time, on                            , 1998, at the Black Tie Affair Conference
Center, located at 50 Riffel Road, Wooster, Ohio.

     A proxy card and a Joint Proxy Statement/Prospectus for the Signal Meeting are enclosed. The Signal Meeting is for the purpose of considering and acting upon:

          1. the adoption of the Agreement of Affiliation and Plan of Merger dated as of August 10, 1998 (the "Merger Agreement"), by and between FirstMerit Corporation and Signal Corp, pursuant to Sections 1701.78 and 1701.831 of the Ohio Revised Code, and authorization of the merger of Signal with and into FirstMerit, as more fully described in the accompanying Joint Proxy Statement/Prospectus; and

          2. to transact such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

     The Board of Directors is not aware of any other business to come before the Signal Meeting. Action may be taken on the foregoing proposals at the Signal Meeting on the date specified above, or on any date or dates to which the Signal Meeting may be adjourned or postponed. Holders of record of Signal Common Stock
at the close of business on             , 1998 are the shareholders entitled to
vote at the Signal Meeting, and any adjournments or postponements thereof.

     TO APPROVE THE PROPOSED MERGER, IT WILL BE NECESSARY TO OBTAIN THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF SIGNAL COMMON STOCK, THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS, AS WELL AS A MAJORITY VOTE OF SUCH SHARES EXCLUDING ANY SHARES HELD BY CERTAIN INTERESTED SHAREHOLDERS. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSED MERGER. IT IS, THEREFORE, IMPORTANT THAT YOU VOTE ON THE MERGER.

     You are requested to complete and sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                          By Order of the Board of Directors

                                          L. Dwight Douce
                                          Secretary

Wooster, Ohio
            , 1998

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE SIGNAL THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                      LOGO
                               III CASCADE PLAZA
                               AKRON, OHIO 44308

                                           , 1998

To Our Shareholders:

     You are cordially invited to attend the Special Meeting of Shareholders to
be held on                ,             , 1998 at 10:00 A.M. at the
               , Akron, Ohio 44308. At the special meeting, holders of FirstMerit Corporation ("FirstMerit") Common Stock will be asked to (i) adopt the Agreement of Affiliation and Plan of Merger dated as of August 10, 1998, by and between FirstMerit and Signal Corp ("Signal"), including the issuance of shares of FirstMerit Common Stock and FirstMerit 6 1/2% Cumulative Convertible Preferred Stock, Series B, no par value ("FirstMerit Series B Preferred Stock") contemplated thereby, and (ii) set the number of directors of FirstMerit at 21, increasing such number by three (collectively, "Proposals"). On the date upon which the merger of Signal with and into FirstMerit (the "Merger") becomes effective, each outstanding share of Signal Common Stock will be canceled and exchanged for 1.32 shares of FirstMerit Common Stock and each share of Signal
6 1/2% Cumulative Convertible Preferred Stock, Series B, no par value ("Signal Preferred Stock") will be exchanged for one share of FirstMerit Series B Preferred Stock.

     Your Board of Directors believes that the Merger is in the best interests of FirstMerit's shareholders. Additional information is contained in the accompanying Joint Proxy Statement/Prospectus, which I urge you to read carefully.

     The Board of Directors has received an opinion from Goldman, Sachs & Co., FirstMerit's financial advisor, to the effect that as of the date of the accompanying Joint Proxy Statement/Prospectus, the exchange ratio pursuant to the Merger Agreement is fair from a financial point of view to FirstMerit. The opinion is attached as Appendix C. You are urged to read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Goldman, Sachs & Co.

     YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND INCREASE IN THE NUMBER OF DIRECTORS AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSALS. TO APPROVE THE PROPOSALS, IT WILL BE NECESSARY TO OBTAIN THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS AND A MAJORITY, RESPECTIVELY, OF THE OUTSTANDING FIRSTMERIT COMMON STOCK. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS.

     A Proxy is enclosed for your use. Please indicate your voting instructions and sign, date and mail this Proxy promptly in the return envelope provided. Whether or not you plan to attend the special meeting in person, it is important that you return the enclosed Proxy so that your shares of FirstMerit Common Stock will be voted.

                                          Sincerely,

                                          John R. Cochran
                                          Chairman and Chief Executive Officer

IMPORTANT: IF YOUR FIRSTMERIT SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM OR NOMINEE, ONLY THEY CAN EXECUTE A PROXY ON YOUR BEHALF. TO ASSURE THAT YOUR SHARES ARE VOTED, WE URGE YOU TO TELEPHONE TODAY THE INDIVIDUAL RESPONSIBLE FOR YOUR ACCOUNT AT YOUR BROKERAGE FIRM AND OBTAIN INSTRUCTIONS ON HOW TO DIRECT HIM OR HER TO EXECUTE A PROXY.

                             FIRSTMERIT CORPORATION
                               III CASCADE PLAZA
                               AKRON, OHIO 44308

                                           , 1998

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                           , 1998

     A Special Meeting of Shareholders of FirstMerit Corporation, an Ohio
corporation ("FirstMerit"), will be held at                , Akron, Ohio 44308,
on                ,             , 1998, at 10:00 A.M. (local time), for the
following purposes:

          1. to adopt the Agreement of Affiliation and Plan of Merger dated as of August 10, 1998 (the "Merger Agreement"), by and between FirstMerit and Signal Corp ("Signal") including the issuance of shares of FirstMerit Common Stock and FirstMerit 6 1/2% Cumulative Convertible Preferred Stock, Series B, no par value, contemplated thereby;

          2. to set the number of directors at 21, increasing such number by three; and

          3. to transact such other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to the Amended and Restated Code of Regulations of FirstMerit, only FirstMerit shareholders of record as of the close of business on
            , 1998, have the right to receive notice of, and to vote at, the special meeting and any adjournment(s) thereof.

     The Merger Agreement provides for the merger of Signal with and into FirstMerit, as described in the accompanying Joint Proxy Statement/Prospectus. The accompanying document constitutes the Proxy Statement of FirstMerit for the special meeting. A copy of the Merger Agreement is attached to the Joint Proxy Statement/ Prospectus as Appendix A.

                                          By Order of the Board of Directors

                                          Terry E. Patton
                                          Secretary

Akron, Ohio
            , 1998

     WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

     ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                             JOINT PROXY STATEMENT
                                       OF
                                  SIGNAL CORP
                                      AND
                             FIRSTMERIT CORPORATION

          FOR THE SPECIAL MEETINGS OF THEIR SHAREHOLDERS TO BE HELD ON
                        , 1998 AND                , 1998, RESPECTIVELY

                                   PROSPECTUS
                                       OF
                             FIRSTMERIT CORPORATION
                           Common Stock, No Par Value
     6 1/2% Cumulative Convertible Preferred Stock, Series B, No Par Value
                            ------------------------

              (Not to Exceed 17,470,000 Shares of Common Stock and
 428,342 Shares of 6 1/2% Cumulative Convertible Preferred Stock, Series B, No
                                   Par Value)

    This Joint Proxy Statement/Prospectus relates to the proposed merger of Signal Corp, an Ohio corporation ("Signal") with and into FirstMerit Corporation, an Ohio Corporation ("FirstMerit"), as contemplated by the Agreement of Affiliation and Plan of Merger dated August 10, 1998 (the "Merger Agreement"), by and between FirstMerit and Signal. The Merger Agreement is included at Appendix A and incorporated herein by reference.

    This Joint Proxy Statement/Prospectus is being furnished to the holders of shares of common stock, par value $1.00 per share, of Signal ("Signal Common Stock") in connection with the solicitation of proxies from the holders of the Signal Common Stock by the Board of Directors of Signal for use at the Special Meeting of Shareholders of Signal (the "Signal Meeting") to be held at 9:00
a.m., local time, on                         , 1998 at the Black Tie Affair
Conference Center, located at 50 Riffel Road, Wooster, Ohio, and at any and all adjournments or postponements thereof.

    This Joint Proxy Statement/Prospectus is also being furnished for informational purposes to the holders of the 6 1/2% Cumulative Convertible Preferred Stock, Series B, no par value, of Signal ("Signal Preferred Stock"). The holders of the Signal Preferred Stock are entitled to notice of these matters, but are not entitled to vote at the Signal Meeting.

    This Joint Proxy Statement/Prospectus is also being furnished to the holders of shares of common stock, no par value, of FirstMerit, which includes the associated Rights (as defined below) ("FirstMerit Common Stock") in connection with the solicitation of proxies by the Board of Directors of FirstMerit for use at the Special Meeting of Shareholders of FirstMerit (the "FirstMerit Meeting")
to be held at              , Akron, Ohio 44308, on              , 1998, at 10:00
A.M. (local time), and at any and all adjournments or postponements thereof.

    This Joint Proxy Statement/Prospectus also constitutes a Prospectus of FirstMerit in respect of up to 17,470,000 shares of FirstMerit Common Stock and up to 428,342 shares of 6 1/2% Cumulative Convertible Preferred Stock, Series B, no par value, of FirstMerit ("FirstMerit Series B Preferred Stock," and together with the FirstMerit Common Stock, the "FirstMerit Capital Stock") to be issued in connection with the proposed merger (the "Merger") of Signal with and into FirstMerit. Upon consummation of the Merger, each outstanding share of Signal Common Stock will be exchanged for 1.32 shares of FirstMerit Common Stock and each share of Signal Preferred Stock will be exchanged for one share of FirstMerit Series B Preferred Stock. See "TERMS OF MERGER -- Conversion of Signal Capital Stock."

    The outstanding shares of FirstMerit Common Stock are, and the shares of FirstMerit Common Stock and FirstMerit Series B Preferred Stock offered hereby will be, quoted on The Nasdaq Stock Market National Market System ("Nasdaq/NMS"). The closing sales price of FirstMerit Common Stock reported on
Nasdaq/NMS on            , 1998 was $    per share. The outstanding shares of
Signal Common Stock and Signal Preferred Stock are also quoted on the Nasdaq/NMS. The closing sales prices of the Signal Common Stock and Signal
Preferred Stock reported on the Nasdaq/NMS on                   , 1998 were
$         and $    per share, respectively.

    This Joint Proxy Statement/Prospectus, the accompanying notices and the accompanying forms of proxy are first being mailed to shareholders of Signal on
or about            , 1998, and to shareholders of FirstMerit on or about
           , 1998.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE SECURITIES OF FIRSTMERIT OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF FIRSTMERIT AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     This Joint Proxy Statement/Prospectus shall not constitute a prospectus for public reoffering of the FirstMerit Common Stock or FirstMerit Series B Preferred Stock issuable pursuant to the Merger.

    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS             , 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................  -iii-
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............  -iii-
FORWARD LOOKING STATEMENTS..................................  -iv-
SUMMARY.....................................................   1
     Introduction...........................................   1
     Parties to the Merger..................................   1
     FirstMerit Meeting.....................................   3
     Signal Meeting.........................................   3
     Terms of Merger........................................   6
     Reasons for Merger.....................................   8
     Opinion of FirstMerit's Financial Advisor..............   9
     Opinion of Signal's Financial Advisor..................   9
     Recommendation of Directors............................   9
     Interests of Certain Persons in Merger.................   9
     Comparison of Rights of Holders of FirstMerit Common
      Stock and Signal
       Common Stock.........................................   10
     Market Prices for FirstMerit and Signal Common Stock...   10
     Selected Consolidated Financial Data...................   11
     Comparative Per Share Data (Unaudited).................   16
ACQUIRING PERSON STATEMENT..................................   17
MEETING OF FIRSTMERIT SHAREHOLDERS..........................   18
     Place, Time and Date...................................   18
     Matters to be Considered...............................   18
     Record Date; Shares Outstanding and Entitled to Vote...   18
     Vote Required..........................................   18
     Quorum; Broker Non-Votes...............................   18
     Proxies................................................   18
     Proposal to Increase Number of Directors...............   19
     Recommendation of FirstMerit's Board of Directors......   19
MEETING OF SIGNAL SHAREHOLDERS..............................   20
     Place, Time and Date...................................   20
     Matters to be Considered...............................   20
     Record Date; Shares Outstanding and Entitled to Vote...   20
     Vote Required..........................................   20
     Quorum; Broker Non-Votes...............................   20
     Proxies................................................   21
     Dissenters Rights......................................   21
     Recommendation of Signal's Board of Directors..........   21
BACKGROUND OF AND REASONS FOR MERGER........................   22
     Reasons for Merger -- FirstMerit.......................   22
     Opinion of FirstMerit's Financial Advisor..............   22
     Recommendation of FirstMerit's Board of Directors......   26
     Background of Merger -- Signal.........................   26
     Reasons for Merger -- Signal...........................   28
     Opinion of Signal's Financial Advisor..................   28
     Recommendation of Signal's Board of Directors..........   32
TERMS OF MERGER.............................................   32
     General................................................   33
     Conversion of Signal Capital Stock.....................   33
     No Effect on FirstMerit Common Stock...................   33
     No Fractional Shares of FirstMerit Common Stock to be
      Issued................................................   33
     Rights of Holders of Signal Stock Certificates Prior to
      Surrender.............................................   33

                                                              PAGE
                                                              ----
     Lost Certificates......................................   33
     Treatment of Stock Options Outstanding Under Signal
      Stock Option Plans....................................   34
     Conduct of FirstMerit's Business Pending the Merger....   34
     Conduct of Signal's Business Pending the Merger........   34
     Conditions to the Merger...............................   35
     Regulatory Approvals...................................   36
     Actions Required for Regulatory Approval...............   36
     Waiver of Conditions, Amendment, or Termination of the
      Merger Agreement......................................   36
     Effective Time.........................................   37
     Signal Stock Purchase Option...........................   38
     Interests of Certain Persons in Merger.................   39
     Employees of Signal....................................   41
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................   43
     Market Prices..........................................   43
     Dividends..............................................   43
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................   44
ACCOUNTING TREATMENT OF MERGER..............................   45
RESALES OF FIRSTMERIT COMMON STOCK RECEIVED IN MERGER.......   45
FIRSTMERIT'S ARTICLES OF INCORPORATION AND CODE OF
  REGULATIONS...............................................   46
RIGHTS OF DISSENTING SHAREHOLDERS...........................   46
PRO FORMA FINANCIAL INFORMATION.............................   48
PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL
  STATEMENTS (UNAUDITED)....................................   49
BUSINESS OF FIRSTMERIT......................................   57
     Overview...............................................   57
     Subsidiaries and Operations............................   57
     Recent Transactions....................................   58
BUSINESS OF SIGNAL CORP.....................................   60
REGULATORY MATTERS..........................................   61
     General................................................   61
     Regulation of Bank Holding Companies...................   61
     Limits on Dividends and Other Payments.................   62
DESCRIPTION OF FIRSTMERIT CAPITAL STOCK.....................   63
     FirstMerit Common Shares...............................   63
     FirstMerit Preferred Stock.............................   63
COMPARISON OF FIRSTMERIT AND SIGNAL CAPITAL STOCK...........   64
     FirstMerit Common Stock and Signal Common Stock........   64
     Voting Rights..........................................   64
     Shareholder Rights Plan................................   65
     Anti-Takeover Statutes.................................   67
     Amendment to Charter Documents.........................   69
     Directors..............................................   69
     Dividends..............................................   71
     Preferred Stock........................................   71
     Transfer Agent.........................................   71
SHAREHOLDER PROPOSALS.......................................   71
LEGAL MATTERS...............................................   72
EXPERTS.....................................................   72
APPENDICES..................................................  A-1
     A. Agreement of Affiliation and Plan of Merger
     B. Fairness Opinion of Sandler O'Neill & Partners, L.P.
     C. Fairness Opinion of Goldman, Sachs & Co
     D. Ohio Dissenters' Rights Statute

                             AVAILABLE INFORMATION

     Each of FirstMerit and Signal are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). FirstMerit has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the FirstMerit Capital Stock to be issued to Signal shareholders in the Merger. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information. Statements contained herein concerning such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Registration Statement and the exhibits thereto, as well as the reports, proxy statements and other information filed with the Commission by FirstMerit and Signal under the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet worldwide web site that contains reports, proxy and information statements and other information regarding issuers, like FirstMerit and Signal, who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning FirstMerit and Signal may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Joint Proxy Statement/Prospectus incorporates certain documents of FirstMerit by reference which are not presented herein or delivered herewith. These documents (without exhibits, unless such exhibits are specifically incorporated by reference into this Joint Proxy Statement/Prospectus) are available without charge to each person, including any beneficial owner, to whom a copy of this Joint Proxy Statement/Prospectus is delivered, upon written or oral request. Requests for such documents should be directed to Terry E. Patton, Secretary, FirstMerit Corporation, III Cascade Plaza, Akron, Ohio 44308, telephone (330) 996-6300.

     This Joint Proxy Statement/Prospectus incorporates certain documents of Signal by reference which are not presented herein or delivered herewith. These documents (without exhibits, unless such exhibits are specifically incorporated by reference into this Joint Proxy Statement/Prospectus) are available without charge to each person, including any beneficial owner, to whom a copy of this Joint Proxy Statement/Prospectus is delivered, upon written or oral request. Requests for such documents should be directed to L. Dwight Douce, Secretary, Signal Corp, 135 East Liberty Street, Wooster, Ohio 44691, telephone (330) 264-8001.

     IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, REQUESTS FOR DOCUMENTS
RELATING TO FIRSTMERIT SHOULD BE MADE BY             , 1998 AND REQUESTS FOR
DOCUMENTS RELATING TO SIGNAL SHOULD BE MADE BY                            ,
1998. PERSONS REQUESTING COPIES OF EXHIBITS TO DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS MAY BE CHARGED THE COST OF REPRODUCTION AND MAILING.

     The following documents filed with the Commission under the Exchange Act by FirstMerit (File No. 0-10161) are hereby incorporated by reference into this Joint Proxy Statement/Prospectus: (a) FirstMerit's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on February 24, 1998, as amended by Form 10-K/A filed with the Commission on April 30, 1998; (b) the portions of FirstMerit's Proxy Statement for the Annual Meeting of Shareholders held April 8, 1998 that have been incorporated by reference in the FirstMerit Annual Report on Form 10-K for the year ended December 31, 1997; (c) FirstMerit's Quarterly Reports on Form 10-Q for the period ended March 31, 1998 filed with the Commission on May 14, 1998, and for the period ended June 30, 1998 filed with the Commission on August 14, 1998, as amended by Form 10-Q/A filed with the Commission on August 26, 1998; (d) FirstMerit's Current Reports on Form 8-K filed with the Commission on April 9, 1998, May 22, 1998, June 22, 1998, August 31, 1998 and September 10, 1998; (e)
Appendix C to FirstMerit's Registration Statement on Form S-4 (No. 333-57439) filed with the Commission on June 22, 1998; and (f) the description of the FirstMerit Common Stock contained in (i) FirstMerit's Current Report Form 8-K filed with the Commission on September 10, 1998, and (ii) the description of the rights issued pursuant to the FirstMerit Shareholders Rights Agreement, dated as of October 23, 1993, by and between FirstMerit and FirstMerit Bank, N.A., as rights agent, as amended and restated May 20, 1998, contained in Amendment No. 2 to FirstMerit's Registration Statement on Form 8-A with respect thereto filed with the Commission on June 22, 1998; and any further amendment or report filed for the purpose of updating the description.

     The following documents previously filed with the Commission by Signal (File No. 0-17894) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus: (i) the Annual Report on Form 10-K of Signal for the fiscal year ended December 31, 1997, as amended on Form 10-K/A filed on April 30, 1998 (the "Signal 1997 10-K"); (ii) the Quarterly Reports on Form 10-Q of Signal for the quarterly periods ended March 31, 1998 and June 30, 1998; (iii) the Current Reports on Form 8-K of Signal filed with the Commission on February 3, 1998, February 9, 1998; May 1, 1998, July 8, 1998, as amended on Form 8-K/A filed on August 31, 1998 and August 14, 1998; and (iii) the Current Report on Form 8-K of Signal filed with the Commission pursuant to Commission Release No. 34-90721 (together with the following portions of Signal's Registration Statement on Form S-4 filed with the Commission on February 23, 1989 (File No. 33-27243), and of all Post-Effective Amendments to such Registration Statement:
"Market Prices and Dividends" and "The Holding Company Merger and Reorganization -- Comparison of Stockholder Rights").

     All documents filed by FirstMerit and Signal under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Effective Time (as defined below) shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement, as so modified or superseded, shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus. The information relating to FirstMerit and Signal contained in this Joint Proxy Statement/Prospectus should be read together with the information in the documents incorporated by reference.

                           FORWARD LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus contains or incorporates by reference certain forward-looking statements with respect to the financial condition, results of operations and business of FirstMerit and Signal prior to the consummation of the Merger, and FirstMerit following the consummation of the Merger, including statements relating to the cost savings and other advantages that are expected to be realized from the Merger, the expected impact of the Merger on FirstMerit's financial performance and earnings estimates for the combined company (See "BACKGROUND OF AND REASONS FOR MERGER -- Reasons of
Merger -- FirstMerit," and " -- Reasons for the Merger -- Signal."). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) expected cost savings from the Merger cannot be fully realized or realized within the expected time frame; (2) greater than expected deposit attrition, customer loss or revenue loss following the Merger; (3) competitive pressure in the banking industry increases significantly; (4) greater than expected costs or difficulties related to regulatory requirements attendant to the consummation of the Merger or the integration of the businesses of FirstMerit and Signal; (5) changes in the interest rate environment that reduce margins; (6) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (7) legislation or regulatory requirements or changes adversely that affect the businesses in which the combined company would be engaged; (8) changes in business conditions and inflation; and (9) changes in the securities markets. The forward-looking earnings estimates included or incorporated by reference in this Joint Proxy Statement/ Prospectus have not been examined or compiled by the independent public accountants of FirstMerit or Signal nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors which could affect the financial results of FirstMerit and Signal is included in the Commission filings incorporated by reference herein.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRSTMERIT OR SIGNAL. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS, NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FIRSTMERIT OR SIGNAL OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

     ALL INFORMATION CONTAINED OR INCORPORATED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO FIRSTMERIT WAS SUPPLIED BY FIRSTMERIT AND ALL INFORMATION CONTAINED OR INCORPORATED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO SIGNAL WAS SUPPLIED BY SIGNAL, ALL INFORMATION WITH RESPECT TO SANDLER O'NEILL & PARTNERS, L.P. ("SANDLER O'NEILL") AND ITS ANALYSES AND OPINION HAS BEEN SUPPLIED BY SANDLER O'NEILL AND ALL INFORMATION WITH RESPECT TO GOLDMAN, SACHS & CO. ("GOLDMAN SACHS") AND ITS ANALYSES AND OPINION HAS BEEN SUPPLIED BY GOLDMAN SACHS. ALTHOUGH NEITHER FIRSTMERIT NOR SIGNAL HAS ANY KNOWLEDGE THAT WOULD INDICATE THAT ANY STATEMENTS OR INFORMATION RELATING TO THE OTHER PARTY CONTAINED HEREIN IS INACCURATE OR INCOMPLETE, NEITHER FIRSTMERIT NOR SIGNAL CAN WARRANT THE ACCURACY OR COMPLETENESS OF SUCH STATEMENTS OR INFORMATION AS THEY RELATE TO THE OTHER PARTY.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus and is not intended to be a complete statement of all material facts regarding the matters to be considered at the Signal Meeting. This summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the appendices hereto and the documents referred to and incorporated herein.

INTRODUCTION

     The Boards of Directors of FirstMerit and Signal have each approved and adopted the Merger Agreement. A copy of the Merger Agreement is attached hereto at Appendix A. The Merger Agreement provides for the proposed merger of Signal with and into FirstMerit. The terms of the Merger and information regarding the FirstMerit and Signal Meetings and related matters are summarized below.

PARTIES TO THE MERGER

     FIRSTMERIT CORPORATION. FirstMerit is a bank holding company organized in 1981 under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). FirstMerit's principal subsidiaries include FirstMerit Bank, N.A. ("FirstMerit Bank"), FirstMerit Credit Life Insurance Company and FirstMerit Community Development Corporation. Although FirstMerit is primarily a banking organization, its direct and indirect nonbanking subsidiaries also provide securities brokerage services, corporate and personal trust services, equipment lease financing, insurance and other financial services.

     FirstMerit Bank serves a 14 county area in northeastern and central Ohio. As part of its community banking philosophy, FirstMerit Bank has divided its markets into eight geographic areas each headed by its own President and local community board. This strategy allows FirstMerit to deliver a broad line of financial products and services with a community orientation and a high level of personal service. With a network of 158 full service banking offices and 194 automated teller machines, FirstMerit Bank serves over 400,000 households and businesses in the 14th largest consolidated metropolitan statistical area ("MSA") in the country (which combines the primary MSAs for Cleveland, Lorain/Elyria, and Akron, Ohio). FirstMerit Bank has the leading market share in Summit, Medina, Stark and Lorain counties in Ohio. Following the consummation of its two pending acquisitions of Security First Corp., Mayfield Heights, Ohio ("Security First"), and Signal, FirstMerit Bank will also have the leading market share in Wayne County, Ohio and will have one of the three highest market share positions in 11 of the 21 counties in which it operates. See "BUSINESS OF FIRSTMERIT -- Recent Transactions."

     For the year ended December 31, 1997 and the six months ended June 30, 1998, FirstMerit had a return on average assets of 1.64% and 1.69%, respectively, a return on average equity of 16.62% and 16.90%, respectively, and an efficiency ratio of 55.60% and 57.15%, respectively. As of June 30, 1998, FirstMerit had total assets of $6.2 billion, total deposits of $4.9 billion and total shareholders' equity of $646.0 million. On a pro forma basis giving effect to the acquisitions of Security First and Signal, FirstMerit would have had total assets of $8.8 billion, total deposits of $6.7 billion and total shareholders' equity of $850.7 million as of June 30, 1998. See "BUSINESS OF FIRSTMERIT -- Overview."

     FirstMerit's strategy for growth includes strengthening market share in its existing markets, expanding into complementary markets and broadening its product offerings. Consistent with this strategy, FirstMerit recently concluded the acquisition of CoBancorp Inc. ("CoBancorp"), the parent of PremierBank & Trust and Jefferson Savings Bank, on May 22, 1998. In addition, FirstMerit entered into an agreement to acquire Security First, the parent of Security Federal Savings and Loan Association of Cleveland and First Federal Savings Bank of Kent, on April 5, 1998, and entered into the Merger Agreement to acquire Signal, the parent of Signal Bank, N.A., Summit Bank, N.A., First Federal Savings Bank of New Castle, Pennsylvania, and Mobile Consultants, Inc., on August 10, 1998. FirstMerit currently intends to consummate the Security First and Signal transactions in the last quarter of 1998 and the first quarter of 1999, respectively. FirstMerit believes that these acquisitions will further strengthen its competitive position in the northeastern and central Ohio markets and will broaden the financial services it can offer to its customers. See "BUSINESS OF FIRSTMERIT -- Recent Transactions."

     On September 17, 1998, FirstMerit closed on the secondary underwritten public offering of 1.2 million shares of FirstMerit Common Stock. On October
            , 1998, FirstMerit closed on the secondary underwritten public offering of an additional 180,000 shares of FirstMerit Common Stock, which were granted as an over-allotment option to the underwriters. The re-issuance of these shares was necessary to allow FirstMerit to treat the Security First acquisition as a pooling-of-interest for accounting purposes.

     SIGNAL CORP. Signal, an Ohio corporation, is a bank holding company which has as its primary wholly-owned subsidiaries Signal Bank, N.A., a national bank ("Signal Bank"), Summit Bank, N.A., a national bank ("Summit Bank"), First Federal Savings Bank of New Castle, a federal savings bank ("New Castle Bank") (collectively, "Signal Banks") and Mobile Consultants, Inc., a broker and servicer of manufactured housing finance contracts ("MCi"). At June 30, 1998, Signal had assets of $1.9 billion, deposits of $1.3 billion and shareholders' equity of $155.9 million. Signal's executive offices are located at 135 East Liberty Street, Wooster, Ohio 44691, and its telephone number at that address is
(330) 264-8001.

     Founded in 1905 as an Ohio chartered building and loan association, Signal Bank (formerly known as First Federal Savings and Loan Association of Wooster) converted to a federally chartered mutual thrift in 1935, converted from mutual to stock form in 1987, and converted from a savings and loan association to a national bank in July 1997. On September 15, 1997, Signal Bank completed the acquisition of seven banking offices with approximately $151 million in deposits from another institution. Signal Bank serves north central Ohio (its "Market Area") through its home office, 25 full service banking offices, and three limited service facilities.

     Signal Bank offers a wide range of competitive consumer-oriented lending and deposit products and services throughout its Market Area. Signal Bank has achieved significant growth in recent years through the expansion of its asset origination capabilities to include commercial business loans and commercial real estate loans and by acquiring branches from other institutions in its Market Area.

     Summit Bank was acquired by Signal in July 1997. Summit Bank offers a full complement of banking products and services to small businesses, individuals and professionals in the Akron, Canton and Cleveland, Ohio metropolitan areas. Summit Bank operates two full service banking offices.

     New Castle Bank was acquired by Signal on June 29, 1998. New Castle Bank is a community oriented, full service retail savings institution offering traditional mortgage loan products. During recent years, New Castle Bank has expanded its loan origination activities to include multi-family, commercial real estate, consumer and commercial business loans.

     MCi, a manufactured housing finance company which brokers manufactured home loans to and on behalf of financial institutions, was acquired by Signal in April 1996. MCi facilitates the origination of primarily non-mortgage, consumer loan contracts through approximately 3,500 dealers of manufactured homes located in 44 states. MCi also services the collection and recovery of troubled loans on behalf of the financial institutions which originate the loans.

     In February 1998, Signal formed Signal Capital Trust One ("Signal Trust"), a Delaware business trust. Signal Trust was formed for the purpose of (i) issuing and selling $50.0 million of its 8.67% Capital Securities, Series A (the "Capital Securities") and common securities (the "Common Securities"), (ii) investing the proceeds thereof in the 8.67% Junior Subordinated Deferrable Interest Debentures, Series A, issued by Signal (the "Signal Debentures") and
(iii) engaging in certain other limited activities.

     For additional information regarding Signal, see "SELECTED FINANCIAL DATA -- Signal Corp" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

FIRSTMERIT MEETING

Meeting Date, Time and Place     The FirstMerit Meeting will be held on
                                                  , 1998 at 10:00 A.M. (local
                                 time), at                , Akron, Ohio. This
                                 Joint Proxy Statement/Prospectus is being furnished to the holders of FirstMerit Common
                                 Stock in connection with the solicitation of proxies by the Board of Directors of FirstMerit for use at the FirstMerit Meeting and any adjournments or postponements thereof.

Purpose of Meeting               The purpose of the FirstMerit Meeting is to
                                 consider and vote upon (i) a proposal to adopt the Merger Agreement, including the issuance of shares of FirstMerit Common Stock and FirstMerit Series B Preferred Stock contemplated thereby; (ii) to set the number of directors at 21, increasing such number by three; and (iii) to transact such other business as may properly come before the FirstMerit Meeting or any adjournment or postponement thereof.

Shares Entitled to Vote          Shares of FirstMerit Common Stock are the only
                                 shares entitled to be voted at the FirstMerit
                                 Meeting. Each share of FirstMerit Common Stock issued and outstanding on the FirstMerit Record
                                 Date (as defined below) is entitled to one vote.

Required Votes to Adopt
Proposals                        The affirmative vote of the holders of
                                 two-thirds of the outstanding shares of
                                 FirstMerit Common Stock is required to adopt the Merger Agreement, including the issuance of shares of FirstMerit Common Stock and FirstMerit Series B Preferred Stock contemplated thereby; and the affirmative vote of the holders of a majority of the outstanding shares of FirstMerit Common Stock is required to set the number of directors at 21. Each vote is important and all FirstMerit shareholders are encouraged to vote their shares, in person or by proxy, at the FirstMerit Meeting.

Record Date and Shares
Outstanding                      The record date ("FirstMerit Record Date") for
                                 determination of the FirstMerit shareholders
                                 entitled to notice of and to vote at the
                                 FirstMerit Meeting is             , 1998. Only
                                 FirstMerit shareholders of record as of the FirstMerit Record Date are entitled to notice of, and to vote at, the FirstMerit Meeting. On such date, there were approximately 69,522,670 shares of FirstMerit Common Stock outstanding.

                                 The affirmative vote of a majority of the shares represented at the FirstMerit Meeting, in person or by proxy, may authorize the adjournment of the Meeting; provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

                                 THE BOARD OF DIRECTORS OF FIRSTMERIT RECOMMENDS THAT THE SHAREHOLDERS OF FIRSTMERIT VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND INCREASE IN DIRECTORS.

SIGNAL MEETING

Meeting Date, Time and Place     The Signal Meeting will be held on
                                                               , 1998 at 9:00
                                 a.m. (local time), at the Black Tie Affair
                                 Conference Center, located at 50 Riffel Road,
                                 Wooster, Ohio. This Joint Proxy

                                 Statement/Prospectus is being furnished to the holders of Signal Common Stock in connection with the solicitation of proxies by the Board of Directors of Signal for use at the Signal Meeting and any adjournments or postponements thereof.

Purpose of Meeting               The purpose of the Signal Meeting is to
                                 consider and vote upon (i) a proposal to adopt the Merger Agreement and authorize the Merger, and (ii) to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Shares Entitled to Vote          Shares of Signal Common Stock are the only
                                 shares entitled to be voted at the Signal
                                 Meeting. Each share of Signal Common Stock issued and outstanding on the Signal Record
                                 Date (as defined below) is entitled to one vote.

Required Votes to Adopt
Proposals                        To adopt the Merger Agreement and thereby
                                 authorize the Merger, it will be necessary to obtain the affirmative vote of the holders of a majority of the outstanding shares of Signal
                                 Common Stock. entitled to vote in the election of directors, as well as under the Ohio Control
                                 Share Acquisition Act ("Acquisition Act"), the favorable vote of a majority of the shares entitled to vote in the election of directors represented at the Signal Meeting in person or by proxy, excluding any "interested shares," which are defined to include shares in respect of which FirstMerit, any corporate officer of Signal and any employee of Signal who is also a director of Signal may exercise or direct the exercise of the voting power of Signal in the election of its directors. In addition, "interested shares" are defined to include those acquired by any person (i) after the first date of public disclosure (August 11, 1998) of the Merger and prior to the date of the Signal Meeting, provided such person has paid over $250,000 for such purchased shares or such purchased shares represent greater than .05% of the outstanding shares of Signal, and
                                 (ii) that transfers such shares for valuable consideration after the record date established by the directors, if accompanied by the voting power.

                                 Each vote is important and all Signal
                                 shareholders are encouraged to vote their shares, in person or by proxy, at the Signal Meeting.

Record Date and Shares
Outstanding                      The record date ("Signal Record Date") for
                                 determination of the Signal shareholders
                                 entitled to notice of and to vote at the Signal
                                 Meeting is                , 1998. Only holders
                                 of Signal Common Stock of record as of the Signal Record Date are entitled to notice of, and to vote at, the Signal Meeting. On such date, there were 11,777,374 shares of Signal
                                 Common Stock outstanding.

                                 The affirmative vote of a majority of the shares represented at the Signal Meeting, in person or by proxy, may authorize the adjournment of the Signal Meeting; provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

                                 THE BOARD OF DIRECTORS OF SIGNAL RECOMMENDS
                                 THAT THE SHAREHOLDERS OF SIGNAL VOTE "FOR"
                                 ADOPTION OF THE MERGER AGREEMENT.

Ownership of FirstMerit          As of the FirstMerit Record Date, FirstMerit's
                                 directors and executive officers and their
                                 affiliates beneficially owned
                                 shares of FirstMerit Common Stock (excluding
                                                shares that may be acquired by
                                 the exercise of outstanding options), which
                                 represented      % of the outstanding shares of
                                 FirstMerit Common Stock entitled to vote at the FirstMerit Meeting.

                                 Accordingly, assuming such shares are voted
                                 "FOR" the proposal to adopt the Merger
                                 Agreement, adoption of the Merger Agreement
                                 will require the affirmative vote of the
                                 holders of approximately an additional      %
                                 of the outstanding shares of FirstMerit Common Stock. See "SPECIAL MEETING OF FIRSTMERIT SHAREHOLDERS -- Vote Required."

                                 As of the FirstMerit Record Date, FirstMerit
                                 and its directors and executive officers and
                                 their affiliates owned           shares of
                                 Signal Common Stock.

Ownership of Signal              As of the Signal Record Date, Signal's
                                 directors and executive officers and their affiliates beneficially owned 2,267,399 shares of Signal Common Stock (excluding 578,548 shares that may be acquired by the exercise of outstanding options and the conversion of Signal Preferred Stock to acquire Signal Common
                                 Stock), which represented 19.25% of the
                                 outstanding shares of Signal Common Stock entitled to vote at the Signal Meeting.

                                 Certain of the shareholders of Signal have executed Shareholder Voting Agreements dated August 10, 1998 (the "Voting Agreements"). The Voting Agreements provide that such shareholders irrevocably agree to vote the shares of Signal Common Stock owned by them for the approval of the Merger Agreement. The Voting Agreements further provide that the shareholder shall provide FirstMerit with notice prior to the sale of the shareholder's stock. The following shareholders have each provided FirstMerit with a Voting Agreement:
                                 Robert F. Belden; The Belden Brick Company;
                                 Gary G. Clark; Ronald A. James, Jr.; David J. Olderman; and Steven N. Stein. As of the Signal Record Date, the 1,870,295 shares subject to the Voting Agreements represented 15.88% of the outstanding shares of Signal Common Stock entitled to vote at the Signal Meeting (which includes 1,870,295 shares or 15.88% of Signal Common Stock included in the amounts listed above for the directors and executive officers and their affiliates).

                                 Accordingly, assuming all such shares listed above are voted "FOR" the proposal to adopt the Merger Agreement, adoption of the Merger Agreement, which requires a majority of the outstanding shares of Signal Common Stock entitled to vote in the election of directors, will require the affirmative vote of the holders of approximately an additional 34.13% of the outstanding shares of Signal Common Stock. Authorization of the Merger is also required under the Acquisition Act. This authorization will require the affirmative vote of a majority of the shares entitled to vote in the election of directors excluding any "interested shares" ("interested shares") being those held by (i) FirstMerit, (ii) any corporate officer of Signal, (iii) any employee of Signal who is also a director of Signal, or
                                 (iv) any shares acquired by any person after the first date of public disclosure (August 11, 1998) of the Merger and prior to the date of the Signal

                                 Meeting, provided such person has paid over $250,000 for such purchased shares or such purchased shares represent greater than .05% of the outstanding shares of Signal, and that transfers such shares for valuable consideration after the record date established by the directors, if accompanied by the voting power).

                                 Each vote is important and all Signal
                                 shareholders are encouraged to vote their shares, in person or by proxy, at the Signal Meeting. See "SPECIAL MEETING OF SIGNAL SHAREHOLDERS -- Vote Required" and
                                 "-- Beneficial Ownership of Signal."

                                 As of the Signal Record Date, Signal and its directors and executive officers and their affiliates owned 19,330 shares of FirstMerit Common Stock.

Dissenters' Rights               Any holder of Signal Common Stock who does not
                                 vote in favor of the adoption of the Merger
                                 Agreement and who delivers a written demand for appraisal of such shareholder's shares in the manner provided by Section 1701.85 of the Ohio
                                 Revised Code ("ORC") (a copy of which is attached hereto as Appendix D), shall be entitled, if and when the Merger becomes effective, and upon strict compliance with the procedures set forth in Section 1701.85, to receive the fair cash value of the Signal
                                 Common Stock. See "RIGHTS OF DISSENTING
                                 SHAREHOLDERS."

TERMS OF MERGER

Structure                        Signal will be merged with and into FirstMerit,
                                 and FirstMerit will be the surviving
                                 corporation. See "TERMS OF MERGER -- General."
                                 It is currently contemplated that promptly after the consummation of the Merger, the Signal Banks will be merged with and into FirstMerit Bank, N.A., a national bank subsidiary of FirstMerit ("FirstMerit Bank").

Conversion of Signal Capital
Stock Upon consummation of the Merger, each outstanding share of Signal Common Stock will be canceled and exchanged for the right to receive 1.32 shares of FirstMerit Common Stock (the "Common Exchange Ratio") and each outstanding share of Signal Preferred Stock will be canceled and exchanged for the right to receive one share of FirstMerit Series B Preferred Stock (the "Preferred Exchange Ratio") (collectively, the "Merger Consideration"). If a Signal shareholder would receive a fraction of a share of FirstMerit Common Stock, cash will be paid in lieu of such fractional share.

Value of the Merger              If the Merger had been consummated on
                                             , 1998, based on the closing sale
                                 price of FirstMerit Common Stock as reported on
                                 Nasdaq/NMS on that date ($          ), the
                                 market value for a share of Signal Common Stock
                                 would have been $          . The approximate
                                 market value of the total merger consideration as of such date would have equaled $ million.

Effective Time                   The Merger will be consummated after the
                                 adoption of the Merger Agreement by the
                                 requisite votes of the Signal and FirstMerit shareholders, the receipt of the necessary regulatory approvals and the satisfaction or waiver of all other conditions to the consummation of the Merger specified by the Merger Agreement. See "TERMS OF

                                 MERGER -- Effective Time," "Conditions to the Merger," and "Regulatory Approvals." It is currently anticipated that the Merger will be consummated during the first quarter of 1999.

Conditions                       Consummation of the Merger is conditioned upon
                                 the adoption of the Merger Agreement by the requisite vote of the Signal and FirstMerit shareholders, the receipt of all necessary approvals of the Merger from government regulatory agencies, the absence of a material adverse change in the consolidated financial condition, results of operations, or business of FirstMerit or Signal, the truth and accuracy of the representations and warranties of each party as set forth in the Merger Agreement, the performance of obligations by each party, and certain other customary conditions. See "TERMS
                                 OF MERGER -- Conditions to Merger" and
                                 "-- Regulatory Approvals."

Right of Signal to Terminate     Signal may terminate the Merger Agreement if
                                 the Average Closing Price of FirstMerit Common
                                 Stock for the pricing period is less than $21.85 (subject to certain dilution adjustments) and by the vote of a majority of its Board of Directors Signal delivers written notice thereof to FirstMerit (which notice is final and may not be withdrawn) at any time during the fourth and fifth Nasdaq/NMS trading days immediately prior to the Effective Time, and FirstMerit does not give written notice to Signal on the second or third Nasdaq/NMS trading day immediately prior to the Effective
                                 Time which notice indicates that FirstMerit elects that the Common Exchange Ratio (as defined below) shall be $28.84 divided by the Average Closing Price. The term "Average
                                 Closing Price" means the average of the last sale prices of the FirstMerit Common Stock during the period beginning on the day that is 15 trading days prior to the Effective Date and ending on the day that is five trading days prior to the Effective Date. If FirstMerit makes the election contemplated by the preceding sentence, then no termination shall have occurred and the Common Exchange Ratio shall have been so modified. See "TERMS OF
                                 MERGER -- Conversion of Signal Common Stock."

Tax and Accounting Treatment     The Merger is intended to qualify as a
                                 reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the
                                 "Code"). FirstMerit's legal counsel has
                                 delivered an opinion, based upon certain customary assumptions and representations, and conditioned on the accuracy of certain representations made or to be made by FirstMerit and Signal, that the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, no gain or loss will be recognized by FirstMerit, Signal or the Signal shareholders who exchange their shares of Signal Common Stock solely for shares of FirstMerit Common Stock in the Merger. Signal shareholders who, however, receive cash in exchange for Signal Common
                                 Stock in lieu of fractional shares will
                                 recognize taxable income to the extent of cash received.

                                 No ruling has been or will be requested from the Internal Revenue Service ("IRS") with respect to the federal income tax consequences of the Merger. The opinion of counsel only represents counsel's best judgment and is not binding on the IRS or the courts. Accordingly, no assurance can be given that the IRS or a court (if a matter is litigated), will agree with counsel's conclusions, that the IRS will not challenge the tax treatment of the Merger, or that such a challenge if made (whether or not it is litigated), will not be successful.

                                 IT IS IMPORTANT THAT EACH SHAREHOLDER OF SIGNAL CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.

No Solicitation                  Signal has agreed, subject to certain fiduciary
                                 obligations of its Board of Directors, that neither it nor any of its subsidiaries will solicit or initiate any discussions or offers from any person to acquire Signal or any of its subsidiaries or any material amount of its assets or any of its equity securities. See
                                 "TERMS OF MERGER -- Conduct of Signal's
                                 Business Pending the Merger."

Signal Stock Purchase Option     In connection with the execution of the Merger
                                 Agreement, Signal has granted FirstMerit an option to purchase shares of Signal Common
                                 Stock under certain circumstances set forth in the Stock Purchase Option dated August 11, 1998 between Signal and FirstMerit (the "Signal
                                 Stock Option" or "Option"). The Signal Stock
                                 Option provides FirstMerit an option to
                                 purchase up to 19.9% of the outstanding shares of Signal's Capital Stock (without giving effect to any shares subject to or issued pursuant to the Stock Purchase Option) in shares of Signal Common Stock at $28 per share, subject to certain adjustments. The Option is exercisable only upon the occurrence of certain events, all as set forth in the Signal Stock
                                 Option. None of such events has occurred as of the date hereof. Signal granted the Option as a condition of and in consideration for FirstMerit's entering into the Merger
                                 Agreement. The Signal Stock Option is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, the Signal
                                 Stock Option may have the effect of
                                 discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring Signal (or a significant interest in Signal) from considering or proposing such an acquisition, even if such person were prepared to pay a higher price per share for Signal
                                 Common Stock than the price per share implicit in the merger consideration. In the event
                                 FirstMerit acquires shares pursuant to the Signal Stock Option, it would vote those shares in the election of Signal directors and other matters requiring a shareholder vote, thereby potentially having a material impact on the outcome of such matters. See "TERMS OF
                                 MERGER -- Signal Stock Purchase Option."

REASONS FOR MERGER

     FIRSTMERIT. After careful review and consideration, and based upon the factors discussed herein, FirstMerit's Board of Directors approved the terms of the Merger and the terms of the Merger Agreement. The Merger with Signal represents the continued realization of FirstMerit's long-standing philosophy of acquiring retail-oriented financial institutions with dominant market share for continued customer growth. The Merger also represents a continuation of FirstMerit's acquisition strategy of combining with banking institutions in Ohio and contiguous states where FirstMerit already has or intends to obtain a significant market position. The expansion of FirstMerit's existing operations in its Northeastern and Central Ohio markets, as well as its entry into the western Pennsylvania market, which will result from the Merger will provide both stronger market positions and opportunities to achieve efficiencies for the combined operations in these markets. FirstMerit will draw on its experience with previous acquisitions in seeking to achieve an effective consolidation of Signal's operations with those of FirstMerit. See "BACKGROUND OF AND REASONS FOR MERGER -- Reasons for
Merger -- FirstMerit."

     SIGNAL CORP. Signal's Board of Directors believes that the Merger is in the best interests of Signal and its shareholders and has approved the Merger Agreement and the Signal Stock Option. In approving the Merger Agreement and the Signal Stock Option, Signal's Board of Directors considered a number of factors, including, among others, the financial terms of the Merger and the value of the consideration to be received by Signal's shareholders; the fairness opinion rendered by Sandler O'Neill, a copy of which is attached hereto as Appendix B; and the strategic fit between FirstMerit and Signal. See "BACKGROUND OF AND REASONS FOR MERGER -- Reasons for Merger -- Signal;" "-- Opinion of Signal's Financial Advisor" and "-- Recommendation of Signal's Board of Directors."

OPINION OF FINANCIAL ADVISORS

     FIRSTMERIT. Goldman, Sachs & Co. has delivered written opinions to the Board of Directors of FirstMerit that, as of the date the Merger Agreement was signed, and as of the date of this Joint Proxy Statement/Prospectus, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to FirstMerit. The opinions of Goldman Sachs referred to herein do not constitute a recommendation as to how any holder of FirstMerit Common Stock should vote with respect to such transaction. The full text of the written opinion of Goldman Sachs dated the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C and is incorporated herein by reference. Holders of FirstMerit Common Stock are urged to, and should, read such opinion in its entirety. See "BACKGROUND OF AND REASONS FOR MERGER -- Opinion of FirstMerit's Financial Advisor."

     SIGNAL. Signal has retained Sandler O'Neill as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to evaluate the financial terms of the Merger. Sandler O'Neill has delivered opinions to the Signal Board that, as of the date the Merger Agreement was signed, and as of the date of this Joint Proxy Statement/Prospectus, the Exchange Ratio was fair, from a financial point of view, to the holders of Signal Common and Preferred Stock. A copy of the opinion of Sandler O'Neill dated as of the date of this Joint Proxy Statement/Prospectus is attached to this Joint Proxy Statement/Prospectus as Appendix B. See "BACKGROUND OF AND REASONS FOR MERGER -- Opinion of Signal's Financial Advisor."

RECOMMENDATION OF DIRECTORS

     FIRSTMERIT. The Board of Directors of FirstMerit has approved the Merger Agreement including the issuance of the FirstMerit Common and Series B Preferred Stock and the increase in the number of directors, and recommends the adoption of the Merger Agreement and the increase in the number of directors by the FirstMerit shareholders. See "BACKGROUND OF AND REASONS FOR
MERGER -- Recommendation of FirstMerit's Board of Directors."

     SIGNAL. The Board of Directors of Signal has approved the Merger Agreement and recommends the adoption of the Merger Agreement by the Signal shareholders. See "BACKGROUND OF AND REASONS FOR MERGER -- Recommendation of Signal's Board of Directors."

INTERESTS OF CERTAIN PERSONS IN MERGER

     Certain members of Signal's management and the Signal Board of Directors have interests in the Merger in addition to their interests as shareholders of Signal generally. Those interests relate to provisions in the Merger Agreement, among other provisions, regarding: (i) the appointment of Gary G. Clark, Chairman of the Board and Chief Executive Officer of Signal, to the FirstMerit
Board of Directors; (ii) change in control payments of $          , $
and $          expected to be made to Gary G. Clark, James J. Little and L.
Dwight Douce, respectively, subject to possible cut-back of such amounts if the receipt thereof would result in a penalty tax under Section 280G of the Code;
(iii) the assumption of outstanding Signal stock options by FirstMerit; and

(iv) the continuation of certain indemnification and limitation of liability provisions provided to Signal's and its subsidiaries' directors and officers by Signal and the subsidiaries. For a more detailed description of these and other interests of certain persons in the Merger, see "TERMS OF THE
MERGER -- Interests of Certain Persons in the Merger."

COMPARISON OF RIGHTS OF HOLDERS OF FIRSTMERIT COMMON STOCK AND SIGNAL COMMON
STOCK

     The rights of the holders of Signal Capital Stock are governed by the Ohio General Corporation Law ("OGCL"), Signal's Articles of Incorporation (the "Signal Articles") and Signal's Code of Regulations (the "Signal Regulations"). At the Effective Time, Signal's shareholders will become FirstMerit shareholders and their rights will continue to be governed thereafter by the OGCL, but also by FirstMerit's Amended and Restated Articles of Incorporation, as amended (the "FirstMerit Articles"), its Amended and Restated Code of Regulations (the "FirstMerit Regulations"), and the FirstMerit Shareholders Rights Agreement dated October 21, 1993, as amended and restated on May 20, 1998 ("FirstMerit Rights Agreement").

     The rights of a holder of Signal Common Stock are similar in most respects to the rights of a holder of FirstMerit Common Stock. FirstMerit Common Stock has associated rights which trade with the FirstMerit Common Stock, which arise pursuant to the terms of the FirstMerit Rights Agreement. Each share of FirstMerit Common Stock issued to shareholders of Signal in the Merger represents an interest in the FirstMerit Rights Agreement. The rights provide a shareholder of FirstMerit with the ability to acquire shares of capital stock of FirstMerit in the event of an attempted "takeover" of FirstMerit. The rights are not currently exercisable. All references to the FirstMerit Common Stock in this Joint Proxy Statement/Prospectus include the associated rights (the "Rights"). See "COMPARISON OF FIRSTMERIT AND SIGNAL CAPITAL STOCK."

MARKET PRICES FOR FIRSTMERIT AND SIGNAL COMMON STOCK

     FirstMerit Common Stock and Signal Common Stock are included for quotation on Nasdaq/NMS, under the symbols "FMER" and "SGNL," respectively. As of
            , 1998, the Signal Record Date, there were 69,522,670 shares of FirstMerit Common Stock outstanding and held by approximately 7,695 holders of record, and 11,777,374 shares of Signal Common Stock outstanding and held by approximately 3,800 holders of record.

     The information presented in the table below sets forth the closing prices as reported on Nasdaq/NMS for FirstMerit Common Stock and Signal Common Stock on August 10, 1998 (the last trading date preceding the public announcement of the Merger Agreement). In addition, the table indicates the closing sale prices as reported on Nasdaq/NMS for FirstMerit Common Stock and Signal Common Stock on
               , 1998, the most recent practicable date prior to the mailing of the Joint Proxy Statement/Prospectus. The "Equivalent Value Per Share" is calculated by multiplying the closing sale price of FirstMerit Common Stock on such dates by the Common Exchange Ratio of 1.32.

                                                              FIRSTMERIT    SIGNAL    EQUIVALENT
                                                                COMMON      COMMON      VALUE
                                                                STOCK       STOCK     PER SHARE
                                                              ----------    ------    ----------
August 10, 1998.............................................    $28.19      $28.00      $37.21
          , 1998............................................    $           $           $

     For additional information regarding the market prices and dividends paid on the FirstMerit Common Stock and Signal Common Stock during 1996, 1997 and 1998, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS -- Market Price;" and
"-- Dividends."

NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF SHARES OF FIRSTMERIT COMMON STOCK IF AND WHEN THE MERGER IS CONSUMMATED, OR WHEN THE SHARES OF FIRSTMERIT COMMON STOCK ARE ACTUALLY DELIVERED.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables present, for FirstMerit and Signal, selected consolidated financial data for the five year period ended December 31, 1997, and for Security First, selected consolidated financial data for the five year period ended March 31, 1998. Information presented for years ended 1997 and prior thereto for Security First is based on its fiscal years ended March 31, 1998, 1997, 1996, 1995 and 1994. Selected consolidated financial data for the six month periods ended June 30, 1998 and 1997 is also presented for FirstMerit, Security First and Signal. The selected consolidated financial data presented is unaudited, except for the following fiscal year end information: Statement of Income Data, Per Share Data and Balance Sheet Data.

     The information for FirstMerit has been derived from the consolidated financial statements of FirstMerit, including the unaudited consolidated financial statements of FirstMerit incorporated in this Joint Proxy Statement/Prospectus by reference to FirstMerit's Quarterly Report on Form 10-Q for the period ended June 30, 1998, as amended by Form 10-Q/A filed on August 26, 1998, and the audited consolidated financial statements of FirstMerit incorporated in this Joint Proxy Statement/Prospectus by reference to FirstMerit's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed on April 30, 1998, and should be read in conjunction therewith and with the notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     The information for Security First has been derived from the consolidated financial statements of Security First, including the unaudited financial statements for the three month period ended June 30, 1998, and the audited consolidated financial statements of Security First for the year ended March 31, 1998, and should be read in conjunction therewith and with the notes thereto. Information presented for the years ended 1997 and prior is based on Security First's fiscal years ended March 31, 1998, 1997, 1996, 1995 and 1994. Information presented for the six months ended June 30, 1998 and 1997 represents the results of Security First's fiscal fourth quarters ended March 31 added to results for Security First's fiscal first quarters ended June 30.

     The information for Signal has been derived from the consolidated financial statements of Signal, including the incorporated audited consolidated restated financial statements of Signal for the year ended December 31, 1997 and the incorporated unaudited interim financial statements for the six month period ended June 30, 1998, and should be read in conjunction therewith and with the notes thereto.

     Historical results are not necessarily indicative of results to be expected for any future period. With respect to FirstMerit, results for the six month period ended June 30, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "BUSINESS OF FIRSTMERIT -- Recent Transactions" for information concerning FirstMerit's pending acquisitions of Security First and Signal.

                             FIRSTMERIT CORPORATION

                                           SIX MONTHS ENDED
                                               JUNE 30,
                                              (UNAUDITED)                            YEARS ENDED DECEMBER 31,
                                        -----------------------   --------------------------------------------------------------
                                           1998         1997         1997         1996         1995         1994         1993
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Interest income.....................  $  211,708   $  200,777   $  407,825   $  411,745   $  416,627   $  371,018   $  361,208
  Interest expense....................      79,421       74,032      152,369      160,773      180,933      140,181      135,149
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income.................     132,287      126,745      255,456      250,972      235,694      230,837      226,059
  Provision for possible loan
    losses............................      10,906        9,194       21,593       17,751       19,763        4,624        8,056
  Non-interest income.................      50,207       39,394       83,578       82,496       68,517       70,656       71,909
  Non-interest expense................     104,973       95,326      191,080      209,702      227,779      193,410      187,945
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes..........      66,615       61,619      126,361      106,015       56,669      103,459      101,967
  Provision for federal income tax....      20,505       20,067       39,998       35,075       30,950       32,110       33,335
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income before extraordinary
    item..............................      46,110       41,552       86,363       70,940       25,719       71,349       68,632
  Extraordinary item (net of tax
    effect)...........................                                                           5,599
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income..........................  $   46,110   $   41,552   $   86,363   $   70,940   $   31,318   $   71,349   $   68,632
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:(1)
  Net income -- basic.................  $     0.74   $     0.66   $     1.38   $     1.09   $     0.47   $     1.07   $     1.03
  Net income -- diluted...............        0.73         0.65         1.36         1.08         0.47         1.07         1.03
  Dividends...........................        0.32         0.29         0.61         0.55         0.51         0.49         0.44
  Book value..........................        9.91         8.37         8.56         8.19         8.10         7.86         7.52
BALANCE SHEET DATA:
  Total assets........................  $6,179,390   $5,317,118   $5,307,461   $5,227,908   $5,596,621   $5,722,573   $5,179,298
  Loans...............................   4,295,933    3,877,685    3,834,875    3,655,998    3,770,366    3,687,889    3,135,866
  Allowance for possible loan
    losses............................      65,749       50,893       53,774       49,336       46,840       35,834       35,030
  Securities..........................   1,327,598    1,072,734    1,116,787    1,187,524    1,403,059    1,610,360    1,579,651
  Deposits............................   4,878,882    4,202,816    4,255,211    4,204,875    4,501,925    4,541,457    4,429,681
  Borrowings..........................     547,368      514,680      441,755      423,701      486,958      612,624      199,898
  Shareholders' equity................     646,013      517,160      530,336      523,707      542,881      523,319      500,121
PERFORMANCE RATIOS:(2)
  Return on average assets............        1.69%        1.61%        1.64%        1.29%        0.55%        1.32%        1.34%
  Return on average equity............       16.90%       16.37%       16.62%       13.44%        5.93%       13.86%       14.30%
  Net interest margin.................        5.25%        5.31%        5.25%        4.94%        4.53%        4.68%        4.90%
  Interest rate spread................        4.45%        4.56%        4.44%        4.18%        3.78%        4.15%        4.38%
  Non-interest income to average
    assets............................        1.84%        1.53%        1.59%        1.51%        1.21%        1.31%        1.41%
  Non-interest expense to average
    assets............................        3.84%        3.70%        3.64%        3.83%        4.03%        3.59%        3.67%
  Efficiency ratio(3).................       57.15%       56.56%       55.60%       59.10%       65.65%       62.14%       60.72%
ASSET QUALITY RATIOS:
  Non-performing loans to total
    loans.............................        0.37%        0.27%        0.35%        0.29%        0.37%        0.70%        0.85%
  Non-performing assets to total
    assets............................        0.26%        0.19%        0.26%        0.20%        0.25%        0.27%        0.26%
  Allowance for possible loan losses
    to total loans....................        1.53%        1.31%        1.40%        1.35%        1.24%        0.97%        1.12%
  Allowance for possible loan losses
    to non-performing loans...........      438.77%      521.66%      423.15%      471.75%      364.80%      229.00%      192.30%
  Net charge-offs to average
    loans(2)..........................        0.36%        0.41%        0.45%        0.40%        0.23%        0.11%        0.15%
CAPITAL RATIOS(4):
  Shareholders' equity to total
    assets............................       10.45%        9.73%        9.99%       10.02%        9.70%        9.14%        9.66%
  Leverage ratio(5)...................        8.75%        9.89%        9.66%        9.63%        9.66%        9.53%        9.43%
  Tier 1 capital to risk-weighted
    assets............................        9.68%       11.79%       12.30%       12.63%       14.53%       15.32%       16.18%

---------------

(1) Per share data has been restated to reflect all stock dividends and stock splits.

(2) Ratios for the six months ended June 30, 1998 and 1997 are stated on an annualized basis.

(3) The efficiency ratio is equal to non-interest expense less amortization of intangible assets divided by net interest income plus non-interest income less gains or losses on securities transactions.

(4) Ratios are calculated based on period-end balances.

(5) Leverage ratio is computed as a ratio of period-end assets less goodwill.

                              SECURITY FIRST CORP.

                                                    SIX MONTHS ENDED
                                                        JUNE 30,
                                                       (UNAUDITED)                      YEARS ENDED MARCH 31,
                                                   -------------------   ----------------------------------------------------
                                                     1998       1997       1998       1997       1996       1995       1994
                                                   --------   --------   --------   --------   --------   --------   --------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Interest income................................  $ 28,703   $ 26,289   $ 55,715   $ 49,178   $ 43,593   $ 39,410   $ 38,578
  Interest expense...............................    14,922     13,928     29,566     25,563     22,608     18,123     18,000
                                                   --------   --------   --------   --------   --------   --------   --------
  Net interest income............................    13,781     12,361     26,149     23,615     20,985     21,287     20,578
  Provision for possible loan losses.............       168        118        310        323        377        582        695
  Non-interest income............................     1,012        844      1,758      1,698      1,699      1,418      1,518
  Non-interest expense...........................     6,775      6,528     13,306     15,209     13,367     12,009     11,386
                                                   --------   --------   --------   --------   --------   --------   --------
  Income before income taxes.....................     7,850      6,559     14,291      9,781      8,940     10,114     10,015
  Provision for federal income tax...............     2,738      2,220      4,980      3,371      3,334      3,414      3,433
  Cumulative effect of accounting change.........                                                                       1,168
                                                   --------   --------   --------   --------   --------   --------   --------
  Net income.....................................  $  5,112   $  4,339   $  9,311   $  6,410   $  5,606   $  6,700   $  7,750
                                                   ========   ========   ========   ========   ========   ========   ========
PER SHARE DATA:(1)
  Net income -- basic............................  $   0.67   $   0.58   $   1.23   $   0.86   $   0.78   $   0.93   $   1.40
  Net income -- diluted..........................      0.60       0.52       1.11       0.78       0.70       0.82       1.15
  Dividends......................................      0.17       0.15       0.32       0.28       0.27       0.21       0.12
  Book value.....................................      8.77       8.12       8.56       7.92       7.35       6.90       7.33
BALANCE SHEET DATA:
  Total assets...................................  $696,462   $653,226   $685,482   $634,761   $547,227   $507,751   $476,910
  Loans and mortgage-backed securities...........   632,105    586,096    629,303    570,498    478,906    435,119    402,926
  Allowance for possible loan losses.............     5,287      5,018      5,189      4,968      4,572      4,283      3,973
  Securities.....................................    28,107     34,923     21,318     35,555     40,782     45,245     46,786
  Deposits.......................................   511,183    464,976    508,157    445,182    410,737    393,314    387,776
  Borrowings.....................................   109,195    120,100    105,107    123,700     76,858     59,347     47,513
  Shareholders' equity...........................    68,943     61,541     64,679     59,435     54,381     50,209     36,701
PERFORMANCE RATIOS:(2)
  Return on average assets.......................      1.48%      1.36%      1.39%      1.07%      1.07%      1.37%      1.64%
  Return on average equity.......................     15.62%     14.61%     14.92%     11.33%     10.64%     14.58%     23.23%
  Net interest margin............................      4.15%      4.02%      4.05%      4.12%      4.16%      4.57%      4.56%
  Interest rate spread...........................      3.81%      3.68%      3.70%      3.78%      3.80%      4.30%      4.39%
  Non-interest income to average assets..........      0.29%      0.26%      0.26%      0.28%      0.32%      0.29%      0.32%
  Non-interest expense to average assets.........      1.96%      2.04%      1.98%      2.55%      2.54%      2.46%      2.41%
  Efficiency ratio(3)............................     45.47%     48.76%     47.29%     49.52%     55.19%     50.18%     51.03%
ASSET QUALITY RATIOS:
  Non-performing loans to total loans............      0.68%      0.31%      0.46%      0.29%      0.53%      0.76%      0.92%
  Non-performing assets to total assets..........      0.62%      0.28%      0.42%      0.26%      0.47%      0.70%      0.83%
  Allowance for possible loan losses to total
    loans........................................      0.83%      0.85%      0.82%      0.87%      0.95%      0.98%      0.99%
  Allowance for possible loan losses to
    non-performing loans.........................    122.38%    274.50%    178.50%    302.37%    180.85%    128.70%    107.82%
  Net charge-offs (recoveries) to average
    loans(2).....................................      0.01%      0.01%      0.01%     (0.01%)     0.02%      0.07%      0.15%
CAPITAL RATIOS(4)(5):
  Shareholders' equity to total assets...........      9.90%      9.42%      9.44%      9.36%      9.94%      9.89%      7.70%
  Leverage ratio(6)..............................      7.64%      7.92%      7.45%      7.92%      8.42%      8.74%      7.87%
  Tier 1 capital to risk-weighted assets.........     10.69%     11.40%     10.21%     11.39%     12.65%     13.24%     11.76%

---------------

(1) Per share data has been restated to reflect all stock dividends and stock splits.

(2) Ratios for the six months ended June 30, 1998 and 1997 are stated on an annualized basis.

(3) The efficiency ratio is equal to non-interest expense less amortization of intangible assets divided by net interest income plus non-interest income less gains or losses on securities transactions.

(4) Ratios are calculated based on period-end balances.

(5) Capital ratios for Security First's principal subsidiary, Security Federal Savings & Loan, only.

(6) Leverage ratio is computed as a ratio of period-end assets less goodwill.

                                  SIGNAL CORP

                                           SIX MONTHS ENDED
                                               JUNE 30,
                                              (UNAUDITED)                            YEARS ENDED DECEMBER 31,
                                        -----------------------   --------------------------------------------------------------
                                           1998         1997         1997         1996         1995         1994         1993
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:(1)
  Interest income.....................  $   68,368   $   53,912   $  119,653   $  101,169   $   88,709   $   72,709   $   66,235
  Interest expense....................      43,391       34,707       76,512       63,007       53,765       39,945       36,809
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income.................      24,977       19,205       43,141       38,162       34,944       32,764       29,426
  Provision for possible loan
    losses............................       3,234          657        1,615        1,259          918          801        1,848
  Non-interest income.................      15,240       11,926       30,075       18,957        5,133        3,719        7,152
  Non-interest expense................      32,775       15,832       41,479       35,451       19,781       18,787       16,656
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes..........       4,208       14,642       30,122       20,409       19,378       16,895       18,074
  Provision for federal income tax....       1,831        5,037       11,088        7,549        6,853        5,601        6,271
  Cumulative effect of accounting
    change............................                                                                                       451
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income..........................  $    2,377   $    9,605   $   19,034   $   12,860   $   12,525   $   11,294   $   12,254
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:(2)
  Net income -- basic.................  $     0.18   $     1.01   $     1.93   $     1.29   $     1.30   $     1.21   $     1.14
  Net income -- diluted...............        0.18         0.82         1.57         1.09         1.08         1.01         1.00
  Dividends...........................        0.20         0.17         0.34         0.30         0.27         0.22         0.14
  Book value..........................       12.51        14.07        13.43        14.91        16.80        15.71        14.91
BALANCE SHEET DATA:
  Total assets........................  $1,912,225   $1,614,566   $1,832,387   $1,486,168   $1,279,391   $1,147,607   $  979,632
  Loans...............................   1,226,851      979,214    1,166,938      922,009      769,086      685,862      522,908
  Allowance for possible loan
    losses............................      10,191        7,487        8,773        5,783        5,466        5,904        6,745
  Securities..........................     483,690      487,225      452,222      399,714      423,927      414,345      358,338
  Deposits............................   1,305,086      932,204    1,256,896      939,538      828,447      752,484      706,358
  Borrowings..........................     417,097      524,540      394,968      398,868      313,192      273,180      168,379
  Shareholders' equity................     155,912      136,149      152,597      128,341      124,156      113,127       95,936
PERFORMANCE RATIOS:(3)
  Return on average assets............        0.25%        1.26%        1.14%        0.92%        1.04%        0.95%        1.23%
  Return on average equity............        3.07%       14.58%       13.56%       10.08%       10.54%        9.30%       13.11%
  Net interest margin.................        2.84%        2.64%        2.77%        2.85%        2.99%        3.25%        3.36%
  Interest rate spread................        2.54%        2.29%        2.41%        2.50%        2.54%        2.89%        3.04%
  Non-interest income to average
    assets............................        1.61%        1.56%        1.80%        1.35%        0.43%        0.36%        0.78%
  Non-interest expense to average
    assets............................        3.47%        2.08%        2.49%        2.52%        1.64%        1.80%        1.82%
  Efficiency ratio(4).................       60.01%       48.72%       52.55%       51.33%       48.39%       51.50%       45.54%
ASSET QUALITY RATIOS:
  Non-performing loans to total
    loans.............................        0.61%        0.59%        0.73%        0.64%        0.45%        0.88%        1.23%
  Non-performing assets to total
    assets............................        0.40%        0.36%        0.47%        0.40%        0.28%        0.53%        0.73%
  Allowance for possible loan losses
    to total loans....................        0.82%        0.76%        0.75%        0.63%        0.70%        0.85%        1.16%
  Allowance for possible loan losses
    to non-performing loans...........         134%         130%         103%          98%         154%          97%          94%
  Net charge-offs to average
    loans(2)..........................        0.31%        0.09%        0.11%        0.11%        0.18%        0.26%        0.14%
CAPITAL RATIOS(5):
  Shareholders' equity to total
    assets............................        8.15%        8.43%        8.33%        8.64%        9.70%        9.86%        9.79%
  Leverage ratio(6)...................        8.91%         N/A         5.23%         N/A          N/A          N/A          N/A
  Tier 1 capital to risk-weighted
    assets............................       11.77%         N/A         8.18%         N/A          N/A          N/A          N/A

---------------

N/A -- Not available.

(1) Results for the six months ended June 30, 1998 contain certain merger charges and other non-recurring items.

(2) Per share data has been restated to reflect all stock dividends and stock splits.

(3) Ratios for the six months ended June 30, 1998 and 1997 are stated on an annualized basis.

(4) The efficiency ratio is equal to non-interest expense less amortization of intangible assets divided by net interest income plus non-interest income less gains or losses on securities transactions.

(5) Ratios are calculated based on period-end balances.

(6) Leverage ratio is computed as a ratio of period-end assets less goodwill.

                           HISTORICAL FINANCIAL DATA

     The following Signal balance sheet information as of December 31, 1997, and income statement information for the periods ended June 30, 1998 and December 31, 1997 have been derived from the consolidated financial statements of Signal incorporated by reference from FirstMerit's Current Report on Form 8-K filed with the Commission on August 31, 1998.

                                  SIGNAL CORP
                           CONSOLIDATED BALANCE SHEET

                                                                    AS OF
                                                              DECEMBER 31, 1997
                                                              -----------------
                                                               (IN THOUSANDS)
ASSETS:
Cash and due from banks.....................................     $   34,393
Investment securities.......................................        452,222
Loans held for sale.........................................         90,379
Loans and leases receivable.................................      1,175,711
Allowance for possible loan losses..........................         (8,773)
Accrued interest receivable and other assets................         88,455
                                                                 ----------
          Total assets......................................     $1,832,387
                                                                 ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits....................................................     $1,256,896
Short-term borrowings.......................................        124,275
Long-term debt..............................................        270,693
Other liabilities...........................................         27,926
                                                                 ----------
          Total liabilities.................................      1,679,790
                                                                 ----------
Shareholders' equity:
  Preferred stock...........................................          9,917
  Common stock..............................................          9,748
  Treasury stock............................................         (7,984)
  Additional paid-in capital................................         63,725
  Retained earnings.........................................         75,947
  Securities equity valuation...............................          1,244
                                                                 ----------
          Total shareholders' equity........................        152,597
                                                                 ----------
          Total liabilities and shareholders' equity........     $1,832,387
                                                                 ==========

                                  SIGNAL CORP
                        CONSOLIDATED STATEMENT OF INCOME

                                                              SIX MONTHS ENDED        YEAR ENDED
                                                                JUNE 30, 1998     DECEMBER 31, 1997
                                                              -----------------   ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.............................................       $68,368             $119,653
Interest expense............................................        43,391               76,512
                                                                   -------             --------
  Net interest income.......................................        24,977               43,141
Allowance for possible loan losses..........................         3,234                1,615
                                                                   -------             --------
  Net interest income after allowance for possible loan
     losses.................................................        21,743               41,526
                                                                   -------             --------
Other income................................................        15,240               30,075
Other expenses..............................................        32,775               41,479
                                                                   -------             --------
  Income before income taxes................................         4,208               30,122
                                                                   -------             --------
Provision for income taxes..................................         1,831               11,088
                                                                   -------             --------
Net income..................................................         2,377               19,034
Preferred stock dividends...................................           349                1,584
                                                                   -------             --------
Net income applicable to common shares......................       $ 2,028             $ 17,450
                                                                   =======             ========
Net income per common share.................................       $  0.18             $   1.93
Net income per diluted share................................       $  0.18             $   1.57
Weighted-average basic common shares outstanding............        11,339                9,051
Weighted-average diluted common shares outstanding..........        11,339               12,151

                     COMPARATIVE PER SHARE DATA (UNAUDITED)

     For the periods indicated, the following table sets forth common share book value, cash dividends paid, and net income (unaudited) of (a) FirstMerit on a historical basis, (b) Signal on a historical basis, (c) Security First on a historical basis, (d) FirstMerit, Security First and Signal on a pro forma combined basis, and (e) FirstMerit, Security First and Signal on a pro forma combined adjusted basis that gives effect to the merger. The pro forma data in the table assumes that each of the acquisitions of Security First and Signal are treated as a pooling-of-interest for accounting purposes. The pro forma dividends per share are assumed to be the same as FirstMerit's historical dividends per share. The selected annual historical data for each entity coincides with their respective fiscal years, which were years ended December 31 for FirstMerit and Signal and years ended March 31 for Security First, and the selected unaudited interim historical financial data for each entity, including Security First, is based on the six month periods ended June 30, 1998 and 1997. Information presented for years ended 1997 and prior thereto for Security First is based on its fiscal years ended March 31, 1998, 1997, 1996, 1995 and 1994. Upon consummation of the Security First and Signal mergers, the fiscal year of the combined company will be December 31. Accordingly, historical financial statements of the combined company subsequent to the Security First and Signal mergers will include the financial information of Security First on a calendar year basis.

     The following information should be read in conjunction with the historical selected financial information of FirstMerit, CoBancorp, Security First and Signal and the pro forma condensed combined financial information giving effect to the Security First and Signal mergers included elsewhere in the Joint Proxy Statement/Prospectus.

     THE INFORMATION PRESENTED BELOW IS NOT NECESSARILY INDICATIVE OF THE RESULTS WHICH ACTUALLY WOULD HAVE BEEN OBTAINED IF THE SECURITY FIRST AND SIGNAL MERGERS HAD BEEN CONSUMMATED IN THE PAST OR WHICH MAY BE OBTAINED IN THE FUTURE.

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,              YEARS ENDED
                                                             ----------------    -----------------------
                                                              1998      1997     1997     1996     1995
                                                             ------    ------    -----    -----    -----
HISTORICAL PER SHARE DATA:
FIRSTMERIT
Net income per basic common share..........................  $ 0.74    $ 0.66    $1.38    $1.09    $0.47
Net income per diluted common share........................    0.73      0.65     1.36     1.08     0.47
Cash dividends paid per common share.......................    0.32      0.29     0.61     0.55     0.51
Book value per common share (period end)...................    9.91      8.29     8.56     8.19     8.10
SECURITY FIRST
Net income per basic common share..........................    0.67      0.58     1.23     0.86     0.78
Net income per diluted common share........................    0.60      0.52     1.11     0.78     0.70
Cash dividends paid per common share.......................    0.17      0.15     0.32     0.28     0.27
Book value per common share (period end)...................    8.77      8.12     8.56     7.92     7.35
SIGNAL(1)
Net income per basic common share..........................    0.18      1.01     1.93     1.29     1.30
Net income per diluted common share........................    0.18      0.82     1.57     1.09     1.08
Cash dividends paid per common share.......................    0.20      0.17     0.34     0.30     0.27
Book value per common share (period end)...................   12.51     14.07    13.43    14.91    16.80
PRO FORMA COMBINED
Net income per basic common share(2)(3)....................    0.59      0.63     1.30     1.06     0.57
Net income per diluted common share(2)(3)..................    0.59      0.60     1.24     1.02     0.55
Cash dividends paid per common share(4)....................    0.32      0.29     0.61     0.55     0.51
Book value per common share (period end)...................    9.07      8.54     9.01     8.41     8.33
PRO FORMA COMBINED ADJUSTED
Net income per basic common share(2)(3)....................    0.59      0.62     1.28     1.05     0.49
Net income per diluted common share(2)(3)..................    0.58      0.60     1.22     1.01     0.48
Cash dividends paid per common share(4)....................    0.32      0.29     0.61     0.55     0.51
Book value per common share (period end)...................    9.21      8.70     9.16     8.57     8.49

---------------

(1) Signal's results for the six months ended June 30, 1998, contain certain merger charges and other non-recurring items.

(2) FirstMerit actual cash dividends per share used in pro forma combined presentation.

(3) The Pro Forma Condensed Combined net income and Pro Forma Condensed Combined net income per basic and diluted share excludes $724,000 of extraordinary expenses (net of tax) for merger related costs included in the December 31, 1997 CoBancorp financial statements.

(4) The Pro Forma Condensed Combined net income and Pro Forma Condensed Combined net income per basic and diluted share excludes $5.6 million of extraordinary income (net of tax) on the disposition of assets after business acquisition included in the December 31, 1995 FirstMerit financial statements.

                           ACQUIRING PERSON STATEMENT

     Consummation of the proposed Merger of Signal with and into FirstMerit in accordance with the terms of the Merger Agreement requires compliance with the Acquisition Act. The Acquisition Act requires the advance approval of the shareholders of an "Issuing Public Corporation" prior to the purchase of a controlling interest in such corporation. Signal is an Issuing Public Corporation within the meaning of the Acquisition Act and therefore the transactions contemplated by the Merger Agreement must be approved under the Acquisition Act. A vote "for" adoption of the Merger Agreement will also constitute an affirmative vote to authorize the acquisition of 100% of the outstanding shares of Signal Common Stock by FirstMerit as required by the Acquisition Act.

     Presented below is FirstMerit's Acquiring Person Statement as required by the Acquisition Act. FirstMerit submitted its Acquiring Person Statement to Signal on the date this Joint Proxy Statement/Prospectus was first mailed to Signal shareholders. In addition to a majority vote of the outstanding shares of Signal Common Stock entitled to vote in the election of directors, approval under the Acquisition Act requires the favorable vote of a majority of the shares entitled to vote in the election of directors represented at the meeting in person or by proxy excluding any "interested shares," which are defined to include shares in respect of which FirstMerit, any corporate officer of Signal and any employee of Signal who is also a director of Signal may exercise or direct the exercise of the voting power of Signal in the election of its directors. In addition "interested shares" are defined to include those acquired by any person after the first date of public disclosure (August 11, 1998) of the Merger and prior to the date of the Signal Meeting, provided such person has paid over $250,000 for such purchased shares or such purchased shares represents greater than .05% of the outstanding shares of the Issuing Public Corporation.
As of the Signal Record Date, FirstMerit owned                shares of Signal
Common Stock. Officers and employees of Signal who are interested shareholders within the meaning of the Acquisition Act own 1,624,390 shares of Signal Common Stock. Neither Signal nor FirstMerit are aware of any other shares of Signal Common Stock which could be considered as held by an interested shareholder as defined by the Acquisition Act. Therefore approval of the proposed acquisition of a controlling interest in Signal by FirstMerit under the provisions of the
Acquisition Act requires the affirmative vote of                shares of Signal
Common Stock which represents a majority of the shares entitled to vote in the
election of directors and                shares of Signal Common Stock in
connection with the vote which excludes interested shares, as defined by the Acquisition Act.

     FirstMerit's Acquiring Person Statement under the Ohio Control Share Acquisition Act is as follows:

          1. The identity of the Acquiring Person is FirstMerit Corporation, Akron, Ohio.

          2. This Statement is given pursuant to ORC Section 1701.831(B).

          3. FirstMerit owns no shares of Signal Common Stock.

          4. If the proposed Merger is consummated, FirstMerit will acquire 100% of the voting power of Signal Common Stock.

          5. FirstMerit proposes to acquire Signal in a merger transaction pursuant to and in accordance with the provisions of ORC Section 1701.78 and the Merger Agreement. The Merger Agreement is incorporated into this Acquiring Person Statement as if fully restated herein.

     The proposed control share acquisition, if consummated, will not be contrary to law, and FirstMerit has the financial capacity to make the proposed control share acquisition.

                        SPECIAL MEETINGS OF SHAREHOLDERS

FIRSTMERIT MEETING

     Place, Time and Date.  The FirstMerit Meeting will be held at
               , located at                , Akron, Ohio at 10:00 A.M., local
time, on                            , 1998. This Joint Proxy Statement/
Prospectus is being sent to holders of FirstMerit Common Stock and accompanies a form of proxy (the "FirstMerit Proxy") which is being solicited by the FirstMerit Board for use at the FirstMerit Meeting and at any and all adjournments or postponements thereof.

     Matters to Be Considered. At the FirstMerit Meeting, holders of shares of FirstMerit Common Stock will vote on (i) the adoption of the Merger Agreement, including the issuance of shares of FirstMerit Common Stock and FirstMerit Series B Preferred Stock, contemplated thereby; and (ii) to set the number of directors at 21, increasing such number by three. FirstMerit shareholders will also consider and vote upon such other matters as may properly be brought before the FirstMerit Meeting. As of the date hereof, the FirstMerit Board knows of no business that will be presented for consideration at the FirstMerit Meeting other than the matters described in this Joint Proxy Statement/Prospectus.

     FirstMerit Record Date.  The FirstMerit Board has fixed the close of
business on             , 1998 (the "FirstMerit Record Date") as the date for
determining holders of FirstMerit Common Stock who will be entitled to notice of, and to vote at the FirstMerit Meeting. As of the FirstMerit Record Date there were outstanding and entitled to vote at the FirstMerit Meeting 69,522,670 shares of FirstMerit Common Stock. Each holder of record of shares of FirstMerit Common Stock on the FirstMerit Record Date will be entitled to cast one vote per share at the FirstMerit Meeting. Such vote may be exercised in person or by properly executed proxy.

     Vote Required.  The affirmative vote of the holders of two-thirds of the
outstanding shares of FirstMerit Common Stock, being                shares of
FirstMerit Common Stock, is required for adoption of the Merger Agreement, including the issuance of shares of FirstMerit Common Stock and FirstMerit Series B Preferred Stock contemplated thereby; and the affirmative vote of the holders of a majority of the outstanding shares of FirstMerit Common Stock,
being                shares of FirstMerit Common Stock, is required to set the
number of directors at 21. As of the FirstMerit Record Date, the directors and executive officers of FirstMerit and their affiliates beneficially owned in the
aggregate                shares of FirstMerit Common Stock (excluding
               shares underlying stock options currently exercisable or which
will become exercisable within 60 days of             , 1998), or approximately
     % of the then outstanding shares of FirstMerit Common Stock entitled to vote at the FirstMerit Meeting.

     Quorum; Broker Non-Votes. The required quorum for the transaction of business at the FirstMerit Meeting is a majority of the shares of FirstMerit Common Stock, issued and outstanding on the FirstMerit Record Date, which must be present in person or represented by proxy at the FirstMerit Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the FirstMerit Meeting for purposes of determining the presence of a quorum. Therefore, abstentions and broker non-votes will have the same effect as votes against adoption of the Merger Agreement and the proposal to increase the number of directors.

     If a quorum is not obtained, or if fewer shares of FirstMerit Common Stock than the number required therefor are voted in favor of the adoption of the Merger Agreement, the FirstMerit Meeting may be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the FirstMerit Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the FirstMerit Meeting, except for any proxies that have theretofore effectively been revoked or withdrawn.

     Proxies. Shares of FirstMerit Common Stock represented by properly executed proxies received prior to or at the FirstMerit Meeting will, unless such proxies have been revoked, be voted at the FirstMerit Meeting and any adjournments or postponements thereof, in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed FirstMerit Proxy, the shares will be voted FOR adoption of the Merger Agreement and FOR approval of the proposal to increase the number of directors of FirstMerit to 21.

     Any FirstMerit Proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of FirstMerit at or before the FirstMerit Meeting a written notice of revocation bearing a later date than the FirstMerit Proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of FirstMerit at or before the FirstMerit Meeting, or (iii) attending the FirstMerit Meeting and voting in person (although attendance at the FirstMerit Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Terry E. Patton, Secretary, FirstMerit Corporation, III Cascade Plaza, Akron, Ohio 44308.

     If any other matters are properly presented at the FirstMerit Meeting for consideration, the persons named in the FirstMerit Proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the FirstMerit Board knows of no such other matters.

     In addition to solicitation by mail, directors, officers and employees of FirstMerit, who will not be specifically compensated for such services, may solicit proxies from the shareholders of FirstMerit, personally or by telephone, telegram or other forms of communication. FirstMerit has engaged Georgeson & Company Inc. ("Georgeson") to assist FirstMerit in distributing proxy materials and contacting record and beneficial owners of FirstMerit Common Stock.
FirstMerit has agreed to pay Georgeson approximately $          plus
out-of-pocket expenses for its services to be rendered on behalf of FirstMerit. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. FirstMerit will bear its own expenses in connection with the solicitation of proxies for the FirstMerit Meeting.

     HOLDERS OF FIRSTMERIT COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FIRSTMERIT PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     Proposal to Increase Number of Directors. The FirstMerit Regulations presently provide that the number of directors shall not be greater than 24, divided into three classes, which classes are to be as equal as possible. The shareholders of FirstMerit at the 1995 Special Meeting of Shareholders fixed the number of directors at 18. The FirstMerit Regulations provide that the shareholders have the sole authority to fix the number of directors, as long as such number does not exceed 24. The FirstMerit Board is proposing that the current number of 18 directors be increased by three to 21.

     Although there currently exists one vacancy on the Board, pursuant to the terms of the agreement between FirstMerit and Security First, FirstMerit has agreed to appoint Mr. Charles F. Valentine to the FirstMerit Board immediately upon the effectiveness of the merger of Security First with and into FirstMerit. It is contemplated that the Security First merger will take place early in the fourth quarter of 1998. Mr. Valentine's appointment would leave no vacancies on the FirstMerit Board.

     Pursuant to the terms of the Merger Agreement, FirstMerit has agreed to appoint Gary G. Clark to the FirstMerit Board at the Effective Time. Assuming approval of the proposal, with the appointment of Mr. Clark, two vacancies would remain. As a matter of corporate policy, the Board believes it is important to maintain vacancies on the Board. This would allow a majority of the Board, pursuant to Article III, Section 3 of the Regulations, to appoint individual(s) to the Board. Such a need could occur, as example, as part of the terms of a future acquisition, or in the event the Board finds a highly qualified candidate for the Board and believes it is important to appoint such person prior to the next Annual Shareholder meeting. Any such person appointed would serve the remaining term of such position, which could exceed one year.

RECOMMENDATION OF FIRSTMERIT'S BOARD OF DIRECTORS

     The FirstMerit Board has approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is in the best interests of FirstMerit and its shareholders. For a discussion of the factors considered by the FirstMerit Board in reaching its decision to approve the Merger Agreement, see "BACKGROUND OF AND REASONS FOR MERGER -- Reasons for
Merger -- FirstMerit." The Board has also determined that the proposal to increase the number of directors to 21 is in the best interests of FirstMerit.

     THE BOARD OF DIRECTORS OF FIRSTMERIT RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE INCREASE IN THE NUMBER OF DIRECTORS.

SIGNAL MEETING

     Place, Time and Date. The Signal Meeting will be held at the Black Tie Affair Conference Center, located at 50 Riffel Road, Wooster, Ohio at 9:00 a.m.,
local time, on                            , 1998. This Joint Proxy
Statement/Prospectus is being sent to holders of Signal Common Stock and accompanies a form of proxy (the "Signal Proxy") which is being solicited by the Signal Board for use at the Signal Meeting and at any and all adjournments or postponements thereof. The Joint Proxy Statement/Prospectus is also being sent for informational purposes to the holders of Signal Preferred Stock. The holders of Signal Preferred Stock are entitled to notice of the Merger, but are not entitled to vote at the Signal Meeting.

     Matters to Be Considered. At the Signal Meeting, holders of shares of Signal Common Stock will vote on the adoption of the Merger Agreement pursuant to Sections 1701.78 and 1701.831 of the ORC, pursuant to which Signal will merge with and into FirstMerit. Holders of Signal Common Stock will also consider and vote upon such other matters as may properly be brought before the Signal Meeting. As of the date hereof, the Signal Board knows of no business that will be presented for consideration at the Signal Meeting other than the matters described in this Joint Proxy Statement/Prospectus.

     Signal Record Date.  The Signal Board has fixed the close of business on
            , 1998 (the "Signal Record Date") as the date for determining holders of Signal Common Stock who will be entitled to notice of, and to vote at the Signal Meeting. As of the Signal Record Date there were outstanding and entitled to vote at the Signal Meeting 11,777,374 shares of Signal Common Stock. Each holder of record of shares of Signal Common Stock on the Signal Record Date will be entitled to cast one vote per share at the Signal Meeting. Such vote may be exercised in person or by properly executed proxy.

     Vote Required.  The affirmative vote of the holders of a majority of the
outstanding shares of Signal Common Stock being                shares of Signal
Common Stock is required for adoption of the Merger Agreement, as well as under the Acquisition Act, a favorable vote of a majority of the shares entitled to vote in the election of directors present at the Signal Meeting in person or by proxy excluding any Interested Shares, which are defined to include shares in respect of which FirstMerit, any corporate officer of Signal and any employee of Signal who is also a director of Signal may exercise or direct the exercise of voting power of Signal in the election of its directors. In addition "Interested Shares" are defined to include those acquired by any person (i) after the first date of public disclosure (August 11, 1998) of the Merger and prior to the date of the Signal Meeting, provided such person has paid over $250,000 for such purchased shares or such purchased shares represents greater than .05% of the outstanding shares of the Issuing Public Corporation, and (ii) that transfers of such shares for valuable consideration after the record date established by the directors, if accompanied by the voting power in form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise. As of the Signal Record Date, FirstMerit owned no shares of Signal Common Stock. Officers and employees of Signal own 1,624,390 Interested Shares. Neither Signal nor FirstMerit are aware of any other shares of Signal Common Stock which could be considered as held by an interested shareholder as defined by the Acquisition Act. Therefore approval of the proposed acquisition of a controlling interest in Signal by FirstMerit under the provisions of the Acquisition Act requires the
affirmative vote of                shares of Signal Common Stock which
represents a majority of the shares entitled to vote in the election of
directors and                shares of Signal Common Stock in connection with
the vote which excludes Interested Shares, as defined by the Acquisition Act. As of the Signal Record Date, the directors and executive officers of Signal and their affiliates beneficially owned in the aggregate 2,845,947 shares of Signal Common Stock (including 401,645 shares underlying stock options currently
exercisable or which will become exercisable within 60 days of             ,
1998 and 176,903 shares issuable upon conversion of shares of Signal's Preferred Stock), or approximately 24.16% of the then outstanding shares of Signal Common Stock entitled to vote at the Signal Meeting. As of such date, neither FirstMerit, nor the directors and executive officers of FirstMerit and their affiliates, beneficially owned any shares of Signal Common Stock.

     Quorum; Broker Non-Votes. The required quorum for the transaction of business at the Signal Meeting is any number of the shares of Signal Common Stock, issued and outstanding on the Signal Record Date, which must be present in person or represented by proxy at the Signal Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the Signal Meeting for purposes of determining the presence of a quorum. Therefore, abstentions and broker non-votes will have the same effect as votes against adoption of the Merger Agreement and authorization under the Acquisition Act.

     If a quorum is not obtained, or if fewer shares of Signal Common Stock than the number required therefor are voted in favor of the adoption of the Merger Agreement and approval under the Acquisition Act, the Signal Meeting may be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Signal Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Signal Meeting, except for any proxies that have theretofore effectively been revoked or withdrawn.

     Proxies. Shares of Signal Common Stock represented by properly executed proxies received prior to or at the Signal Meeting will, unless such proxies have been revoked, be voted at the Signal Meeting and any adjournments or postponements thereof, in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed Signal Proxy, the shares will be voted FOR adoption of the Merger Agreement

     Any Signal Proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Signal at or before the Signal Meeting a written notice of revocation bearing a later date than the Signal Proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Signal at or before the Signal Meeting, or (iii) attending the Signal Meeting and voting in person (although attendance at the Signal Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to L. Dwight Douce, Secretary, Signal Corp, 135 East Liberty Street, Wooster, Ohio 44691. PLEASE DO NOT FORWARD ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS.

     If any other matters are properly presented at the Signal Meeting for consideration, the persons named in the Signal Proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Signal Board knows of no such other matters.

     In addition to solicitation by mail, directors, officers and employees of Signal, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Signal, personally or by telephone, telegram or other forms of communication. Signal has engaged Regan & Associates, Inc. ("Regan") to assist Signal in distributing proxy materials and contacting record and beneficial owners of Signal Common Stock. Signal has agreed to pay Regan approximately $5,500 plus out-of-pocket expenses for its services to be rendered on behalf of Signal. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Signal will bear its own expenses in connection with the solicitation of proxies for the Signal Meeting. See "The Merger--Expenses."

     HOLDERS OF SIGNAL COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING SIGNAL PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     Dissenters' Rights. Holders of Signal Common Stock who so desire are entitled to relief as dissenting shareholders under Section 1701.84 of the ORC. A shareholder of Signal, however, will be entitled to such relief only if he complies strictly with all of the procedural and other requirements of Section 1701.85 of the ORC. See, "RIGHTS OF DISSENTING SHAREHOLDERS," and the copy of
Section 1701.85 attached hereto as Appendix D.

RECOMMENDATION OF SIGNAL'S BOARD OF DIRECTORS

     The Signal Board has approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Signal and its shareholders. For a discussion of the factors considered by the Signal Board in reaching its decision to approve the Merger Agreement, see "BACKGROUND OF AND REASONS FOR MERGER -- Reasons for
Merger -- Signal."

     THE BOARD OF DIRECTORS OF SIGNAL RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

                      BACKGROUND OF AND REASONS FOR MERGER

REASONS FOR MERGER -- FIRSTMERIT

     After careful review and consideration, FirstMerit's Board of Directors approved the terms of the Merger and Merger Agreement. The Merger with Signal represents the continued realization of FirstMerit's long-standing philosophy of acquiring retail oriented financial institutions with dominant market share for continued customer growth. The Merger will expand FirstMerit's existing banking operations in its major Northern Ohio markets, providing both stronger market positions and opportunities to achieve efficiencies for the combined operations in those markets.

     In approving the Merger, FirstMerit's Board of Directors reviewed a number of factors, including certain risks of the Merger and Merger Agreement, with a view to increasing shareholder value in the intermediate and long term. These factors included the analysis and advice of FirstMerit's management and outside advisors on the due diligence review of Signal and their analysis and advice on the financial and strategic implications of the Merger. Some of the significant strategic matters considered by FirstMerit's Board of Directors and management included the analysis and advice that the Merger will result in (a) anticipated cost savings attributable to consolidation of operations, increased efficiencies, economies of scale, and related factors, (b) improved positions in FirstMerit's major markets, and (c) a combined entity with increased financial resources. Certain risks of the Merger considered by FirstMerit's Board and senior management included Signal's loan quality, litigation, regulatory, and other legal contingencies, the uncertainties inherent in any combination of two companies, and the effort that would be necessary to achieve the anticipated cost savings and enhanced revenues. FirstMerit believes that its prior successful experience in effecting mergers will assist it in achieving the anticipated cost savings and enhanced revenues.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger, the FirstMerit Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

     During the review process, FirstMerit's senior management believed it could achieve cost reductions over time through consolidating the operations of Signal, especially where those operations will overlap or become redundant, and by achieving greater efficiencies. See "TERMS OF MERGER -- Conduct of Signal's Business Pending the Merger." The cost reductions are expected to result from consolidation of certain facilities, elimination of duplicate data processing and other corporate overhead, and consolidation of other operations. While FirstMerit believes that these anticipated cost reductions are realistic and achievable, no assurance can be given that the cost reductions, in fact, will be achieved, or will be achieved within the time frame planned by FirstMerit, or that any cost savings which are achieved will not be offset by declining revenues or other charges to earnings. In the event that such cost reductions are not achieved, or are not achieved within the time frame planned by FirstMerit, there would be a reduction in FirstMerit's anticipated earnings on a combined basis after the Merger.

OPINION OF FIRSTMERIT'S FINANCIAL ADVISOR

     On August 10, 1998, Goldman Sachs delivered its written opinion to the Board of Directors of FirstMerit that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to FirstMerit. Goldman Sachs has also delivered a written opinion dated the date of this Joint Proxy Statement/Prospectus that as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to FirstMerit.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED THE DATE OF THIS JOINT PROXY STATEMENT/ PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS APPENDIX C TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF FIRSTMERIT ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinions, Goldman Sachs reviewed, among other things, the Merger Agreement; the Annual Reports to Shareholders and Annual Reports on Form 10-K of FirstMerit and Signal for the five years ended December 31, 1997; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of FirstMerit and Signal; certain other communications from FirstMerit and Signal to their respective shareholders; certain internal financial analyses and forecasts for FirstMerit and Signal prepared by their respective managements; and certain internal financial forecasts for FirstMerit and Signal, prepared by the management of FirstMerit, on a combined basis after giving effect to the Merger, including projections with respect to cost savings and operating synergies resulting from the Merger. Goldman Sachs also held discussions with members of the senior management of FirstMerit and Signal regarding the past and current business operations, financial condition, and future prospects of their respective companies and as combined pursuant to the Merger. In addition, Goldman Sachs reviewed the reported price and trading activity for FirstMerit Common Stock and Signal Common Stock, compared certain financial and stock market information for FirstMerit and Signal with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking and thrift industries specifically and other industries generally and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs has relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed that the financial forecasts prepared by FirstMerit, including, without limitation, projected cost savings and operating synergies resulting from the Merger and projections regarding under-performing and non-performing assets and net charge-offs, were reasonably prepared on a basis reflecting the best currently available judgments and estimates of FirstMerit and that such forecasts will be realized in the amounts and at the times contemplated thereby. Goldman Sachs also assumed, in evaluating the loan portfolios of FirstMerit and Signal, that the allowances for losses with respect thereto for each of FirstMerit and Signal are in the aggregate adequate to cover such losses. In addition, Goldman Sachs has not reviewed individual credit files of FirstMerit or Signal and has not made an independent evaluation or appraisal of the assets and liabilities of FirstMerit or Signal, and Goldman Sachs has not been furnished with any such evaluation or appraisal.

     The opinions of Goldman Sachs referred to herein were provided for the information and assistance of the Board of Directors of FirstMerit in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinions do not constitute a recommendation as to how any holder of FirstMerit Common Stock should vote with respect to such transaction. Goldman Sachs has consented to the references to its opinions and to the inclusion of its opinion dated the date hereof in this Joint Proxy Statement/Prospectus as Appendix C hereto. In giving such consent, Goldman Sachs does not thereby admit that it comes within the category of persons whose consent is required under
Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

     The following is a summary of certain of the financial analyses provided to FirstMerit's Board of Directors in a presentation on August 8, 1998 by Goldman Sachs in connection with rendering its written opinion to the FirstMerit Board dated August 10, 1998.

          (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Signal Common Stock on a daily basis for the past year and on a monthly basis for the past five years. This analysis showed that the closing market price of Signal Common Stock ranged from approximately $24.75 per share to approximately $39.20 per share, with a closing price of $26.31 on August 6, 1998. Goldman Sachs also reviewed the ratios of stock price to earnings ("P/E Ratio") for Signal Common Stock over the past five years, and compared this ratio with the P/E Ratios of FirstMerit, a selected group of banks and thrifts, and the S&P 500 Index over the same period. This analysis indicated that the P/E Ratio for Signal Common Stock ranged from approximately 6.8x to approximately 21.2x, with a P/E Ratio of approximately 12.9x on July 31, 1998. Goldman Sachs calculated the ratio of the market price per share of Signal Common Stock to the market price per share of FirstMerit Common Stock (the "Implied Exchange Ratio") on a daily basis from August 6, 1997 to August 6, 1998. These calculations indicated that the Implied Exchange Ratio ranged from approximately 0.87 to 1.49 and was 0.90 on August 6, 1998.

          (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to FirstMerit to corresponding financial information, ratios and public market multiples for seven publicly traded corporations: First Empire State Corporation, Mercantile Bankshares Corporation, Provident Financial Group Inc., Keystone Financial, Inc., CNB Bankshares, Inc., Old National Bancorp and First Financial Bancorp (the "First Merit Comparison Companies"). The FirstMerit Comparison Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to FirstMerit. Goldman Sachs calculated and compared various financial multiples and ratios of FirstMerit and the FirstMerit Comparison Companies. The multiples of FirstMerit were calculated using a price of $29.13 per Share, the closing price of the FirstMerit Common Stock on the NASDAQ on August 6, 1998. The multiples and ratios for FirstMerit and the FirstMerit Comparison Companies were based on information provided by the Institutional Brokers Estimate Service ("IBES"). IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. Goldman Sachs' analysis indicated P/E Multiples for the FirstMerit Comparison Companies, based on estimated 1998 and 1999 earnings per share ("EPS"). These indicated P/E Multiples ranged from 15.7x to 20.7x, with a median of 17.5x 1998 EPS, and from 14.0x to 18.8x, with a median of 15.8x 1999 EPS, compared with P/E multiples for FirstMerit of 18.8x and 16.6x, respectively, in 1998 and 1999, based on estimated 1998 and 1999 EPS. This analysis also indicated five-year compound annual growth rate estimates from IBES ranging from 10% to 14% for the FirstMerit Comparison Companies, with a median of 11%, compared with 11% for FirstMerit; price to stated book value ratios ranging from 2.3x to 3.5x, with a median of 2.8x, compared with 3.0x for FirstMerit; price to tangible book value ratios ranging from 2.6x to 5.7x, with a median of 3.2x, compared with 4.0x for FirstMerit; dividend yields ranging from 0.8% to 3.4%, with a median of 2.0%, compared with 2.2% for FirstMerit; tangible common equity to tangible assets ratios ranging from 7.0% to 12.7%, with a median of 8.9%, compared with 8.2% for FirstMerit; returns on average assets ("ROAA") ranging from 1.09% to 1.97%, with a median of 1.46%, compared with 1.56% for FirstMerit; and returns on average common equity ("ROACE") ranging from 13.0% to 19.6%, with a median of 14.7%, compared with 16.1% for FirstMerit.

          In addition, Goldman Sachs reviewed and compared certain financial information relating to Signal to corresponding financial information, ratios and public market multiples for 11 publicly traded corporations:
     Park National, Provident Bankshares, Mid Am, Brenton Banks, Citizens Bankshares, Chemical Financial, Republic Bancorp, Farmers Capital Bank, Mahoning National Bancorp, First Source Bancorp and First Financial Corp. (the "Signal Comparison Companies"). The Signal Comparison Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to Signal. Goldman Sachs calculated and compared various financial multiples and ratios of Signal and the Signal Comparison Companies. The multiples of Signal were calculated using a price of $26.31 per share, the closing price of Signal Common Stock on the NASDAQ on August 6, 1998. The multiples and ratios for Signal and the Signal Comparison Companies were based on IBES estimates. Goldman Sachs' analysis indicated ratios ("P/E Multiples") of market price to earnings per share ("EPS") for the Signal Comparison Companies based on estimated 1998 and 1999 EPS, which ranged from 15.7x to 25.5x, with a median of 19.7x 1998 EPS, and from 14.1x to 21.1x, with a median of 16.8x 1999 EPS. These estimated multiples compared with P/E multiples for Signal of 12.8x and 11.5x, respectively, in 1998 and 1999, based on estimated 1998 and 1999 EPS. This analysis also indicated five-year compound annual growth rate estimates from IBES ranging from 7% to 15% for the Signal Comparison Companies, with a median of 11.5%, compared with 10% for Signal; price to stated book value ratios ranging from 0.7x to 4.1x, with a median of 2.6x, compared with 2.3x for Signal; price to tangible book value ratios ranging from 0.8x to 4.4x, with a median of 2.6x, compared with 2.9x for Signal; dividend yields ranging from 1.3% to 4.8%, with a median of 2.2%, compared with 1.7% for Signal; tangible common equity to tangible assets ratios ranging from 6.8% to 12.5%, with a median of 8.4%, compared with 6.7% for Signal; ROAA ranging from 0.70% to 1.75%, with a median of 1.31%, compared with 1.08% for Signal; and ROACE ranging from 9.8% to 18.5%, with a median of 14.6%, compared with 13.1% for Signal.

          (iii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis for Signal Common Stock using FirstMerit management's projections for Signal's earnings. Goldman Sachs calculated a net present value of free cash flows for the years 1998 through 2002 using discount rates ranging from 8.5% to 16%. Goldman Sachs calculated Signal's terminal values in the year 2002 based on multiples ranging from 14.0x to 24.0x. These terminal values were then discounted to present value using discount rates ranging from 8.5% to 16.0%. Based on this methodology, Goldman Sachs calculated implied per share values for Signal Common Stock ranging from $21.19 to $46.42.

          (iv) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected merger transactions in the banking and thrift industries since 1994 (the "Selected Banking and Thrift Transactions"). This analysis indicated that for the Selected Banking and Thrift Transactions that occurred in 1998 through August 6, 1998, (i) the price/earnings multiple based on estimated EPS for the 12 months prior to announcement ("LTM EPS") ranged from 12.1x to 38.4x, with a median of 25.4x, compared with 22.6x for the Merger; (ii) the price to stated book value ratio ranged from 1.1x to 4.9x, with a median of 2.8x, compared with a price to stated book value ratio of 3.2x for the Merger; (iii) the price to tangible book value ratio ranged from 1.1x to 4.9x, with a median of 2.9x, compared with a price to tangible book value ratio of 4.0x for the Merger; (iv) the premium of the per share consideration to market price ranged from (0.1)% to 79.1%, with a median of 19.8%, compared with 46.1% for the Merger, and (v) the announced premium to deposits ranged from 1.3% to 45.6%, with a median of 25.2%, compared with a premium of 29.0% for the Merger.

          Goldman Sachs also analyzed certain information relating to selected merger transactions in the thrift industry since 1994 (the "Selected Thrift Transactions"). This analysis indicated that for the Selected Thrift Transactions that occurred in 1998 through August 6, 1998, (i) the price/earnings multiple based on LTM EPS ranged from 12.1x to 40.0x, with a median of 26.4x, compared with 22.6x for the Merger; (ii) the price to stated book value ratio ranged from 1.4x to 4.0x, with a median of 2.5x, compared with a price to stated book value ratio of 3.2x for the Merger;
     (iii) the price to tangible book value ratio ranged from 1.4x to 4.0x, with a median of 2.6x, compared with a price to tangible book value ratio of 4.0x for the Merger; (iv) the premium of the per share consideration to market price ranged from (0.1%) to 37.0%, with a median of 19.2%, compared with 46.1% for the Merger, and (v) the announced premium to deposits ranged from 11.0% to 44.2%, with a median of 21.8%, compared with a premium of 29.0% for the Merger.

          (v) Pro Forma Merger Analysis. Goldman Sachs prepared a pro forma analysis of the financial impact of the Merger. Using both FirstMerit management's EPS projections for Signal and FirstMerit and IBES EPS estimates for Signal and FirstMerit for the years 1999 and 2000, Goldman Sachs presented pro forma estimated combined "GAAP EPS" (EPS calculated using GAAP) and pro forma estimated combined "Cash EPS" (GAAP EPS excluding amortization of goodwill and certain other intangibles) for each of FirstMerit and Signal in order to analyze the pro forma combined impact of the Merger. Based on FirstMerit management's projections for Signal and FirstMerit, the 1999 standalone and pro forma combined GAAP EPS for FirstMerit were estimated at $1.73 and $1.74, respectively, representing 0.34% accretion; the 2000 standalone and pro forma combined GAAP EPS for FirstMerit were estimated at $1.93 and $1.97, respectively, representing 2.16% accretion; the 1999 standalone and pro forma combined Cash EPS for FirstMerit were estimated at $1.84 and $1.86, respectively, representing 0.99% accretion; and the 2000 standalone and pro forma combined Cash EPS for FirstMerit were estimated at $2.04 and $2.09, respectively, representing 2.65% accretion. Based on IBES EPS estimates for Signal and FirstMerit, the 1999 standalone and pro forma combined GAAP EPS for FirstMerit were estimated at $1.75 and $1.80, respectively, representing 2.98% accretion; the 2000 standalone and pro forma combined GAAP EPS for FirstMerit were estimated at $1.94 and $2.02, respectively, representing 3.85% accretion; the 1999 standalone and pro forma combined Cash EPS for FirstMerit were estimated at $1.86 and $1.92, respectively, representing 3.47% accretion; and the 2000 standalone and pro forma combined Cash EPS for FirstMerit were estimated at $2.05 and $2.14, respectively, representing 4.25% accretion.

     In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, Goldman Sachs confirmed the appropriateness of its reliance on the analyses used to render its August 10, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible of partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman

Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to FirstMerit or Signal or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the FirstMerit Board of Directors as to the fairness from a financial point of view of the Exchange Ratio pursuant to the Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control the parties or their respective advisors, none of FirstMerit, Signal, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Board of Directors of FirstMerit was one of many factors taken into consideration by the FirstMerit Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix C hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. FirstMerit selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

     Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of FirstMerit and/or Signal for its own account and for the account of customers.

     Pursuant to a letter agreement, dated August 3, 1998 (the "Engagement Letter"), FirstMerit engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition of all or a portion of the stock or assets of Signal. Pursuant to the terms of the Engagement Letter, FirstMerit has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of $3.3 million. FirstMerit has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and disbursements of its attorneys, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

RECOMMENDATION OF FIRSTMERIT'S BOARD OF DIRECTORS

     The FirstMerit Board has adopted and approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, FirstMerit and its shareholders. The Board has also approved the increase in the number of directors to 21. THE FIRSTMERIT BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE MATTERS PRESENTED AT THE FIRSTMERIT MEETING.

     For a discussion of the factors considered by the FirstMerit Board in reaching its decision to approve the Merger Agreement, see "BACKGROUND OF AND REASONS FOR MERGER -- Reasons for Merger -- FirstMerit."

     THE BOARD OF DIRECTORS OF FIRSTMERIT RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MATTERS PRESENTED AT THE FIRSTMERIT MEETING.

BACKGROUND OF MERGER -- SIGNAL

     Signal Corp (formerly FirstFederal Financial Services Corp) was formed in 1989 to serve as the holding company for Signal Bank, which since 1905 had been operated as a traditional savings and loan association. Beginning in April 1996 with the acquisition of MCi, and following in 1997 with the acquisition of Summit Bank and the conversion of Signal Bank from a federal thrift to a national bank, Signal Corp transformed itself into an alliance of diversified financial service companies. This alliance was recently expanded in June 1998, with the acquisition of New Castle Bank, a federal savings bank.

     Signal's Board of Directors and senior management had, from time to time, discussed the continuing consolidation of the banking and financial services industries and the pricing multiples that were being paid for

Ohio franchises. Signal's Board of Directors, however, continued to pursue the plan of expansion of Signal's network of banking and finance subsidiaries.

     After the acquisition of New Castle Bank, Mr. Clark received, on July 8, 1998, a telephone call from John R. Cochran, Chairman, President and Chief Executive Officer of FirstMerit, requesting an opportunity to meet with Mr. Clark on July 13, 1998. Mr. Clark and Mr. Cochran met on July 13,1998, and preliminarily discussed the possibility of a business combination of FirstMerit and Signal. The two discussed, on a preliminary basis, their visions for their respective businesses and the role, if any, of Signal's senior management following a business combination with FirstMerit.

     Mr. Cochran, during the July 13, 1998 meeting with Mr. Clark, outlined his proposed steps toward execution of a definitive agreement for a business combination of Signal and FirstMerit. Mr. Clark and Mr. Cochran agreed to execute confidentiality agreements and exchange preliminary financial information for their respective companies. No transaction terms were discussed at the July 13, 1998 meeting.

     On July 16, 1998, Mr. Cochran, along with Gary J. Elek, Senior Vice President of FirstMerit, and two representatives of Goldman Sachs (representing FirstMerit) met with Mr. Clark, James J. Little, President and Chief Operating Officer of Signal, and a representative of Sandler O'Neill (representing Signal) to discuss Signal's manufactured housing finance business, conducted through MCi. A second meeting of the same parties was held on July 24, 1998, during which Signal's three-year strategic plan and projected financial results were analyzed. On July 28, 1998, Mr. Cochran met with Mr. Clark and Mr. Little to present FirstMerit's preliminary pricing proposal. The parties decided to continue discussions and held an additional meeting on July 30, 1998.

     Mr. Clark then informed the Signal Board of FirstMerit's proposal and the scheduled due diligence investigations to be conducted of each company during the first week of August, 1998. A majority of the members of the Board gave Mr. Clark their preliminary support to progress into the due diligence process with FirstMerit.

     At the time Mr. Clark disclosed FirstMerit's preliminary pricing proposal to members of Signal's Board, a majority of the Board members were in general agreement to proceed with consideration of the FirstMerit proposal on a negotiated basis because: (1) FirstMerit's offer was bona fide and unsolicited,
(2) FirstMerit's preliminary pricing proposal appeared commensurate with current industry acquisition premiums and (3) prolonged discussions with multiple prospective buyers could negatively impact morale, productivity and Signal's focus on strategic initiatives.

     On August 3, 1998, Signal was presented with a draft definitive agreement prepared by FirstMerit's counsel. With due diligence investigations of each other ongoing, the parties and their legal and financial advisers commenced negotiations of the terms of the definitive agreement.

     A special meeting of Signal's Board of Directors was held on August 10, 1998 to consider and discuss the Merger Agreement and to discuss the findings of Signal's due diligence investigation of FirstMerit. Representatives of Sandler O'Neill made an oral presentation at the meeting that included, among other things: an analysis of the transaction value at various price levels of FirstMerit Common Stock; historical stock price and volume analyses of Signal and FirstMerit; peer group analyses for Signal and FirstMerit; analyses of Signal's and FirstMerit's respective earnings models; and an analysis of merger transactions involving commercial banks in the Midwest and nationwide. Sandler O'Neill rendered its oral opinion to Signal's Board of Directors (which was confirmed in writing) that, as of August 10, 1998, the Exchange Ratio was fair to the holders of Signal Common and Preferred Stock from a financial point of view. Representatives of Signal's special and corporate legal counsel were also present at the meeting, and reviewed the terms and conditions of the Merger Agreement with Signal's Board of Directors and responded to questions raised by the directors. Signal's Board of Directors evaluated the terms of the Merger Agreement and discussed the advantages that could be derived from a business combination with FirstMerit, including significant cost savings and expense reduction, the eventual accretion to earnings that could result from the combination and the value to be received by Signal's shareholders as a result of the transaction, as well as other options, including remaining independent and combining with other possible acquirors.

     After thorough discussion and consideration of the factors identified below under "BACKGROUND OF AND REASONS FOR MERGER -- Reasons for the
Merger -- Signal," Signal's Board of Directors approved the Merger Agreement and the Signal Stock Option and authorized execution of the agreements by Signal by a vote of ten in favor, none opposed, with one abstention.

REASONS FOR THE MERGER -- SIGNAL

     Signal's Board of Directors believes that the Merger is in the best interests of Signal and its shareholders and has approved the Merger Agreement and the Signal Stock Option. In the course of approving the Merger Agreement and the Signal Stock Option and recommending adoption of the Merger Agreement by the holders of Signal Common Stock, Signal's Board of Directors, without assigning any relative or specific weights, considered a number of factors, including, without limitation, the following:

          (i) the financial and valuation analyses prepared by Sandler O'Neill;

          (ii) the fairness opinion rendered by Sandler O'Neill, a copy of which is attached hereto as Appendix B;

          (iii) the terms of the Merger, including but not limited to the Exchange Ratio and the value of the consideration to be received by Signal's shareholders as a multiple of per share book value and earnings;

          (iv) the Signal Board of Directors' familiarity with FirstMerit's business and operations;

          (v) the performance of FirstMerit Common Stock on a historical basis, the higher trading volume and enhanced liquidity and the prospects of positive long-term performance of the FirstMerit Common Stock;

          (vi) the strategic fit between FirstMerit and Signal, enhanced funding capacity to portfolio assets originated, the enhanced opportunities for operating efficiencies and cost savings that could result from the Merger and the respective contributions the parties would bring to a combined company;

          (vii) the anticipated impact of the Merger on employees, customers and communities serviced by Signal;

          (viii) industry and economic factors; and

          (ix) regulatory and other factors.

     Signal's Board has adopted and approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Signal and its shareholders. THE SIGNAL BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF SIGNAL'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated as of August 3, 1998 (the "Sandler O'Neill Agreement"), Signal retained Sandler O'Neill as an independent financial advisor in connection with Signal's consideration of a possible business combination with FirstMerit. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

     Pursuant to the terms of the Sandler O'Neill Agreement, Sandler O'Neill acted as financial advisor to Signal in connection with the Merger. In connection therewith, the Signal Board requested Sandler O'Neill to render its opinion as to the fairness, from a financial point of view, of the Common Exchange Ratio to the holders of Signal Common, and the Preferred Exchange Ratio to the holders of Signal Preferred, respectively. On August 10, 1998, Sandler O'Neill delivered to the Signal Board its oral and written opinion that, as of such date, the Common Exchange Ratio was fair to the holders of shares of Signal Common, from a financial point of view, and the Preferred Exchange Ratio was fair to the holders of Signal Preferred, from a financial point of view. Sandler O'Neill has also delivered to the Signal Board a written opinion dated the date of this Joint Proxy Statement/ Prospectus (the "Sandler O'Neill Fairness Opinion") which is substantially identical to the August 10, 1998 opinion. THE FULL TEXT OF THE SANDLER O'NEILL FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY

BY REFERENCE TO APPENDIX B. HOLDERS OF SHARES OF SIGNAL COMMON ARE URGED TO READ THE SANDLER O'NEILL FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

     THE SANDLER O'NEILL FAIRNESS OPINION WAS PROVIDED TO THE SIGNAL BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE COMMON EXCHANGE RATIO TO HOLDERS OF SHARES OF SIGNAL COMMON AND THE PREFERRED EXCHANGE RATIO TO THE HOLDERS OF SIGNAL PREFERRED. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF SIGNAL TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF SIGNAL COMMON AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SIGNAL SPECIAL MEETING WITH RESPECT TO THE MERGER AGREEMENT OR ANY OTHER MATTER RELATED THERETO.

     In connection with rendering its August 10, 1998 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but does not purport to be a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Signal, FirstMerit and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Signal, FirstMerit nor Sandler O'Neill assumes responsibility for their accuracy.

     Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of FirstMerit Common on August 7, 1998 of $28.94 and an Exchange Ratio of 1.32, Sandler calculated an implied transaction value per share of Signal of $38.20. Based upon such implied transaction value and Signal's June 30, 1998 financial information, Sandler O'Neill calculated the price to tangible book value and price to last twelve months' normalized earnings. This analysis yielded a price to tangible book value multiple of 4.01x and a price to last twelve months' earnings multiple of 26.5x.

     Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Signal Common and FirstMerit Common, and the relationship between the movements in the prices of Signal Common and FirstMerit Common, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index (the "S&P Index"), the Nasdaq Banking Index (the "Bank Index") and selected composite groups of publicly traded commercial banks (in the case of Signal) and larger publicly traded commercial banks (in the case of FirstMerit), identified below. During the one-year period ended August 4, 1998, Signal Common underperformed each of the indices to which it was compared and FirstMerit Common outperformed each of the indices to which it was compared.

     Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for Signal and two different groups of commercial banks. The first group consisted of Signal and the following twelve publicly traded regional commercial banks (the "Regional Group"): 1st Source Corp., Area Bancshares Corp., Brenton Banks Inc., Chemical Financial Corp., Community Trust Bancorp, Corus Bankshares Inc., F&M Bancorp., First Commerce Bancshares Inc., First Financial Corp., Irwin Financial Corp., Park National Corp., and Republic Bancorp Inc. Sandler O'Neill also compared Signal to a group of twelve publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 16.0% and a price to tangible book value of greater than 263% (the "Highly Valued Group"). The Highly Valued Group included the following institutions: Cathay Bancorp Inc., Chittenden Corp., HUBCO Inc., Investors Financial Services, Irwin Financial Corp., National Penn Bancshares Inc., Park National Corp., Republic Bancorp Inc., Santa Barbara Bancorp, Silicon Valley Bancshares, Southwest Bancorp. of Texas, and TrustCo Bank Corp. of NY. The analysis compared publicly available financial information for Signal and the median data for each of the Regional Group and the

Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended June 30, 1998.

     Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for FirstMerit and two different groups of commercial banks. The first group consisted of FirstMerit and the following twelve publicly traded commercial banks (the "Peer Group"): AMCORE Financial Inc., Associated Banc-Corp, Citizens Banking Corp., CNB Bancshares Inc., Commerce Bancshares Inc., Community First Bankshares, First Financial Bancorp., First Midwest Bancorp Inc., Old National Bancorp, Provident Financial Group Inc., TCF Financial Corp., and UMB Financial Corp. Sandler O'Neill also compared FirstMerit to a group of twelve publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 16.1% and a price to tangible book value of greater than 259% (the "Large Commercial Highly Valued Group"). The Large Commercial Highly Valued Group included BOK Financial Corp., Centura Banks Inc., FirstBank Puerto Rico, Imperial Bancorp, National Commerce Bancorp., North Fork Bancorp., Silicon Valley Bancshares, Synovus Financial Corp., TCF Financial Corp., Valley National Bancorp, Westamerica Bancorp., and Zions Bancorp. The analysis compared publicly available financial information for FirstMerit and the median data for each of the Peer Group and the Large Commercial Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended June 30, 1998.

     Analysis of Selected Merger Transactions. Sandler O'Neill reviewed 134 transactions announced from January 1, 1998 to August 6, 1998 involving publicly traded commercial banks nationwide as acquired institutions with transaction values greater than $15.0 million ("Nationwide Transactions"), and 26 transactions announced from January 1, 1998 to August 6, 1998 involving public commercial banks in the Midwest Region (Illinois, Indiana, Iowa, Kansas, Kentucky, Minnesota, Missouri, Ohio and Wisconsin ) as acquired institutions with transaction values greater than $15.0 million ("Regional Transactions"). Sandler O'Neill reviewed the ratios of transaction values to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total deposits and transaction value to total assets and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to Signal's financial information as of and for the twelve months ended March 31, 1998. Based upon the median multiples for Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of Signal Common of $31.07 to $43.25. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of Signal Common of $35.11 to $45.01.

     No company involved in the transactions included in the above analysis is identical to Signal and no transaction included in the above analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of Signal and FirstMerit and the companies to which they are being compared.

     Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Signal through the year 2004 under various circumstances, assuming Signal performed in accordance with the earnings forecasts of its management and certain variations thereof. To approximate the terminal value of Signal Common at December 31, 2004, Sandler O'Neill applied price to earnings multiples ranging from 12x to 27x and applied multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 10% to 20%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Signal Common. This analysis, assuming the current dividend payout ratio and management's earnings forecasts, indicated an imputed range of values per share of Signal Common of between $19.42 and $67.32 when applying the price to earnings multiples, and an imputed range of values per share of Signal Common of between $11.24 and $59.44 when applying multiples of tangible book value. In connection with its analysis, Sandler O'Neill used sensitivity analyses to consider the effects changes in the underlying assumptions (including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio) would have on the resulting present value and discussed these effects with the Signal Board. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or actual future results.

     Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the Merger through December 31, 2004, based upon an Exchange Ratio of 1.32, Signal's and FirstMerit's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the Merger, charges associated with the Merger, operating efficiencies and other adjustments discussed with senior managements of Signal and FirstMerit. This analysis indicated that the Merger would be accretive to FirstMerit's earnings per share for all periods analyzed, and initially dilutive to tangible book value per share of FirstMerit Common and after 18 months accretive to tangible book value for the remainder of periods analyzed. This analysis also indicated that, from a Signal shareholder's perspective, as compared to the projected stand-alone performance of Signal, the Merger would be initially accretive to Signal's earnings per share, dilutive in the following year, accretive in the next two years and dilutive for the remaining years and dilutive to tangible book value per share for all years analyzed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Contribution Analysis. Sandler O'Neill reviewed the relative contributions to, among other things, total assets, total net loans, total deposits, total borrowings, total equity, 1997 net income, normalized twelve months net income and market capitalization to be made by Signal and FirstMerit to the combined institution based on data at and for the twelve months ended June 30, 1998. This analysis indicated that Signal's implied contribution was 23.6% of total assets, 23.2% of total net loans, 21.1% of total deposits, 40.1% of total borrowings, 19.4% of total equity, 14.3% of 1997 net income, 11.52% of normalized latest twelve months net income and 14.2% of market capitalization. On a fully diluted basis, based upon an Exchange Ratio of 1.32, holders of the Signal Common would own approximately 18.6% of the outstanding shares of the combined company.

     In connection with rendering its August 10, 1998 opinion, Sandler O'Neill reviewed, among other things: (i) the Merger Agreement and exhibits thereto;
(ii) the Signal Stock Purchase Option; (iii) certain publicly available financial statements of Signal and other historical financial information provided by Signal that Sandler O'Neill deemed relevant; (iv) certain publicly available financial statements of FirstMerit and other historical financial information provided by FirstMerit that Sandler O'Neill deemed relevant; (v) certain financial analyses and forecasts of Signal prepared by and reviewed with management of Signal and the views of senior management of Signal regarding Signal's past and current business operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of FirstMerit prepared by and reviewed with management of FirstMerit and the views of senior management of FirstMerit regarding FirstMerit's past and current business operations, results thereof, financial condition and future prospects;
(vii) the pro forma impact of the Merger; (viii) the publicly reported historical price and trading activity for Signal's and FirstMerit's common stock, including a comparison of certain financial and stock market information for Signal and FirstMerit with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant. Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction from third parties.

     In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its August 10, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     In performing its reviews and analyses, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability therefor. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Signal or FirstMerit or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Signal or FirstMerit, nor has it reviewed any individual credit files relating to Signal or FirstMerit. With Signal's consent, Sandler O'Neill has assumed that the respective aggregate allowances for loan losses for both Signal and First Merit are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Signal or FirstMerit. With respect to all financial information and projections reviewed with each company's management, Sandler O'Neill assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Signal and FirstMerit and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. Sandler O'Neill also assumed, with Signal's consent, that there has been no material change in Signal's or FirstMerit's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that Signal and FirstMerit will remain as going concerns for all periods relevant to its analyses, and that the Merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes. Sandler O'Neill also assumed that the terms and conditions of the FirstMerit Series B Preferred Stock will be substantially identical to the terms and conditions of the Signal Preferred.

     Under the Sandler O'Neill Agreement, Signal has agreed to pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Sandler O'Neill Agreement, Signal will pay Sandler O'Neill a transaction fee equal to .75% of the aggregate purchase price paid in the transaction. Based on
the closing price of FirstMerit Common Stock on             , 1998, Signal will
pay Sandler O'Neill a transaction fee of approximately $          , of which
$500,000 has been paid and the balance will be paid when the Merger is consummated. Signal has also agreed to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided certain other investment banking services to Signal and has received compensation for such services. In the ordinary course of its business, Sandler O'Neill may actively trade the debt and equity securities of Signal and FirstMerit and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

RECOMMENDATION OF SIGNAL'S BOARD OF DIRECTORS

     The Signal Board has adopted and approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Signal and its shareholders. THE SIGNAL BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE MATTERS PRESENTED AT THE SIGNAL MEETING.

     For a discussion of the factors considered by the Signal Board in reaching its decision to approve the Merger Agreement, see "BACKGROUND OF AND REASONS FOR MERGER -- Reasons for Merger -- Signal."

     THE BOARD OF DIRECTORS OF SIGNAL RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

                                TERMS OF MERGER

     This portion of the Joint Proxy Statement/Prospectus describes various aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement attached hereto at Appendix A and incorporated herein by reference. The shareholders of FirstMerit and Signal are urged to read the Merger Agreement in its entirety.

GENERAL

     The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions (including, among other things, the adoption of the Merger Agreement by the shareholders of FirstMerit and Signal and the receipt of all necessary regulatory approvals), Signal will be merged with and into FirstMerit at the Effective Time. The separate corporate existence of Signal will cease at the Effective Time, FirstMerit will be the surviving corporation in the Merger and the shareholders of Signal will become shareholders of FirstMerit. See "TERMS OF MERGER -- Effective Time."

CONVERSION OF SIGNAL CAPITAL STOCK

     Upon consummation of the Merger, each outstanding share of Signal Common Stock will be canceled and exchanged for the right to receive 1.32 shares of FirstMerit Common Stock and each share of Signal Preferred Stock will be canceled and exchanged for the right to receive one share of FirstMerit Series B Preferred Stock . If a Signal shareholder would receive a fraction of FirstMerit Common Stock, cash will be paid in lieu of such fractional share.

     SIGNAL STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL A SIGNAL SHAREHOLDER HAS RECEIVED THE TRANSMITTAL LETTER AND SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY.

NO EFFECT ON FIRSTMERIT COMMON STOCK

     At the Effective Time, each share of FirstMerit Common Stock then issued and outstanding will continue to be one share of FirstMerit Common Stock.

NO FRACTIONAL SHARES OF FIRSTMERIT COMMON STOCK TO BE ISSUED

     No fractional shares of FirstMerit Common Stock will be issued in the Merger. In lieu of fractional shares, each holder of shares of Signal Common Stock who otherwise would have been entitled to a fraction of a share of FirstMerit Common Stock, upon surrender of his certificates representing shares of Signal Common Stock, will be paid the cash value (without interest) of such fraction, which will be equal to such fraction multiplied by the average of the last sale prices of FirstMerit Common Stock as reported on Nasdaq/NMS for the period commencing on the day that is 15 days before the Effective Date and ending on the day that is five days before the Effective Date.

RIGHTS OF HOLDERS OF SIGNAL STOCK CERTIFICATES PRIOR TO SURRENDER

     Upon surrender to the exchange agent of certificates representing shares of Signal Common or Preferred Stock, the shareholder will be entitled to receive in exchange, certificate(s) representing the appropriate number of shares of FirstMerit Common or Preferred Stock to which such shareholder is entitled, as well as cash in lieu of any fractional share of FirstMerit Common Stock. Unless and until the certificates representing shares of Signal Common or Preferred Stock are so surrendered, no dividend or other distribution with respect to FirstMerit Common or Series B Preferred Stock with a record date occurring after the Effective Time as of any time subsequent to the consummation of the Merger will be paid to the holder of any such unsurrendered certificate. Holders of unsurrendered Signal Common Stock certificates are entitled to vote after the Effective Time at any meeting of FirstMerit shareholders regardless of whether such holders have exchanged their certificates. Upon surrender of certificates to the exchange agent, the former Signal shareholder will receive certificates representing the FirstMerit Common or Series B Preferred Stock into which such shareholder's shares of Signal Common or Preferred Stock were converted and the dividends or other distributions (without interest) that have previously become payable with respect to such FirstMerit Common or Series B Preferred Stock.

LOST CERTIFICATES

     Any Signal shareholder who has lost or misplaced a certificate for any of his shares of Signal Common or Preferred Stock should immediately contact ChaseMellon Shareholder Services, L.L.C. at (800)777-3674, to begin the process for replacing the lost certificate prior to the Effective Time.

TREATMENT OF STOCK OPTIONS OUTSTANDING UNDER SIGNAL STOCK OPTION PLANS

     As of June 30, 1998, there were unexercised stock options outstanding under the Amended and Restated Stock Option and Incentive Plan, the Non-Employee Director Stock Option Plan, the 1997 Omnibus Incentive Plan, the First Shenango Bancorp, Inc. 1993 Stock Option Plan and the Summit Bancorp 1989 Stock Incentive Plan (collectively, the "Signal Option Plans") to purchase 983,766 shares of Signal Common Stock at prices varying from $2.54 to $35.70 per share. Each stock option or right to acquire Signal Common Stock granted pursuant to the Signal Option Plans which is outstanding and unexercised, whether or not then exercisable, immediately prior to the Effective Time, will cease to represent the right to acquire shares of Signal Common Stock and shall be converted into the right to acquire that number of FirstMerit Common Stock equal to (a) the number of shares of Signal Common Stock subject to the unexercised option multiplied by (b) the Common Exchange Ratio. The exercise price per share of FirstMerit Common Stock under such option shall be equal to the exercise price per share of the Signal Common Stock which was purchasable under each unexercised option divided by the Common Exchange Ratio (rounded to the nearest whole cent) necessary to assure that the rights and benefits of the optionee under such option shall not be increased or decreased by reason of this conversion. The duration and other terms and conditions of the options shall be the same, except that references to Signal shall be deemed to be references to FirstMerit. Under the Merger Agreement, with limited exceptions, Signal has agreed not to grant additional options under the Signal Option Plans without the written consent of FirstMerit. See "TERMS OF MERGER -- Interests of Signal Executive Officers and Directors."

CONDUCT OF FIRSTMERIT'S BUSINESS PENDING THE MERGER

     The Merger Agreement requires FirstMerit (including its subsidiaries) to conduct its business, during the period from the date the Merger Agreement was signed until the Effective Time, in such a manner so as not to materially interfere with the ability to consummate the Merger, to delay the Effective Time or to have a material adverse effect upon the transactions contemplated by the Merger Agreement.

CONDUCT OF SIGNAL'S BUSINESS PENDING THE MERGER

     General. The Merger Agreement requires Signal (including its subsidiaries) to conduct its business, during the period from the date the Merger Agreement was signed until the Effective Time, in the ordinary course substantially consistent with its practices in effect on the date the Merger Agreement was signed. In addition, the Merger Agreement restricts Signal from engaging in certain transactions during the period from the date the Merger Agreement was signed until the Effective Time, including, among other things, (a) amending, repealing, or otherwise modifying the Signal Articles or Signal Regulations, or comparable organizational documents of any of the subsidiaries of Signal, (b) entering into any loan or credit commitment to, or investing or agreeing to invest in, any person or entity if such commitment or investment would exceed $375,000 as a residential loan or $750,000 as a commercial loan, without first consulting with FirstMerit (except that Signal and its subsidiaries may honor contractual obligations in existence on the date of the Merger Agreement and may make certain specified loans without consultation with FirstMerit), (c) selling, assigning or disposing of certain of its significant assets to a third party or purchasing or acquiring certain significant assets from a third party, (d) entering into any transaction, agreement, or commitment outside the ordinary course of its business which is material to Signal and its subsidiaries taken as a whole, (e) issuing or selling any capital stock or other securities (with certain limited exceptions, including pursuant to the exercise of employee stock options or the convertible preferred stock outstanding on the date of the Merger Agreement), (f) acquiring beneficial ownership of any class of equity securities of any corporation, (g) declaring a dividend, except for a regular quarterly cash dividend on the Signal Common Stock not in excess of $.11 per share, or a regular quarterly cash dividend on the Signal Preferred Stock not in excess of $.40625 per share, or (h) adopting or amending (with certain limited exceptions) any employee compensation, bonus, or benefit plans or, except in amounts generally consistent with past practice, increasing the compensation or fringe benefits of any present or former director, officer or employee or paying any bonus, compensation, or benefit not required by any existing plan or arrangement.

     No Solicitation of Alternative Acquisition Transactions. The Board of Directors of Signal is recommending that the holders of Signal Common Stock vote in favor of adoption of the Merger Agreement at the Signal Meeting. Signal has agreed that neither it nor any of its subsidiaries will solicit or initiate any proposals or offers from any person, or discuss or negotiate with any such person, to acquire Signal, any of its subsidiaries, any material amount of its assets, any of its equity securities, or consider any merger or business consolidations, except that Signal and/or its subsidiaries may furnish information to and discuss or negotiate with any person making an unsolicited proposal if (i) the Board of Directors of Signal determines in good faith and upon the advice of legal counsel that such action is required for the directors of Signal to fulfill their fiduciary duties and obligations to the Signal shareholders and other constituencies under Ohio law, and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Signal provides immediate written notice to FirstMerit to the effect that it is furnishing information to, or entering into discussions or negotiations with, such a person or entity. In addition, the Merger Agreement provides that the Signal Board of Directors may not withdraw or modify its recommendation to the Signal shareholders following receipt of a proposal for any such transaction unless the Board of Directors of Signal determines in good faith and upon the advice of legal counsel that such action is required for the directors of Signal to fulfill their fiduciary duties and obligations to the Signal shareholders and other constituencies under Ohio law.

     Additional Signal Reserves, Accruals, Charges, and Expenses. The Merger Agreement provides that FirstMerit and Signal will consult and cooperate with each other prior to the Effective Time (a) to conform Signal's approach to determining the level of the allowance for loan losses to the approach used by FirstMerit, (b) to determine appropriate accruals, reserves and charges for Signal to establish and take in respect of excess facilities and equipment capacity, severance costs, write-down or write-off of various assets, and other appropriate accounting adjustments, taking into account FirstMerit's business plan following the Merger, and (c) to determine the amount and timing for recognizing, for financial accounting purposes, the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger. Signal will, on a basis mutually satisfactory to Signal and FirstMerit, establish and take all such reserves, accruals and charges and recognize, for financial accounting purposes, such expenses and charges, provided that all conditions to FirstMerit's and Signal's obligations to consummate the Merger have been satisfied or waived and that such reserves, accruals and charges conform with generally accepted accounting principles, applicable laws and regulations and the requirements of governmental entities.

CONDITIONS TO THE MERGER

     Conditions for Both FirstMerit and Signal. The obligations of each of FirstMerit and Signal to consummate the Merger are subject to the fulfillment or waiver at or prior to the closing of the Merger, including, but not limited to, of the following conditions: (a) the Merger Agreement shall have been approved and adopted by the requisite vote of the shareholders of Signal and FirstMerit;
(b) there shall have been received all necessary consents to and approvals of the transactions contemplated by the Merger Agreement from governmental agencies (other than immaterial consents), and such consents shall not include any conditions or requirements which, in the reasonable opinion of the Board of Directors of FirstMerit, would have a Material Adverse Effect (as defined below) on the anticipated economic and business benefits to FirstMerit of the transactions contemplated by the Merger, taken as a whole; (c) the Registration Statement shall have been declared effective by the Commission and shall not be subject to a stop order; (d) no restraining order or injunction prohibiting the Merger shall be in effect; (e) FirstMerit shall have received an opinion of its counsel to the effect the Merger will constitute a tax-free reorganization under Code Section 368(a)(1)(A); and (f) FirstMerit shall have received a letter, dated the date of the Closing, from its independent certified public accounting firm to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interest accounting treatment under generally accepted accounting principles, if consummated in accordance with the Merger Agreement.

     Conditions for FirstMerit. The obligation of FirstMerit to consummate the Merger is also subject to the fulfillment or waiver of the following additional conditions: (a) Signal shall have performed in all material respects all of its obligations contained in the Merger Agreement required to be performed at or prior to the closing of the Merger; (b) the representations and warranties of Signal contained in the Merger Agreement shall be true and correct as of the Effective Time, except (among other exceptions) as expressly contemplated by the Merger Agreement and to the extent that the inaccuracy of Signal's representations or warranties, individually or in the aggregate, shall not have a Material Adverse Effect on Signal; (c) there shall not have been any change in the financial condition, results of operations or business of Signal and its subsidiaries that either individually or in the aggregate would have a Material Adverse Effect on Signal, other than as a result of any action taken by Signal at the written request of FirstMerit pursuant to the Merger Agreement to establish specified additional reserves, accruals, charges or expenses; (d) receipt by FirstMerit of officers' certificates as to certain matters; and (e) receipt by FirstMerit of an opinion of Signal's legal counsel regarding certain customary legal matters.

     Conditions for Signal. The obligation of Signal to consummate the Merger is also subject to the fulfillment or waiver of the following additional conditions: (a) FirstMerit shall have performed in all material respects all of its obligations contained in the Merger Agreement required to be performed at or prior to the closing of the Merger; (b) the representations and warranties of FirstMerit contained in the Merger Agreement shall be true and correct as of the Effective Time, except (among other exceptions) as expressly contemplated by the Merger Agreement and to the extent that the inaccuracy of FirstMerit's representations or warranties, individually or in the aggregate, shall not have a Material Adverse Effect on FirstMerit; (c) receipt by Signal of officers' certificates as to certain matters; (d) receipt by Signal of an opinion of FirstMerit's legal counsel regarding certain customary legal matters; and (e) there shall not have been any change in the financial condition, results of operations or business of FirstMerit and its subsidiaries that would have a Material Adverse Effect on FirstMerit.

     "Material Adverse Effect" on Signal or FirstMerit is defined in the Merger Agreement to mean a material adverse effect (other than as a result of changes
(x) in banking laws or regulations of general applicability or interpretations thereof by court or governmental entities, and (y) in generally accepted accounting principles) on the respective condition (financial and otherwise), results of operations, or business of Signal and its subsidiaries, or FirstMerit and its subsidiaries, as the case may be, taken as a whole, or on the ability of Signal or FirstMerit, as the case may be, to consummate the transactions contemplated hereby. The effect of any action taken by Signal at the written request of FirstMerit pursuant to the Merger Agreement to establish specified additional reserves, accruals, charges, or expenses, shall not be taken into consideration in determining whether any Material Adverse Effect has occurred. See "TERMS OF MERGER -- Conduct of Signal's Business Pending the Merger."

REGULATORY APPROVALS

     Consummation of the Merger is subject to and conditioned upon receipt by FirstMerit and Signal of all necessary and material regulatory approvals. Approvals must be obtained from the Board of Governors of the Federal Reserve System ("Federal Reserve") and the Office of the Comptroller of the Currency ("OCC"), with a notice filing with the Office of Thrift Supervision ("OTS"). The Merger may not be consummated until all of these regulatory approvals are received and until the specified time period up to 30 days after approval is received from the latest of the Federal Reserve or OCC.

ACTIONS REQUIRED FOR REGULATORY APPROVAL

     The Merger Agreement provides that each of FirstMerit and Signal shall use its diligent efforts to resolve any objections asserted with respect to the Merger by the Federal Reserve, the United States Department of Justice ("Department of Justice") or any other governmental entity (including, without limitation, objections under any antitrust and banking laws). In the event a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, the Merger Agreement requires each of FirstMerit and Signal to use its diligent efforts to avoid the filing of, resist, or resolve such suit. FirstMerit and Signal must use their diligent efforts to take such action as may be required (a) by the Federal Reserve, the Department of Justice or any other governmental entity in order to resolve such objections as any of them may have to the Merger, or (b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of any antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order, which has the effect of preventing the consummation of the Merger.

WAIVER OF CONDITIONS, AMENDMENT, OR TERMINATION OF THE MERGER AGREEMENT

     Waiver. The Merger Agreement provides that either FirstMerit or Signal may extend the time for the performance of the obligations of the other, waive any inaccuracies in the representations or warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto, waive compliance with any of the conditions or covenants of the other party contained in the Merger Agreement, or waive or modify performance of any of the obligations of the other party under the Merger Agreement. Notwithstanding these provisions, the Merger cannot be completed unless the approvals of the Merger by the Federal Reserve and OCC, and certain other regulatory authorities are obtained and unless the shareholders of FirstMerit and Signal adopt the Merger Agreement by the requisite affirmative vote. See "TERMS OF
MERGER -- Regulatory Approvals" and "SPECIAL MEETING OF SIGNAL
SHAREHOLDERS -- Vote Required."

     Amendment. The Merger Agreement may be amended, either before or after its adoption by the shareholders of Signal, upon authorization by the respective Boards of Directors of Signal and FirstMerit. Any such amendment, however, made subsequent to the adoption of the Merger Agreement by the shareholders of Signal may not (a) alter the amount or change the form of the consideration contemplated by the Merger Agreement, (b) alter or change any term of the articles of incorporation of the surviving corporation to be affected by the Merger, or (c) alter or change the qualification of the Merger as a tax-free reorganization under the provisions of Section 368 of the Code.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by the shareholders of Signal, under any of the following circumstances: (a) by mutual agreement of the parties by the vote of a majority of the Board of Directors of each of FirstMerit and Signal; (b) by the vote of a majority of the Board of Directors of either FirstMerit or Signal if the Merger is not consummated on or before May 31, 1999, unless the failure to consummate is related to the action or inaction of a regulatory agency and such action or inaction is not related to either FirstMerit's or Signal's breach of their respective obligations to file certain material with regulatory agencies, then on or before June 30, 1999; (c) by the vote of a majority of the Board of Directors of Signal if certain material conditions have not been met or waived by Signal; (d) by the vote of a majority of the Board of Directors of FirstMerit if certain material conditions have not been met or waived by FirstMerit; (e) by the vote of a majority of the Board of Directors of either FirstMerit or Signal if any regulatory agency has denied approval of the Merger and such denial has become final and non-appealable; (f) by the vote of a majority of the Board of Directors of either FirstMerit or Signal in the event of a material breach by the other party of any representation or covenant, which breach is not cured, within 30 days after written notice; and (g) by the vote of a majority of the Board of Directors of Signal at any time during the fourth and fifth full trading days immediately prior to the Effective Time, if (x) the Average Closing Price (as defined below) is less than $21.85, and (y) FirstMerit has not have given written notice to Signal on the second or third full trading day immediately prior to the Effective Time that FirstMerit agrees that Exchange Ratio shall be $28.84 divided by the Average Closing Price. The term "Average Closing Price" means the average of the last sale prices of the FirstMerit Common Stock during the period beginning on the day that is 15 trading days prior to the Effective Date and ending on the day that is five trading days prior to the Effective Date.

     Expenses. Generally, each party is responsible for the costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement. If the Merger Agreement is terminated by Signal or FirstMerit because of the material breach by the other party of any representation, warranty, covenant, undertaking or restriction contained in the Merger Agreement, and if the terminating party is not in material breach of any representation, warranty, covenant, undertaking or restriction contained in the Merger Agreement, then the breaching party shall pay all costs and expenses of the terminating party, including but not limited to printing, mailing and related fees, as well as fees for financial advisors, accountants and legal counsel; provided, however, that if the Merger Agreement is terminated under other circumstances, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

EFFECTIVE TIME

     Upon satisfaction of all conditions under the Merger Agreement that have not been waived, FirstMerit and Signal will file appropriate certificates with the Secretary of State of the State of Ohio. The Merger will become effective when such filing has been made, whereupon FirstMerit will be the surviving corporation and the separate existence of Signal will cease. The Effective Time will occur as promptly as practicable after the date all of the conditions to the Merger are satisfied or duly waived or at such other date as FirstMerit and Signal may agree. FirstMerit and Signal currently anticipate that the Merger will be completed during the first quarter of 1999, although delays in obtaining the necessary regulatory approvals, which approvals cannot be waived, could delay such completion of the Merger. See "TERMS OF MERGER -- Regulatory Approvals" and "Actions Required for Regulatory Approvals."

SIGNAL STOCK PURCHASE OPTION

     General. Subsequent to the execution of the Merger Agreement, FirstMerit and Signal entered into the Signal Stock Option. One effect of the Signal Stock Option is to increase the likelihood that the Merger will be consummated by making it both more difficult and more expensive for another party to attempt to obtain control of or acquire Signal. The terms of the Signal Stock Option provide that FirstMerit has an option to purchase up to 19.9% of Signal Capital Stock in shares of Signal Common Stock (without giving effect to the issuance of any shares subject to the Signal Stock Option). The purchase price is $28 per share. The number of shares and the purchase price are subject to adjustment as described in the Signal Stock Option.

     Purchase Events; Exercise of Option. The Signal Stock Option provides that FirstMerit may exercise the Signal Stock Option upon the occurrence of one or more of the following "Purchase Events:" (a) Signal shall have proposed to enter into or enters into an agreement (other than with FirstMerit) to effect (i) a merger, consolidation, or other business combination involving Signal or any of its significant subsidiaries with or into any person, (ii) a sale, lease, or other disposition of assets or earning power of Signal representing 20% or more of the consolidated assets or earning power of Signal to any person, or (iii) an issuance, sale, or other disposition of securities representing 20% or more of the voting power of Signal to any person (any of the foregoing being an "Acquisition Transaction"); (b) any person, other than FirstMerit, commences or files a registration statement with respect to a tender offer or exchange offer to acquire shares of Signal Common Stock such that the person would beneficially own 25% or more of the Signal Common Stock then outstanding; (c) any person, other than FirstMerit, acquires beneficial ownership of 20% or more of the Signal Common Stock then outstanding, or any group has been formed that beneficially owns 20% or more of the Signal Common Stock then outstanding; or
(d) the holders of Signal Common Stock do not approve the Merger Agreement at the Signal Meeting, the Signal Meeting is not held or is canceled prior to termination of the Merger Agreement, or Signal's Board of Directors withdraws or modifies in a manner adverse to FirstMerit the recommendation of Signal's Board of Directors that Signal's shareholders approve the Merger, in each case after any person (i) publicly announces a bona fide proposal, or publicly discloses a bona fide intention to make a bona fide proposal, to engage in an Acquisition Transaction, or (ii) files an application or gives notice under the BHCA or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction.

     Generally, the right to exercise the Signal Stock Option terminates upon the earliest of (a) the Effective Time, (b) 12 months after the first occurrence of a Purchase Event, and (c) termination of the Merger Agreement in accordance with its terms before the occurrence of a Purchase Event. In the event of any change in the Signal Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Signal Stock Option and the purchase price therefor will be adjusted appropriately.

     Repurchase of Option. During the 12-month period following the first occurrence of a Repurchase Event (as described below), FirstMerit will have the right to require Signal to repurchase the Signal Stock Option and all shares of Signal Common Stock purchased upon exercise of the Signal Stock Option that are beneficially owned by FirstMerit at the time the repurchase is requested. The aggregate repurchase price will be the sum of (a) the aggregate purchase price paid by FirstMerit for all shares of Signal Common Stock, if any, purchased upon exercise of the Signal Stock Option that are beneficially held by FirstMerit at the time the repurchase is requested, (b) the excess, if any, of the Applicable Price (as described below) over the purchase price paid by FirstMerit for each share of Signal Common Stock purchased upon exercise of the Signal Stock Option that are beneficially held by FirstMerit at the time the repurchase is requested, multiplied by the number of such shares, and (c) the excess, if any, of the Applicable Price over the purchase price payable upon exercise of the Signal Stock Option multiplied by the number of shares with respect to which the Signal Stock Option has not been exercised.

     "Repurchase Event" has the same meaning as "Acquisition Transaction," except that the percentage referred to in subparagraph (a)(ii) of the definition of Acquisition Transaction above in the paragraph captioned "Purchase Events; Exercise of Option" is 50%, and the percentage referred to in subparagraph
(a)(iii) of the definition is 40%. "Applicable Price" means the highest of (x) the highest price per share to be paid by any person (other than FirstMerit) for Signal Common Stock or the highest consideration per share to be received by the holders of Signal Common Stock, in each case pursuant to an agreement for a business combination with Signal that is entered into after August 10, 1998 and before the repurchase is requested, (y) the highest closing sales price per share of Signal Common Stock reported on Nasdaq/NMS during the 60 business days before the repurchase is requested, and (z) in the event of the sale by Signal of assets or earning power aggregating more than 50% of the consolidated assets or earning power of Signal and its subsidiaries to any person, the sum of the price paid for such assets or earning power and the current value of the remaining assets of Signal and its subsidiaries, divided by the number of shares of Signal Common Stock outstanding at the time of the sale. Notwithstanding any other provision, the consideration payable to FirstMerit shall be adjusted so that the maximum payable to FirstMerit under this provision will not exceed the aggregate purchase price paid by FirstMerit pursuant to the Signal Stock Option, plus $20 million.

     Except to the extent that FirstMerit has exercised its right to require Signal to repurchase the Signal Stock Option and the Signal Common Stock purchased upon exercise of the Signal Stock Option, as described in the preceding paragraphs, during the six-month period beginning 12 months after the first occurrence of a Repurchase Event, Signal will have the right to repurchase from FirstMerit all of the shares of Signal Common Stock purchased upon exercise of the Signal Stock Option that are beneficially owned by FirstMerit at the time the repurchase is requested. The aggregate price will be the greater of (a) 110% of the average closing sales price per share of Signal Common Stock reported on Nasdaq/NMS for the ten business days before the repurchase is requested and (b) the sum of (x) the purchase price per share paid by FirstMerit for such shares and (y) FirstMerit's "pre-tax per share carrying cost" (as defined in the Signal Stock Option) for such shares, multiplied in either case by the number of shares being repurchased.

     Registration Rights; Right of First Refusal. Upon request by FirstMerit within the 18-month period following the first exercise of the Signal Stock Option (or later in the event of a delay in obtaining certain regulatory approvals), Signal will prepare and file a registration statement with the Commission if such registration is necessary to permit the sale or other disposition of the shares of Signal Common Stock purchased upon exercise of the Signal Stock Option. Signal is also required to permit FirstMerit to include the shares in certain registration statements filed by Signal with the Commission during the periods referred to in the prior sentence.

     At any time after the first occurrence of a Purchase Event and until the later of (a) 24 months following the first exercise of the Signal Stock Option and (b) termination of the Signal Stock Option, Signal will have a right of first refusal with respect to the sale or other disposition of shares of Signal Common Stock purchased by FirstMerit upon exercise of the Signal Stock Option. This right of first refusal will not, however, apply to (x) any disposition in which the proposed transferee will receive not more than 2% of the outstanding Signal Common Stock, (y) any registered public offering in which steps are taken to reasonably ensure that no purchaser will acquire more than 2% of the outstanding Signal Common Stock, and (z) any transfer to a wholly owned subsidiary of FirstMerit that agrees to be bound by the terms of the Signal Stock Option.

     Termination of Option. FirstMerit may not exercise the Signal Stock Option if, at the time of exercise, it is in material breach of the Merger Agreement. Moreover, Signal's obligations under the Signal Stock Option will terminate and the Signal Stock Option will no longer be exercisable if the Merger Agreement is terminated and FirstMerit is in material breach of the Merger Agreement when it is terminated; provided that, for this purpose, if the Merger Agreement is to be terminated by FirstMerit, Signal must upon request notify FirstMerit if a material breach by FirstMerit exists and, if the Merger Agreement is terminated by Signal and all of the material breaches by FirstMerit are curable, Signal must provide FirstMerit with notice of the material breaches and an opportunity to cure.

     Additional Provisions. Certain rights and obligations of Signal and FirstMerit under the Signal Stock Option are subject to receipt of required regulatory approvals. Among others things, regulatory approvals are required for the acquisition by FirstMerit of more than 5% of the outstanding Signal Common Stock.

INTERESTS OF CERTAIN PERSONS IN MERGER

     Generally. Certain members of Signal's management and the Signal Board of Directors may be deemed to have interests in the Merger in addition to their interests as shareholders of Signal generally. The Signal Board of Directors was aware of these interests and considered them in adopting the Merger Agreement. Set forth below are descriptions of the material interests of the directors and certain executive officers of Signal in the Merger in addition to their interests as shareholders of Signal generally.

     Post-Merger Directors and Officers. Gary G. Clark, Chairman of the Board and Chief Executive Officer of Signal will be appointed, promptly after the Effective Time, as a member of the Board of Directors of FirstMerit for a term to expire in the year 2002. Mr. John R. Cochran, the Chairman and Chief Executive Officer of FirstMerit, will continue as the Chairman and Chief Executive Officer of FirstMerit. The persons currently serving as directors of FirstMerit will continue to serve on the Board of Directors of FirstMerit, and persons currently serving as executive officers of FirstMerit will continue to serve in such capacities.

     Existing Employment Agreements. Each of Mr. Clark, James J. Little, President and Chief Operating Officer and a director of Signal, and L. Dwight Douce, Executive Vice President, Secretary and a director of Signal, has an employment agreement with Signal. Each agreement provides for, among other things, payment of an annual base salary in an amount not less than the executive's salary in effect as of the date of the agreement, bonuses to be awarded at the discretion of Signal's Board of Directors and full participation in all employee benefit plans and programs offered to Signal's officers and employees generally. Each agreement also provides that if the executive's employment is "involuntarily terminated" in connection with or within 12 months after a change in control of Signal (which will occur upon consummation of the Merger), the executive shall be entitled to (i) a lump sum cash payment in an amount equal to 299% of the executive's "base amount" (as defined in Section 280G of the Code) (subject to reduction to prevent payments to the executive in connection with the change in control from being nondeductible for federal income tax purposes) and (ii) substantially the same health benefits that Signal or Signal Bank maintained for executive officers immediately prior to the change in control for the remaining term of the agreement. It is expected that the employment of each of Messrs. Clark, Little and Douce will be "involuntarily terminated" in connection with the Merger. Accordingly, Messrs. Clark, Little and Douce will be entitled to lump sum cash payments (which, under the Merger
Agreement, Signal has agreed to pay at the Effective Time) of $          ,
$          and $          , respectively, subject to possible cut-back of such
amounts if the receipt thereof would result in a penalty tax under Section 280G of the Code.

     David C. Vernon, a director of Signal and the Chairman, President and Chief Executive Officer of Summit Bank, has an employment agreement with Signal and Summit Bank. Mr. Vernon's employment agreement entitles him to, among other things, a minimum annual base salary in an amount not less than Mr. Vernon's salary in effect as of the date of the agreement, bonuses to be awarded at the discretion of Signal's Board of Directors and participation in specified retirement and executive benefit plans. Mr. Vernon's agreement provides that if his employment is "involuntarily terminated" in connection with or within 12 months after a change in control of Signal or Summit Bank (which will occur upon consummation of the Merger), he shall be entitled to (i) a lump sum cash payment in an amount equal to 299% of his "base amount" (subject to reduction to prevent payments to Mr. Vernon in connection with the change in control from being nondeductible for federal income tax purposes) and (ii) substantially the same health benefits as Summit maintains for its executive officers immediately prior to the change in control for the remaining term of the agreement. It is expected that Mr. Vernon's employment will be "involuntarily terminated" in connection with the Merger. Accordingly at the Effective Time, Mr. Vernon will be entitled
to a lump sum cash payment of approximately $          . Mr. Vernon will be
entitled to receive his vested 15-year, annual retirement benefit of $39,962 under his Salary Continuation Agreement with Summit Bank.

     Ronald A. James, Jr., a director of Signal and President of MCi, has an employment agreement with MCi. Mr. James' employment agreement currently entitles him to a minimum annual base salary of $100,000, bonuses to be awarded at the discretion of the Board of Directors and participation in specified retirement and executive benefit plans. Mr. James' employment agreement provides that if his employment is "involuntarily terminated," he shall be entitled to be paid during the remaining term of the agreement his base salary in effect immediately prior to the date of termination. Mr. James' employment agreement was amended on August 5, 1998 to, among other things, change the term of the agreement to a period of one year, commencing on the Effective Time, and provide for payment of an annual base salary to be determined on or before March 31, 1999. The amendment to Mr. James' employment agreement will not become effective unless and until the Effective Time occurs.

     Jon W. Park, Chief Financial Officer of Signal, has an employment agreement with Signal. Mr. Park's employment agreement entitles him to, among other things, a minimum annual base salary in an amount not less than Mr. Park's salary in effect as of the date of the agreement, bonuses to be awarded at the discretion of

Signal's Board of Directors and participation in specified executive benefit plans. Mr. Park's employment agreement provides that if his employment is "involuntarily terminated," he shall be entitled to be paid during the remaining term of the agreement (but in no event less than 12 months) his base salary in effect immediately prior to the date of termination. It is expected that Mr. Park's employment will be "involuntarily terminated" in connection with the Merger.

     As used above, the term "involuntary termination" includes, among other things, a material diminution of the executive's current duties, responsibilities and benefits.

     Stock Options. The Signal outstanding options under its stock option plans will be assumed by FirstMerit. All terms and conditions of the Signal stock options will remain unchanged, except that from and after the Effective Time (i) FirstMerit and its compensation committee shall be substituted for Signal and its Stock Option Committee, (ii) each such Signal stock option may be exercised only for FirstMerit Common Stock, (iii) the number of shares subject to Signal stock options will be adjusted to allow the holder, upon exercise, to receive shares of FirstMerit Common Stock calculated by multiplying the Exchange Ratio (1.32) by the number of shares of Signal Common Stock subject to the Signal stock options, and (iv) the exercise price of each Signal stock option will be adjusted by dividing the exercise price per share by the Exchange Ratio.

     Under the terms of the Omnibus Incentive Plan, stock options granted thereunder which have not yet vested will vest and become exercisable in full upon a change in control of Signal (which will occur upon adoption of the Merger Agreement at the Signal Meeting). Upon adoption of the Merger Agreement at the Signal Meeting, unvested options to purchase 142,802 shares of Signal Common Stock granted to the directors and executive officers of Signal which have not yet vested will vest and become exercisable in full.

     Restricted Stock. The Omnibus Incentive Plan provides that upon a change in control of Signal, all outstanding awards of restricted shares of Signal Common Stock will vest (i.e., become free of restrictions) in full. Upon adoption of the Merger Agreement at the Signal Meeting, 157,000 unvested shares of restricted stock held by Messrs. Clark, Little and Douce in the amounts of 85,000, 47,500 and 25,000 shares, respectively, will vest.

     Indemnification. The Merger Agreement provides that, except as may be limited by applicable law, FirstMerit agrees to honor, for a period of six years after the Effective Time, the terms of indemnification and the limitations on liability which are provided Signal's and its subsidiaries' directors, officers and employees, for matters occurring prior to the Effective Time. FirstMerit has also agreed to maintain in effect, for a period of up to six years after the Effective Time, the current insurance policies maintained by Signal (or substitute policies with substantially the same coverage and terms) covering directors' and officers' liability with respect to claims which arise from factors or events which occurred before the Effective Time, except that FirstMerit's obligation for the second and subsequent years following the Effective Time will be based upon its ability to obtain such insurance at a commercially reasonable cost.

     Stay Bonus Program. FirstMerit has agreed to pay certain employees of Signal an amount not to exceed $500,000 as part of a "Stay Bonus Program." The employees selected by Signal, who are subject to FirstMerit's approval as to participation and amount, will receive the Stay Bonus, less employment and related taxes, as long as the employee does not voluntarily terminate his employment without "good reason" prior to the expiration of six months after the Effective Time. "Good reason" means cause, a reduction in base salary or an involuntary move from the employee's place of employment at the Effective Time to a location more than 50 miles away. Any payment due under the Stay Bonus Program is conditioned upon receipt of a standard release of FirstMerit regarding matters related to employment and termination of employment.

EMPLOYEES OF SIGNAL

     Certain specified employees of Signal and its subsidiaries (not including Messrs. Clark, Little and Douce) will be entitled to separation monies in an amount equal to 12 months salary plus an amount sufficient to pay for medical coverage under COBRA for 12 months, less taxes, if during the 24-month period after the Effective Time either their employment is terminated for any reason (other than for cause) or their base salary is reduced below that being received at the Effective Time. The employees will as a condition to receiving such separation monies be required to execute a standard release of FirstMerit regarding matters relating to employment and termination of employment. Employees of Signal, other than Messrs. Clark, Little and Douce and the employees entitled to the separation benefits described in the preceding sentence, who do not become employees of FirstMerit or its subsidiaries, or who become employees of FirstMerit or its subsidiaries but whose employment is terminated during the 180-day period after the Effective Time (except if such termination is for cause), will be entitled to receive separation monies under FirstMerit's standard separation plan in consideration for a standard release of FirstMerit regarding matters related to employment and termination of employment.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS
MARKET PRICES

     FirstMerit Common Stock and Signal Common Stock are included for quotation on Nasdaq/NMS, under the symbols "FMER" and "SGNL," respectively. As of the
            , 1998, there were approximately 69,522,670 shares of FirstMerit Common Stock outstanding and held by approximately 7,695 holders of record, and 11,777,374 shares of Signal Common Stock outstanding and held by approximately 3,800 holders of record. The following table sets forth the high and low closing sale prices of the FirstMerit Common Stock and Signal Common Stock for the periods indicated.

                                                            FIRSTMERIT              SIGNAL
                                                          SALE PRICES(1)        SALE PRICES(2)
                                                         ----------------      ----------------
                                                          HIGH      LOW         HIGH      LOW
                                                         ------    ------      ------    ------
YEAR ENDED DECEMBER 31, 1996:
  First Quarter........................................  $16.25    $13.88      $14.98    $13.97
  Second Quarter.......................................   16.00     15.00       18.72     14.40
  Third Quarter........................................   16.00     14.13       20.16     18.72
  Fourth Quarter.......................................   18.00     15.63       25.60     19.36
YEAR ENDED DECEMBER 31, 1997:
  First Quarter........................................   21.38     17.38       25.12     23.12
  Second Quarter.......................................   25.25     19.25       33.60     21.44
  Third Quarter........................................   27.00     22.63       34.40     32.20
  Fourth Quarter.......................................   30.75     24.88       38.50     32.20
YEAR ENDED DECEMBER 31, 1998:
  First Quarter........................................   34.38     25.88       35.60     30.00
  Second Quarter.......................................   33.75     27.25       34.09     27.75
  Third Quarter (through               , 1998).........      --        --          --        --

---------------
(1) Adjusted to reflect 2-for-1 stock split paid in the form of a 100% stock dividend completed in September 1997.

(2) Adjusted to reflect 5-for-4 stock splits paid in the form of 25% stock dividends in May 1998 and 1997 and 10% stock dividend paid in May 1996.

DIVIDENDS

     The following table sets forth dividends declared per share of FirstMerit Common Stock and Signal Common Stock, respectively, for the periods indicated. The ability of either FirstMerit or Signal to pay dividends to its respective shareholders is subject to certain restrictions. See "REGULATORY MATTERS."

                                                               FIRSTMERIT        SIGNAL
                                                              DIVIDENDS(1)    DIVIDENDS(2)
                                                              ------------    ------------
YEAR ENDED DECEMBER 31, 1996:
  First Quarter.............................................     $0.135           $.07
  Second Quarter............................................      0.135            .07
  Third Quarter.............................................      0.135            .08
  Fourth Quarter............................................      0.145            .08
YEAR ENDED DECEMBER 31, 1997:
  First Quarter.............................................     $0.145           $.08
  Second Quarter............................................      0.145            .08
  Third Quarter.............................................       0.16            .09
  Fourth Quarter............................................       0.16            .09
YEAR ENDED DECEMBER 31, 1998:
  First Quarter.............................................     $ 0.16           $.09
  Second Quarter............................................       0.16            .11
  Third Quarter(through               , 1998)...............         --            .11

---------------

(1) Adjusted to reflect 2-for-1 stock split paid in the form of a 100% stock dividend in September 1997.

(2) Adjusted to reflect 5-for-4 stock splits paid in the form of 25% stock dividends in May 1998 and 1997 and 10% stock dividend paid in May 1996.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING DISCUSSION IS A SUMMARY OF THE ANTICIPATED MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FIRSTMERIT, SIGNAL AND TO THE EXISTING SHAREHOLDERS OF SIGNAL, BUT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL THE POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION IS BASED UPON AN OPINION OF FIRSTMERIT'S LEGAL COUNSEL, WHICH IS BASED UPON THE CODE, TREASURY REGULATIONS, IRS RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE AT ANY TIME BY LEGISLATIVE, JUDICIAL, OR ADMINISTRATIVE ACTION. ANY SUCH CHANGE MAY OR MAY NOT BE APPLIED RETROACTIVELY. NO DISCUSSION IS RENDERED WITH RESPECT TO THE EFFECT, IF ANY, OF ANY PENDING OR FUTURE LEGISLATION OR ADMINISTRATIVE REGULATION OR RULING WHICH MAY HAVE A BEARING ON ANY OF THE FOREGOING.

     There is no undertaking or requirement to provide notice of changes which may occur after the date hereof, including any change in the law, whether by legislative or regulatory action, judicial interpretation or otherwise, or of any change of facts as they presently exist. No information is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations, or the federal or state income tax considerations that may affect the treatment of a shareholder who acquired his Signal Common Stock pursuant to an employee stock option, under special circumstances or is subject to special rules (such as foreign persons, financial institutions, tax-exempt organizations, retirement plans, dealers in securities or insurance companies).

     No ruling has been or will be requested from the IRS with respect to the federal income tax consequences of the Merger. The opinion of counsel only represents counsel's best judgment and is not binding on the IRS or the courts. Accordingly, no assurance can be given that the IRS or a court (if a matter is litigated), will agree with counsel's conclusions, that the IRS will not challenge the tax treatment of the Merger, or that such a challenge if made (whether or not it is litigated), will not be successful.

     IT IS IMPORTANT THAT SHAREHOLDERS OF SIGNAL CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.

     FirstMerit has received an opinion of Brouse & McDowell, L.P.A., dated the date of this Joint Proxy Statement/Prospectus, to the effect that, under currently applicable law, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and, accordingly, for United States federal income tax purposes:

          (i) no gain or loss will be recognized by FirstMerit or Signal as a result of the Merger;

          (ii) no gain or loss will be recognized by the shareholders of Signal who exchange their shares of Signal Common Stock solely for shares of FirstMerit Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in FirstMerit Common Stock);

          (iii) the tax basis of shares of FirstMerit Common Stock received by shareholders of Signal who exchange all of their shares of Signal Common Stock solely for shares of FirstMerit Common Stock in the Merger will be the same as the tax basis of the shares of Signal Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

          (iv) the holding period of the shares of FirstMerit Common Stock received in the Merger will include the period during which the shares of Signal Common Stock surrendered in exchange therefor were held, provided such shares of Signal Common Stock were held as capital assets at the Effective Time.

     The opinion of Brouse & McDowell, L.P.A. described above is based on facts, representations and assumptions set forth in such opinion, and certificates of officers of Signal and FirstMerit.

     The obligations of the parties to consummate the Merger are conditioned upon the receipt by FirstMerit of an opinion of Brouse & McDowell, L.P.A., dated the day of the Effective Time, substantially to the foregoing effect. Such opinion will be based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time. In rendering such opinion, Brouse & McDowell, L.P.A. may require and rely upon representations contained in certificates of officers of Signal, FirstMerit and others.

     Cash received by a holder of Signal Common Stock in lieu of a fractional share interest in FirstMerit Common Stock will be treated as received in redemption of such fractional share interest, and a Signal shareholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Signal Common Stock allocable to such fractional share interest. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of Signal Common Stock is greater than one year at the Effective Time. In the case of an individual Signal shareholder, such capital gain will be taxed at a maximum rate of 20%, if such Signal shareholder's holding period is more than one year. The holding period of a share of FirstMerit Common Stock received in the Merger (including a fractional share interest deemed received and redeemed as described above) will include the holder's holding period in the Signal Common Stock surrendered in exchange therefor.

     THE FOREGOING IS A SUMMARY OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER THE CODE AND IS FOR GENERAL INFORMATION ONLY. IT DOES NOT INCLUDE CONSEQUENCES OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS. SHAREHOLDERS OF SIGNAL SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF FIRSTMERIT COMMON STOCK.

                         ACCOUNTING TREATMENT OF MERGER

     The Merger, if completed as proposed, will qualify as a pooling-of-interest for accounting and financial reporting purposes. Under the pooling-of-interest method of accounting, the historical basis of the assets and liabilities of FirstMerit and Signal will be retroactively combined for the entire fiscal period in which the Merger occurs and for all periods prior to the Merger at historically recorded amounts. See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)."

     The obligations of FirstMerit and Signal to effect the Merger are conditioned, among other things, upon their receipt from FirstMerit's independent certified public accounting firm of a letter, dated the day of the Effective Time, to the effect that, for financial accounting purposes, the Merger qualifies for pooling-of-interest accounting treatment under generally accepted accounting principles if consummated in accordance with the Merger Agreement. See "MERGER -- Conditions to the Merger -- Conditions to Each Party's Obligations." The Merger Agreement further provides that neither FirstMerit nor Signal shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a pooling-of-interest for accounting purposes.

             RESALES OF FIRSTMERIT CAPITAL STOCK RECEIVED IN MERGER

     The shares of FirstMerit Common and Series B Preferred Stock issued to Signal shareholders pursuant to the Merger Agreement will have been registered under the 1933 Act, but such registration does not cover resales by shareholders of Signal who may be deemed to be "affiliates" of Signal, as that term is used in paragraphs (c) and (d) of Rule 145 promulgated under the 1933 Act. In addition, there are limitations on resales by affiliates of Signal necessary in order for the Merger to qualify for pooling-of-interest accounting treatment. Pursuant to the Merger Agreement, prior to the Effective Time, Signal shall identify to FirstMerit all persons who were, at the time of the Signal Meeting, possible "affiliates" of Signal. The Merger Agreement further provides that Signal shall use reasonable efforts to obtain from each person it identifies to FirstMerit as a possible "affiliate" of Signal a commitment that such person will not sell, pledge, transfer or otherwise dispose of any shares of Signal Capital Stock held by such "affiliate" or shares of FirstMerit Capital Stock received by such "affiliate" in the Merger: (a) in the case of FirstMerit Common and Series B Preferred Stock only, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations promulgated thereunder, and (b) during the periods during which any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the Commission, disqualify the Merger for pooling-of-interest treatment. Commission guidelines indicate that the pooling-of-interest method of accounting generally will not be challenged on the basis of sales by "affiliates" of the acquiring or acquired company if such "affiliates" do not dispose of any of the shares of the acquiring or acquired company they owned prior to the consummation of a merger or shares of the acquiring corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     This Joint Proxy Statement/Prospectus does not cover any reoffers or resales of FirstMerit Common and Series B Preferred Stock received by affiliates of Signal.

         FIRSTMERIT'S ARTICLES OF INCORPORATION AND CODE OF REGULATIONS

     The Articles of FirstMerit in effect immediately prior to the Merger will be the articles of incorporation of FirstMerit as the surviving corporation after the Merger (except as amended to assume the terms and provisions of the Signal Preferred Stock). The Regulations of FirstMerit in effect immediately prior to the Merger will be the regulations of FirstMerit after the Merger.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of Signal Common Stock who so desire are entitled to relief as dissenting shareholders under Section 1701.84 of the Ohio Revised Code. A shareholder of Signal, however, will be entitled to such relief only if he complies strictly with all of the procedural and other requirements of Section 1701.85 of the Ohio Revised Code. The following summary does not purport to be a complete statement of the method of compliance with Section 1701.85 and is qualified in its entirety by reference to the copy of Section 1701.85 attached hereto as Appendix D.

     A holder of Signal Common Stock who wishes to perfect his rights as a dissenting shareholder in the event the Merger Agreement is adopted:

          (a) must have been a record holder of the Signal Common Stock as to which he seeks relief as of the Signal Record Date;

          (b) must not have voted his Signal Common Stock in favor of adoption of the Merger Agreement; and

          (c) must deliver to Signal, not later than ten days after the Signal Meeting, a written demand for payment of the fair cash value of the shares as to which he seeks relief. This written demand must state the name of the shareholder, his address, the number and class of shares as to which he seeks relief, and the amount claimed as the fair cash value thereof.

     A vote against adoption of the Merger Agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment must be mailed or delivered to L. Dwight Douce, Secretary, Signal Corp, 135 East Liberty Street, Wooster, Ohio 44691. As the written demand must be delivered within the ten-day period following the Signal Meeting, it is recommended, although not required, that a shareholder using the mails should use certified or registered mail, return receipt requested, to confirm that he has made a timely delivery.

     If Signal sends the dissenting shareholder at the address specified in his demand, a request for the certificate(s) representing his shares, the shareholder must deliver the certificate(s) within 15 days of the sending of such request. Signal may endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the shareholder's rights as a dissenting shareholder. Signal must notify the shareholder of its election to terminate his rights as a dissenting shareholder within 20 days after the lapse of the 15 day period.

     Unless the dissenting shareholder and Signal shall agree on the fair cash value per share of the Signal Common Stock, either may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Cuyahoga County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

     Fair cash value: (a) will be determined as of the day prior to Signal Meeting, (b) will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy, (c) will not exceed the amount specified in the shareholder's written demand, and (d) will exclude any appreciation or depreciation in market value resulting from the Merger. The court shall make a finding as to the fair cash value of a share and render judgment against Signal for its payment with interest at such rate and from such date as the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

     The rights of any dissenting shareholder will terminate if (a) he has not complied with Section 1701.85, unless Signal by its Board of Directors waives such failure, (b) Signal abandons or is finally enjoined or prevented from carrying out, or the shareholders of Signal rescind their adoption of, the Merger, (c) the dissenting shareholder withdraws his written demand, with the consent of Signal, by its Board of Directors, or (d) Signal and the dissenting shareholder shall not have agreed upon the fair cash value per share of the Signal Common Stock, respectively, and neither shall have timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares.

     Because a proxy which does not contain voting instructions will be voted for adoption of the Merger Agreement, a shareholder who wishes to exercise his dissenters' rights must either not sign and return his proxy or, if he signs and returns his proxy, vote against or abstain from voting on the adoption of the Merger Agreement.

                        PRO FORMA FINANCIAL INFORMATION

     The pro forma condensed combined financial statements include (i) the CoBancorp merger consummated on May 22, 1998, (ii) the pending merger of Security First, contemplated to be completed in the fourth quarter of 1998,
(iii) the pending merger of Signal, contemplated to be completed during the first quarter 1999, and (iv) the reissuance of 1.2 million shares of FirstMerit Common Stock. Purchase accounting was used for the completed CoBancorp merger, and pooling-of-interest accounting is used on the pro forma information presented for the Security First and Signal mergers.

     CoBancorp is already included in the balance sheet of FirstMerit as of June 30, 1998. The pro forma condensed combined income statements for the six months ended June 30, 1998 and 1997, and December 31, 1997 include operating results of CoBancorp as if the CoBancorp Merger were consummated at the beginning of each of those periods. Results of FirstMerit for the six months ended June 30, 1998 already include the results of CoBancorp for the period May 22, 1998 (consummation) to June 30, 1998. The balance sheet and income statement adjustments shown are based on management estimates, for pro forma presentation, of costs associated with the mergers and issuances of shares of FirstMerit Common Stock. FirstMerit cost estimates are forward-looking. Readers are cautioned that the type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. See "FORWARD-LOOKING STATEMENTS."

     The unaudited pro forma balance sheet information is not necessarily indicative of the actual financial position that would have existed had the merger of CoBancorp been consummated on June 30, 1997 or December 31, 1997, and had the Security First and Signal mergers been consummated on June 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, or that may exist in the future. The unaudited pro forma income statement information is not necessarily indicative of the results that would have occurred had any of the CoBancorp, Security First or Signal mergers been consummated on the dates indicated or that may be achieved in the future. Assuming the consummation of the Security First and Signal mergers, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in value and changes in operating results between the dates of the pro forma financial data and the date on which the Security First and Signal mergers take place.

     THE FOLLOWING PRO FORMA INFORMATION IS NOT NECESSARILY INDICATIVE OF THE RESULTS WHICH ACTUALLY WOULD HAVE BEEN OBTAINED IF THE MERGER HAD BEEN CONSUMMATED IN THE PAST OR WHICH MAY BE OBTAINED IN THE FUTURE.

             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                              AS OF JUNE 30, 1998

                                                                                  PRO FORMA
                                                                               ACQUISITION AND      PRO FORMA
                                 FIRSTMERIT   SECURITY FIRST     SIGNAL     OFFERING ADJUSTMENTS     COMBINED
                                 ----------   --------------   ----------   ---------------------   ----------
                                                            (DOLLARS IN THOUSANDS)
ASSETS:
  Investment securities........  $1,327,598      $ 29,501      $  483,690                           $1,840,789
  Federal funds sold...........      10,600         7,500                                               18,100
  Net loans....................   4,230,184       630,422       1,280,197         $(24,100)(1)       6,116,703
  Cash and due from banks......     216,443        11,968          44,557           23,568(2)          296,536
  Premises and equipment,
     net.......................     118,120         8,355          22,701                              149,176
  Accrued interest and other
     assets....................     276,445         8,716          81,080           23,600(1)          389,841
                                 ----------      --------      ----------         --------          ----------
          Total assets.........  $6,179,390      $696,462      $1,912,225         $ 23,068          $8,811,145
                                 ==========      ========      ==========         ========          ==========
LIABILITIES AND SHAREHOLDERS'
  EQUITY:
  Deposits.....................  $4,878,882      $511,183      $1,305,086                           $6,695,151
  Securities sold under
     agreement
     to repurchase and other
     borrowings................     547,368       111,727         417,097                            1,076,192
  Accrued taxes, expenses and
     other liabilities.........     107,127         4,609          34,130         $ 43,200(1)          189,066
                                 ----------      --------      ----------         --------          ----------
          Total liabilities       5,533,377       627,519       1,756,313           43,200           7,960,409
  Preferred stock..............                                     9,917                                9,917
  Common stock.................     110,197            79          11,747           (1,565)(3)         120,458
  Capital surplus..............      25,919        17,614          58,844            4,086(2)          106,463
  Accumulated other
     comprehensive income......       3,059                           937                                3,996
  Retained earnings............     550,558        51,250          76,032          (43,700)(1)         634,140
                                                                                     1,565(3)
  Treasury stock...............     (43,720)                       (1,565)          19,482(2)          (24,238)
                                 ----------      --------      ----------         --------          ----------
          Total shareholders'
            equity                  646,013        68,943         155,912          (20,132)            850,736
                                 ----------      --------      ----------         --------          ----------
          Total liabilities and
            shareholders'
            equity.............  $6,179,390      $696,462      $1,912,225         $ 23,068          $8,811,145
                                 ==========      ========      ==========         ========          ==========

See accompanying notes to pro forma condensed combined financial information.

         PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)

                                   FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           -------------------------------------------------------
                                                                       FIRSTMERIT
                                                                           AND
                                                                        COBANCORP
                                                        PRO FORMA       PRO FORMA
                           FIRSTMERIT   COBANCORP      ADJUSTMENTS      COMBINED
                           ----------   ----------     -----------     -----------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income..........  $  211,708   $  18,634        $   (48)(4)   $  230,897
                                                             603(4)
Interest expense.........      79,421      11,380          1,283(4)        93,163
                                                           1,079(4)
                           ----------   ----------       -------       -----------
  Net interest income....     132,287       7,254         (1,807)(4)      137,734
Provision for loan
  losses.................      10,906         100                          11,006
                           ----------   ----------       -------       -----------
  Net interest income
    after provision for
    loan losses..........     121,381       7,154         (1,807)         126,728
Other income.............      50,207       2,646                          52,853
Other expenses...........     104,973       6,670            374(4)       114,454
                                                           2,437(4)
                           ----------   ----------       -------
  Income before income
    taxes................      66,615       3,130         (4,618)          65,127
Federal income taxes.....      20,505       1,096         (1,616)(5)       19,984
                           ----------   ----------       -------       -----------
  Net income.............  $   46,110   $   2,035        $(3,002)      $   45,143
                           ==========   ==========       =======       ===========
Adjustments to net income
  to calculate:
Basic net income.........
Diluted net income.......
Per share data:
Net income -- basic......  $     0.74   $    0.58                      $     0.68
Net income -- diluted....  $     0.73   $    0.58                      $     0.67
Average common shares
  outstanding -- basic...  62,282,099   3,481,800                      66,147,593(6)
Average common shares
outstanding -- diluted...  63,143,349   3,535,828                      67,068,825(6)

                                  FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           ----------------------------------------------------
                                                     ADJUSTMENTS
                                                     FOR ISSUANCE
                                                    OF 1.2 MILLION
                           SECURITY                   SHARES OF      PRO FORMA
                             FIRST       SIGNAL      COMMON STOCK     COMBINED
                           ---------   ----------   --------------   ----------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income..........  $  28,703   $   68,368                    $  327,700
Interest expense.........     14,922       43,391                       151,208
                           ---------   ----------      ---------     ----------
  Net interest income....     13,781       24,977                       176,492
Provision for loan
  losses.................        168        3,234                        14,408
                           ---------   ----------      ---------     ----------
  Net interest income
    after provision for
    loan losses..........     13,613       21,743                       162,084
Other income.............      1,012       15,240                        69,105
Other expenses...........      6,775       32,775                       154,004
                           ---------   ----------      ---------     ----------
  Income before income
    taxes................      7,850        4,208                        77,185
Federal income taxes.....      2,738        1,831                        24,553
                           ---------   ----------      ---------     ----------
  Net income.............  $   5,112   $    2,377                    $   52,632
                           =========   ==========      =========     ==========
Adjustments to net income
  to calculate:
Basic net income.........                    (348)                         (348)
Diluted net income.......        128                                        128
Per share data:
Net income -- basic......  $    0.67   $     0.18                    $     0.59
Net income -- diluted....  $    0.60   $     0.18                    $     0.58
Average common shares
  outstanding -- basic...  7,652,501   11,339,173      1,200,000     89,091,591(7)
Average common shares
outstanding -- diluted...  8,666,508   11,339,173      1,200,000     90,910,726(7)

See accompanying notes to pro forma condensed combined financial information.

         PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)

                                 FOR THE SIX MONTHS ENDED JUNE 30, 1997
                           ---------------------------------------------------
                                                                   FIRSTMERIT
                                                                       AND
                                                                    COBANCORP
                                                      PRO FORMA     PRO FORMA
                           FIRSTMERIT   COBANCORP    ADJUSTMENTS    COMBINED
                           ----------   ----------   -----------   -----------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income..........  $  200,777   $  23,377      $   (61)(4) $  224,861
                                                           768(4)
Interest expense.........      74,032       9,081        1,635(4)      86,123
                                                         1,375(4)
                           ----------   ----------     -------     -----------
  Net interest income....     126,745      14,296       (2,303)(4)    138,738
Provision for loan
  losses.................       9,194         150                       9,344
                           ----------   ----------     -------     -----------
  Net interest income
    after provision for
    loan losses..........     117,551      14,146       (2,303)       129,394
Other income.............      39,394       3,651                      43,045
Other expenses...........      95,326      14,098          477(4)     113,007
                                                         3,106(4)
                           ----------   ----------     -------     -----------
  Income before income
    taxes................      61,619       3,699       (5,886)        59,432
Federal income taxes.....      20,067         736       (2,060)(5)     18,743
                           ----------   ----------     -------     -----------
  Net income.............  $   41,552   $   2,963      $(3,826)    $   40,689
                           ==========   ==========     =======     ===========
Adjustments to net income
  to calculate:
  Basic net income.......
  Diluted net income.....
Per share data:
Net income -- basic......  $     0.66   $    0.86                  $     0.61
Net income -- diluted....  $     0.65   $    0.85                  $     0.60
Average common shares
  outstanding -- basic...  63,296,726   3,445,348                  67,121,751(6)
Average common shares
outstanding -- diluted...  63,851,138   3,499,376                  67,736,145(6)

                                  FOR THE SIX MONTHS ENDED JUNE 30, 1997
                           -----------------------------------------------------
                                                      ADJUSTMENTS
                                                      FOR ISSUANCE
                                                     OF 1.2 MILLION
                            SECURITY                   SHARES OF      PRO FORMA
                             FIRST        SIGNAL      COMMON STOCK     COMBINED
                           ----------   ----------   --------------   ----------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income..........  $   26,289   $   53,912                    $  305,062
Interest expense.........      13,928       34,707                       134,758
                           ----------   ----------      ---------     ----------
  Net interest income....      12,361       19,205                       170,304
Provision for loan
  losses.................         118          657                        10,119
                           ----------   ----------      ---------     ----------
  Net interest income
    after provision for
    loan losses..........      12,243       18,548                       160,185
Other income.............         844       11,926                        55,815
Other expenses...........       6,528       15,832                       135,367
                           ----------   ----------      ---------     ----------
  Income before income
    taxes................       6,559       14,642                        80,633
Federal income taxes.....       2,220        5,037                        26,000
                           ----------   ----------      ---------     ----------
  Net income.............  $    4,339   $    9,605                    $   54,633
                           ==========   ==========      =========     ==========
Adjustments to net income
  to calculate:
  Basic net income.......                     (809)                         (809)
  Diluted net income.....         189                                        189
Per share data:
Net income -- basic......  $     0.58   $     1.01                    $     0.62
Net income -- diluted....  $     0.52   $     0.82                    $     0.60
Average common shares
  outstanding -- basic...   7,501,849    8,708,451      1,200,000     86,459,794(7)
Average common shares
outstanding -- diluted...   8,740,342   11,670,792      1,200,000     92,081,164(7)

See accompanying notes to pro forma condensed combined financial information.

         PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)

                                         FOR THE YEAR ENDED 1997
                           ---------------------------------------------------
                                                                   FIRSTMERIT
                                                                       AND
                                                                    COBANCORP
                                                      PRO FORMA     PRO FORMA
                           FIRSTMERIT   COBANCORP    ADJUSTMENTS    COMBINED
                           ----------   ----------   -----------   -----------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income..........  $  407,825   $  48,141      $  (121)(4) $   457,381
                                                         1,536(4)
Interest expense.........     152,369      19,087        3,269(4)      177,475
                                                         2,750(4)
                           ----------   ----------     -------     -----------
  Net interest income....     255,456      29,054       (4,604)(4)     279,906
Provision for loan
  loses..................      21,593         225                       21,818
                           ----------   ----------     -------     -----------
  Net interest income
    after provision for
    loan losses..........     233,863      28,829       (4,604)        258,088
Other income.............      83,578       8,203                       91,781
Other expenses...........     191,080      29,941          954(4)      228,187
                                                         6,212(4)
                           ----------   ----------     -------     -----------
  Income before taxes....     126,361       7,091      (11,770)        121,682
Federal income taxes.....      39,998       1,567       (4,120)(5)      37,445
                           ----------   ----------     -------     -----------
  Net income.............  $   86,363   $   5,524      $(7,650)    $    84,237
                           ==========   ==========     =======     ===========
Adjustments to net income
  to calculate:
  Basic net income.......
  Diluted net income.....
Per share data:
Net income -- basic......  $     1.38   $    1.60(8)               $      1.27(8)
Net income -- diluted....  $     1.36   $    1.58(8)               $      1.25(8)
Average common shares
  outstanding -- basic...  62,717,185   3,455,010                   66,552,937(6)
Average common shares
outstanding -- diluted...  63,537,328   3,497,150                   67,419,864(6)

                                          FOR THE YEAR ENDED 1997
                           -----------------------------------------------------
                                                      ADJUSTMENTS
                                                      FOR ISSUANCE
                                                     OF 1.2 MILLION
                            SECURITY                   SHARES OF      PRO FORMA
                             FIRST        SIGNAL      COMMON STOCK     COMBINED
                           ----------   ----------   --------------   ----------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income..........  $   55,715   $  119,653                    $  632,749
Interest expense.........      29,566       76,512                       283,553
                           ----------   ----------      ---------     ----------
  Net interest income....      26,149       43,141                       349,196
Provision for loan
  loses..................         310        1,615                        23,743
                           ----------   ----------      ---------     ----------
  Net interest income
    after provision for
    loan losses..........      25,839       41,526                       325,453
Other income.............       1,758       30,075                       123,614
Other expenses...........      13,306       41,479                       282,972
                           ----------   ----------      ---------     ----------
  Income before taxes....      14,291       30,122                       166,095
Federal income taxes.....       4,980       11,089                        53,514
                           ----------   ----------      ---------     ----------
  Net income.............  $    9,311   $   19,033                    $  112,581
                           ==========   ==========      =========     ==========
Adjustments to net income
  to calculate:
  Basic net income.......                   (1,584)                       (1,584)
  Diluted net income.....         334                                        334
Per share data:
Net income -- basic......  $     1.23   $     1.93                    $     1.28(8)
Net income -- diluted....  $     1.11   $     1.57                    $     1.22(8)
Average common shares
  outstanding -- basic...   7,552,329    9,050,918      1,200,000     86,387,736(7)
Average common shares
outstanding -- diluted...   8,718,437   12,151,159      1,200,000     92,379,570(7)

See accompanying notes to pro forma condensed combined financial information.

         PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)

                                                     FOR THE YEAR ENDED 1996
                             -----------------------------------------------------------------------
                                                                        ADJUSTMENTS
                                                                       FOR ISSUANCE
                                                                      OF 1.2 MILLION
                                           SECURITY                      SHARES OF        PRO FORMA
                             FIRSTMERIT      FIRST       SIGNAL        COMMON STOCK        COMBINED
                             -----------   ---------   ----------   -------------------   ----------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income............  $  411,745    $  49,178   $  101,169                         $  562,092
Interest expense...........     160,773       25,563       63,007                            249,344
                             ----------    ---------   ----------        ---------        ----------
  Net interest income......     250,972       23,615       38,162                            312,748
Provision for loan
  losses...................      17,751          323        1,259                             19,333
                             ----------    ---------   ----------        ---------        ----------
  Net interest income after
     provision for loan
     losses................     233,221       23,292       36,903                            293,415
Other income...............      86,048        1,698       18,957                            106,703
Net securities gains
  (losses).................      (1,776)                                                      (1,776)
Other expenses.............     209,702       15,209       35,451                            260,361
                             ----------    ---------   ----------        ---------        ----------
  Income before income
     taxes.................     106,015        9,781       20,409                            136,205
Federal income taxes.......      35,075        3,371        7,549                             45,995
                             ----------    ---------   ----------        ---------        ----------
  Net income...............  $   70,940    $   6,410   $   12,860                         $   90,210
                             ==========    =========   ==========        =========        ==========
Adjustments to net income
  to calculate:
  Basic net income.........                                (1,696)                            (1,696)
  Diluted net income.......                      391                                             391
Per share data:
Net income -- basic........  $     1.09    $    0.86   $     1.29                         $     1.05
Net income -- diluted......  $     1.08    $    0.78   $     1.09                         $     1.01
Average common shares
  outstanding -- basic.....  65,215,132    7,434,891    8,670,249        1,200,000        84,443,457(7)
Average common shares
  outstanding -- diluted...  65,468,213    8,695,436   11,828,502        1,200,000        89,981,644(7)

See accompanying notes to pro forma condensed combined financial information.

         PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)

                                                             FOR THE YEAR ENDED 1995
                                     ------------------------------------------------------------------------
                                                                                 ADJUSTMENTS
                                                                                FOR ISSUANCE
                                                                               OF 1.2 MILLION
                                                    SECURITY                      SHARES OF        PRO FORMA
                                     FIRSTMERIT       FIRST       SIGNAL        COMMON STOCK        COMBINED
                                     ----------     ---------   ----------   -------------------   ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income...................   $  416,627     $  43,593   $   88,709                         $  548,929
Interest expense..................      180,933        22,608       53,765                            257,306
                                     ----------     ---------   ----------        ---------        ----------
  Net interest income.............      235,694        20,985       34,944                            291,623
Provision for loan losses.........       19,763           377          918                             21,058
                                     ----------     ---------   ----------        ---------        ----------
  Net interest income after
    provision for loan losses.....      215,931        20,608       34,026                            270,565
Other income......................       68,517         1,699        5,133                             75,349
Other expenses....................      227,779        13,367       19,781                            260,928
                                     ----------     ---------   ----------        ---------        ----------
  Income before income taxes &
    extraordinary item............       56,669         8,940       19,378                             84,986
Federal income taxes..............       30,950         3,334        6,853                             41,136
                                     ----------     ---------   ----------        ---------        ----------
  Net income......................   $   25,719(9)  $   5,606   $   12,525                         $   43,850(9)
                                     ==========     =========   ==========        =========        ==========
Adjustments to net income to
  calculate:
  Basic net income................                                  (1,786)                            (1,786)
  Diluted net income..............                        391                                             391
Per share data:
Net income -- basic(9)............   $     0.38     $    0.78   $     1.30                         $     0.49
Net income -- diluted(9)..........   $     0.38     $    0.70   $     1.08                         $     0.48
Average common shares
  outstanding -- basic............   66,908,906     7,169,640    8,286,052        1,200,000        85,395,211(7)
Average common shares
  outstanding -- diluted..........   67,138,260     8,514,312   11,559,897        1,200,000        91,136,747(7)

See accompanying notes to pro forma condensed combined financial information.

         NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1

     Pursuant to their respective merger agreements and consistent with generally accepted accounting principles, FirstMerit, Security First and Signal expect that costs incurred to effect the mergers, which would include transaction costs of the mergers and costs to combine operations, will be deducted in determining net income in the period in which they are incurred. Adjustments to conform the accounting policies of the entities are reflected in these Pro Forma Condensed Combined Financial Statements (Unaudited) and are discussed in these notes. The pro forma financial statements do not give effect to any cost savings which may be realized in connection with the consolidation of the respective operations of FirstMerit, Security First and Signal.

     Transaction costs of the mergers and costs to combine operations are expected to approximate $67.3 million on a pre-tax basis. The Pro Forma Condensed Combined Statements of Income (Unaudited) do not reflect these charges. The Pro Forma Condensed Combined Balance Sheet (Unaudited) reflects these charges at that amount. It is anticipated that these charges will be incurred and recognized by FirstMerit, Security First and Signal and substantially paid by the first quarter of 1999. The following table provides details of the estimated charges by type of cost:

                                                                 ESTIMATED RANGE OF COSTS
                                                          ---------------------------------------
                                                          SECURITY            PRE-TAX    POST-TAX
                     TYPES OF COSTS                        FIRST     SIGNAL   COMBINED   COMBINED
                     --------------                       --------   ------   --------   --------
                                                                       (IN MILLIONS)
Severance and relocation................................   $ 1.0     $ 5.7     $ 6.7      $ 4.4
Allowance for loan losses...............................     7.3      16.8      24.1       15.7
Professional fees.......................................     4.0      10.0      14.0        9.1
Branch closings and real estate transactions............     2.0       8.6      10.6        6.9
Systems.................................................      .3       3.7       4.0        2.6
Other...................................................      .5       7.4       7.9        5.0
                                                           -----     -----     -----      -----
                                                           $15.1     $52.2     $67.3      $43.7
                                                           =====     =====     =====      =====

NOTE 2

     This adjustment reflects the issuance of 1.2 million shares of FirstMerit Common Stock in conjunction with the underwritten public offering that closed on September 17,1998. The share price used for total proceeds was $19.64 which includes underwriting discounts, commissions and estimated offering expenses payable by FirstMerit. These shares were reissued out of treasury stock at their approximate LIFO value of $16.235 per share.

NOTE 3

     These reclassifications conform the acquired entities' capital structures to that of FirstMerit.

                                  (UNAUDITED)

NOTE 4

     The purchase accounting adjustments related to the CoBancorp Merger reflected in the Pro Forma Condensed Combined Statements of Income (Unaudited) are summarized as follows:

                                                      PERIOD FROM
                                                    JANUARY 1, 1998
                                                        THROUGH
                                    AMORTIZATION     MAY 22, 1998     SIX MONTHS ENDED       YEAR ENDED
                                       PERIOD       (CONSUMMATION)     JUNE 30, 1997     DECEMBER 31, 1997
                                    -------------   ---------------   ----------------   ------------------
Interest Income
  Amortization of investment
     securities adjustment........     3 years          $   (48)          $   (61)            $  (121)
  Amortization of loan portfolio
     adjustment...................     7 years              603               768               1,536
Interest Expense
  Amortization of deposit
     liabilities adjustment.......     3 years           (1,283)           (1,635)             (3,269)
  Imputed interest to fund cash
     component of purchase
     price........................                       (1,079)           (1,375)             (2,750)
Other Expenses
  Amortization of incremental
     intangibles..................  10 & 25 years        (2,437)           (3,106)             (6,212)
  Amortization of fixed asset
     adjustments..................    10 years             (374)             (477)               (954)
Federal tax benefit of pro forma
  adjustments.....................                        1,616             2,060               4,120
                                                        -------           -------             -------
Net decrease to pro forma combined
  net income......................                      $(3,002)          $(3,826)            $(7,650)
                                                        =======           =======             =======

NOTE 5

     Income tax expense on pro forma adjustments is reflected using a 35.0% tax rate.

NOTE 6

     As permitted by the Agreement of Affiliation and Plan of Merger and for purposes of the pro forma calculations, 70% of CoBancorp shares of common stock were converted at an exchange rate of 1.586 shares of FirstMerit Common Stock for each share of CoBancorp common stock.

NOTE 7

     For purposes of the pro forma calculations, (i) all Security First shares of common stock were converted at a fixed exchange ratio of 0.8855 shares of FirstMerit Common Stock, and (ii) all Signal shares of common stock were converted at a fixed exchange ratio of 1.32 shares of FirstMerit Common Stock.

NOTE 8

     The Pro Forma Condensed Combined net income and Pro Forma Condensed Combined net income per basic and diluted share excludes $724,000 of extraordinary expenses (net of tax) for merger related costs included in the December 31, 1997 CoBancorp financial statements.

NOTE 9

     The Pro Forma Condensed Combined net income and Pro Forma Condensed Combined net income per basic and diluted share excludes $5.6 million of extraordinary income (net of tax) on the disposition of assets after business acquisition included in the December 31, 1995 FirstMerit financial statements.

                             BUSINESS OF FIRSTMERIT

OVERVIEW

     FirstMerit is a bank holding company organized in 1981 under the laws of the State of Ohio and registered under the BHCA. FirstMerit employed approximately 2,900 full- and part-time employees as of June 30, 1998. FirstMerit's principal business consists of owning and supervising its affiliates. Although FirstMerit directs the overall policies of its affiliates, including lending practices and financial resources, most day-to-day affairs are managed by their respective officers.

     At June 30, 1998, FirstMerit Bank operated a network of 158 full service banking offices and 194 automated teller machines. Its offices span a total of 14 counties in Ohio, including Ashtabula, Cuyahoga, Delaware, Erie, Franklin, Geauga, Lake, Lorain, Madison, Medina, Portage, Stark, Summit and Wayne Counties. This market area has over 400,000 households and businesses and is the 14th largest consolidated MSA in the country (which combines the primary MSAs for Cleveland, Lorain/Elyria and Akron, Ohio). FirstMerit Bank has the leading market share in Summit, Medina, Stark and Lorain counties in Ohio. Following the consummation of the two pending acquisitions of Security First and Signal, FirstMerit Bank will also have the leading market share in Wayne County, Ohio, and will have one of the three highest market share positions in 11 of the 21 counties in which it operates.

     For the year ended December 31, 1997 and the six months ended June 30, 1998, FirstMerit had a return on average assets of 1.64% and 1.69%, respectively, a return on average equity of 16.62% and 16.90%, respectively, and an efficiency ratio of 55.60% and 57.15%, respectively. As of June 30, 1998, FirstMerit had total assets of $6.2 billion, total deposits of $4.9 billion and total stockholders' equity of $646.0 million. On a pro forma basis giving effect to the acquisitions of Security First and Signal, FirstMerit as of June 30, 1998 would have had total assets of $8.8 billion, total deposits of $6.7 billion and total shareholders' equity of $850.7 million. The principal executive offices of FirstMerit are located at III Cascade Plaza, Akron, Ohio 44308, and its telephone number is (330) 996-6300.

SUBSIDIARIES AND OPERATIONS

     Through its affiliates, FirstMerit operates primarily as a regional banking organization, providing a wide range of banking, fiduciary, financial, insurance and investment services to corporate, institutional and individual customers throughout northeastern and central Ohio. FirstMerit's largest subsidiary is FirstMerit Bank into which FirstMerit has merged all of its subsidiary banks.

     FirstMerit Bank engages in commercial and consumer banking in its respective geographic markets. Commercial and consumer banking generally consists of the acceptance of a variety of demand, savings and time deposits and the granting of commercial and consumer loans for the financing of both real and personal property. As part of its community banking philosophy, FirstMerit Bank has divided its markets into eight geographic areas which are designated as follows: FirstMerit Bank/Akron, FirstMerit Bank/Citizens (Canton), FirstMerit Bank/ Cleveland, FirstMerit Bank/Columbus, FirstMerit Bank/Elyria, FirstMerit Bank/Old Phoenix (Medina), FirstMerit Bank/Wooster and FirstMerit Bank/Peoples (Mentor). Each of these regional operations is headed by a president and local community board. This strategy allows FirstMerit Bank to deliver a broad line of financial products and services with a community orientation and a high level of personal service. FirstMerit can therefore offer a wide range of specialized services tailored to specific markets in addition to the full range of customary banking products and services. These services include personal and corporate trust services, personal financial services, cash management services and international banking services.

     Other services provided by FirstMerit Bank or its affiliates include automated banking programs, credit cards, rental of safe deposit boxes, letters of credit, leasing, discount brokerage and credit life insurance. FirstMerit Bank also operates a trust department, which offers estate and trust services. The majority of its customers is comprised of consumers and small and medium size businesses. FirstMerit Bank is not engaged in lending outside the continental United States and is not dependent upon any one significant customer or specific industry.

     FirstMerit's non-banking direct and indirect subsidiaries provide insurance sales services, credit life, credit accident and health insurance, securities brokerage services, equipment lease financing and other financial services.

     FirstMerit's direct subsidiaries other than FirstMerit Bank include FirstMerit Credit Life Insurance Company, FirstMerit Community Development Corporation, Citizens Investment Corporation and Citizens Savings Corporation of Stark County. FirstMerit Credit Life Insurance Company was formed in 1985 to underwrite credit life and credit accident and health insurance in connection with the extension of credit to its customers. FirstMerit Community Development Corporation was organized in 1994 to further FirstMerit's efforts in identifying the credit needs of its lending communities and meeting the requirements of the Community Reinvestment Act ("CRA"). Congress enacted CRA to ensure that financial institutions meet the deposit and credit needs of their communities. Through a community development corporation, financial institutions can fulfill these requirements by nontraditional activities such as acquiring, rehabilitating or investing in real estate in low to moderate income neighborhoods, and promoting the development of small business. FirstMerit Bank is the parent corporation of several wholly-owned Ohio corporations. In 1995, FirstMerit Mortgage Corporation ("FirstMerit Mortgage"), which is located in Canton, Ohio, was organized and capitalized. FirstMerit Mortgage originates residential mortgage loans and provides mortgage loan servicing for itself and FirstMerit Bank. In 1993, FirstMerit Leasing Company ("FirstMerit Leasing") and FirstMerit Securities, Inc. ("FirstMerit Securities") were organized. FirstMerit Leasing provides equipment lease financing and related services, while FirstMerit Securities offers discount brokerage services to customers of FirstMerit Bank and other FirstMerit subsidiaries.

     FirstMerit Bank is also the parent corporation of Abell & Associates, Inc., a nationally-known life insurance and financial consulting firm acquired in May 1997, and FirstMerit Insurance Agency, Inc. Abell & Associates assists in the design and funding of estate plans, corporate succession plans and executive compensation plans. The firm also does consulting work for law and accounting firms, as well as individual corporations, designing funding for corporate liability issues. FirstMerit Insurance Agency, Inc. became a subsidiary of FirstMerit Bank when FirstMerit acquired Great Northern Financial Corporation in 1994 (at which time its life insurance license was inactive). FirstMerit Insurance Agency, Inc.'s license to sell life insurance products and annuities was reactivated in 1997.

     Although FirstMerit is a corporate entity legally separate and distinct from its affiliates, bank holding companies such as FirstMerit, which are subject to the BHCA, are expected to act as a source of financial strength for their subsidiary banks. The principal source of FirstMerit's income is dividends from its subsidiaries. There are certain regulatory restrictions on the extent to which financial institution subsidiaries can pay dividends or otherwise supply funds to FirstMerit.

RECENT TRANSACTIONS

     FirstMerit engages in discussions concerning possible acquisitions of other financial institutions and financial services companies on a regular basis. FirstMerit also periodically acquires branches and deposits in its principal markets. FirstMerit's strategy for growth includes strengthening market share in its existing markets, expanding into complementary markets and broadening its product offerings. Consistent with this strategy, FirstMerit has announced three strategic transactions in the last ten months.

     CoBancorp Acquisition. FirstMerit completed the acquisition of CoBancorp, Elyria, Ohio, the parent of PremierBank & Trust and Jefferson Savings Bank, on May 22, 1998 (the "CoBancorp Merger"). FirstMerit had entered into an Agreement of Affiliation and Plan of Merger with CoBancorp on November 2, 1997. Under the terms of the CoBancorp Merger, CoBancorp shareholders had a right to elect to exchange their common stock for either Common Stock of FirstMerit, cash, or a combination of Common Stock and cash, provided that no less than 30% nor more than 49% of the total transaction value could be paid in cash. The CoBancorp Merger was structured as a tax-free exchange for CoBancorp shareholders who received FirstMerit Common Stock, and was accounted for as a purchase transaction. At the effective time of the CoBancorp Merger, based upon the average closing price of FirstMerit's Common Stock of $29.375 per share over a specified period, the value of the transaction on such date was approximately $174.1 million. In connection with the CoBancorp Merger, FirstMerit issued approximately 3.9 million shares of Common Stock, paid $50.0 million in cash (based upon the

CoBancorp shareholder elections and allocations), and assumed merger-related liabilities of approximately $9.6 million. The transaction created goodwill of approximately $136.6 million that will be amortized primarily over 25 years.

     Secondary Offering. On September 17, 1998, FirstMerit closed on the secondary underwritten public offering of 1.2 million shares of FirstMerit
Common Stock. On October   , 1998, FirstMerit closed on the secondary
underwritten public offering of 180,000 shares of FirstMerit Common Stock which were shares granted to the underwriters for over-allotments. The re-issuance of these shares was necessary to allow FirstMerit to treat the Security First Merger as a pooling-of-interest for accounting purposes.

     Security First Acquisition. On April 5, 1998, FirstMerit entered into an Agreement of Affiliation and Plan of Merger with Security First, the parent company of Security Federal Savings and Loan Association of Cleveland and First Federal Savings Bank of Kent. Pursuant to the merger agreement, Security First will merge with and into FirstMerit in a tax-free, stock-for-stock exchange, with FirstMerit as the surviving corporation (the "Security First Merger"). Under the terms of the merger agreement, all shares of Security First common stock issued and outstanding immediately prior to the effective time of the Security First Merger shall be converted into the right to receive 0.8855 of a share of FirstMerit Common Stock. Based on the closing price of the Common Stock on June 30, 1998 of $29.125 per share, the value of the transaction on such date was approximately $227.2 million, assuming the issuance of approximately 7.8 million shares of Common Stock for Security First shares, options and convertible debentures.

     The Security First Merger, which will be accounted for as a pooling-of-interest, is expected to close early in the fourth quarter of 1998. The merger agreement has been approved by the Boards of Directors of both companies. Consummation of the Security First Merger is subject to certain customary conditions. Security First has also granted FirstMerit an option to acquire up to 19.9% of Security First common stock under certain conditions.

     At the time FirstMerit announced the Security First Merger, FirstMerit also announced the termination of a previously initiated stock repurchase program. In order for the Security First Merger to be treated as a pooling-of-interest for accounting purposes, FirstMerit reissued approximately 1.2 million shares of FirstMerit Common Stock prior to the effective time of the Security First Merger.

     Summary. On a pro forma basis, including Security First and Signal, FirstMerit would have had total assets, deposits and shareholders' equity of $8.8 billion, $6.7 billion and $850.7 million, respectively, as of June 30, 1998. Assuming the issuance of 7.8 million shares of Common Stock in connection with the Security First Merger, and 17.9 million shares of FirstMerit Common Stock in connection with the Signal Merger, and based upon the total outstanding shares of Common Stock as of June 30, 1998, FirstMerit would have had approximately 92.3 million shares outstanding and approximately 12,650 shareholders.

     There can be no assurance that the Security First and Signal mergers will be consummated as planned.

     FirstMerit believes that these acquisitions have and will further strengthen its competitive position in the northeastern and central Ohio markets and will broaden the financial services it can offer to its customers. FirstMerit believes it has significant experience in integrating acquired businesses. FirstMerit continues to explore acquisition opportunities that would meet its objectives.

                            BUSINESS OF SIGNAL CORP

     Signal is a bank holding company which has as its primary wholly-owned subsidiaries Signal Bank, Summit Bank, New Castle Bank and MCi. At June 30, 1998, Signal had assets of $1.9 billion, deposits of $1.3 billion and shareholders' equity of $155.9 million.

     Founded in 1905 as an Ohio chartered stock building and loan association, Signal Bank (formerly known as First Federal Savings and Loan Association of Wooster) converted to a federally chartered mutual thrift in 1935, converted from mutual to stock form in 1987, and converted from a savings and loan association to a national bank in July 1997. On September 15, 1997, Signal Bank completed the acquisition of seven banking offices with approximately $151 million in deposits. Signal Bank serves north central Ohio (its "Market Area") through its home office, 25 full service banking offices, and three limited service facilities.

     Signal Bank offers a wide range of competitive consumer-oriented lending and deposit products and services throughout its Market Area. Signal Bank has achieved significant growth in recent years through the expansion of its asset origination capabilities to include commercial business loans and commercial real estate loans and by acquiring branches in its Market Area.

     Summit Bank was acquired by the Corporation in July 1997. Summit Bank offers a full complement of banking products and services to small businesses, individuals and professionals in the Akron, Canton and Cleveland, Ohio metropolitan areas. Summit Bank operates two full service banking offices.

     New Castle Bank was acquired by Signal on June 29, 1998. New Castle Bank is a community oriented, full service retail savings institution offering traditional mortgage loan products. During recent years, New Castle Bank has expanded its loan origination activities to include multi-family, commercial real estate, consumer and commercial business loans.

     MCi, a manufactured housing finance company which brokers manufactured home loans to and on behalf of financial institutions, was acquired by the Corporation in April 1996. MCi facilitates the origination of primarily non-mortgage, consumer loan contracts through approximately 3,500 dealers of manufactured homes located in 44 states. MCi also services the collection and recovery of troubled loans on behalf of the financial institutions which originate the loans.

     In February 1998, Signal formed Signal Capital Trust One ("Signal Trust"), a Delaware business trust. Signal Trust was formed for the purpose of (i) issuing and selling $50.0 million of its 8.67% Capital Securities, Series A (the "Capital Securities") and common securities (the "Common Securities"), (ii) investing the proceeds thereof in the 8.67% Junior Subordinated Deferrable Interest Debentures, Series A, issued by the Corporation (the "FirstFederal Debentures") and (iii) engaging in certain other limited activities.

     Signal has another wholly-owned subsidiary, Summit Banc Investments Corporation, which offers a full range of investment advisory services, financial planning and portfolio management. Signal Bank has 9 wholly-owned subsidiaries: Signal Mortgage Corp, a mortgage originator; Signal Finance Corp, a multi-purpose finance company; Signal Securitization Corp, an issuer of asset-backed securities; Signal R Corp, a single purpose subsidiary formed to hold a residual interest in the asset-backed securities issued by Signal Securitization Corp; Alliance Corporate Resources, Inc., an information technology equipment leasing and consulting company, Signal Agency, Inc., seller of insurance and annuity products; Home Financial Services Corporation, an investment sales and advisory company; Professional Appraisal Services Corp, a real estate appraisal company; and Venture Mortgage Corp, a mortgage banking joint venture. Summit Bank has one wholly-owned subsidiary, Alpha Equipment Group, Inc., an equipment leasing company.

                               REGULATORY MATTERS

GENERAL

     Bank holding companies, banks and savings associations are regulated extensively under federal and state law. The following information describes statutory and regulatory provisions and is qualified in its entirety by reference to the particular statutory or regulatory provisions.

     FirstMerit Bank is a national bank and a member of the Federal Reserve, and is subject to the supervision of and regular examination by the OCC and the Federal Reserve. As an insured bank under the Federal Deposit Insurance Act, FirstMerit Bank is a member of the Bank Insurance Fund (ABIF"). FirstMerit Bank is also regulated by the FDIC. The affairs and records of FirstMerit Bank are examined regularly by OCC and FirstMerit Bank must furnish quarterly and annual reports to OCC.

     Signal is a bank holding company subject to broad federal regulation and oversight by the Federal Reserve and the parent corporation to Signal Bank, Summit Bank, and New Castle Bank (collectively, the "Signal Banks"). Signal Bank and Summit Bank are national banks subject to broad federal regulation and oversight extending to all of their operations by the OCC and the FDIC. New Castle Bank is a federal savings bank subject to broad federal regulation and oversight extending to all of its operations by the OTS and the FDIC. Signal Bank and New Castle Bank are members of the Savings Association Insurance Fund and Summit Bank is a member of the BIF. The deposits of all of the Signal Banks are insured by the FDIC.

     After the Merger it is currently contemplated that the Signal Banks will be merged with and into FirstMerit Bank and will cease to exist as separate chartered institutions, and therefore neither will be subject to separate regulation. Similarly, after the Merger, Signal will cease to exist and therefore will no longer be subject to regulation by the Federal Reserve.

     The periodic examinations by the regulatory agencies are intended to test institutions' compliance with various regulatory requirements and to determine if operations are conducted in a safe and sound manner. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of nonperforming and other assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory structure, whether by OTS, OCC, the FDIC, the Federal Reserve or Congress, could materially and adversely impact the powers and operations of FirstMerit, Signal or any of their respective subsidiary financial institutions. It is impossible to predict when or whether any such proposals will be adopted and the impact, if any, of such adoption on the business of Signal or FirstMerit, or their subsidiaries.

     The operations of financial institutions are significantly affected by general economic conditions as well as the monetary and fiscal policies of the federal government and its agencies, particularly the Federal Reserve, and other policies of federal and state regulatory authorities. The Federal Reserve's actions affect interest rates charged on bank loans and paid on bank deposits, and therefore influence growth in bank loans, investments and deposits. The nature and results of changes in monetary and fiscal policies likewise cannot be predicted.

     FirstMerit and Signal are also under the jurisdiction of the Commission and certain state securities commissions for matters relating to the offering and sale of securities. FirstMerit and Signal are subject to the disclosure and regulatory requirements of the Securities Act and the Exchange Act, as administered by the Commission.

REGULATION OF BANK HOLDING COMPANIES

     FirstMerit is registered with the Federal Reserve as a bank holding company under the BHCA. Bank holding companies and their activities are subject to extensive regulation by the Federal Reserve. Bank holding companies are required to file reports with the Federal Reserve and such additional information as the Federal Reserve may require, and are subject to regular inspections by the Federal Reserve. The Federal Reserve also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

     Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary banks. Under this policy the Federal Reserve may require a bank holding company to contribute additional capital to an undercapitalized subsidiary bank.

     The BHCA requires the prior approval of the Federal Reserve in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned by it, to acquire all or substantially all of the assets of another bank or bank holding company, or to merge or consolidate with any other bank holding company. Section 4 of the BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. The primary exception allows the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Federal Reserve has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: operating a savings association, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing investment and financial advice; and acting as an insurance agent for certain types of credit-related insurance.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on maintenance of reserves against deposits, extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of any services. Various consumer laws and regulations also affect the operations of these subsidiaries.

LIMITS ON DIVIDENDS AND OTHER PAYMENTS

     FirstMerit and Signal are legal entities separate and distinct from their respective subsidiary financial institutions. See "COMPARISON OF FIRSTMERIT AND SIGNAL CAPITAL STOCK -- Dividends." There are various legal limitations on the extent to which such subsidiary banks and savings associations may finance or otherwise supply funds to their parent holding companies. Under federal law, subsidiary banks may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, their bank holding companies. Subsidiary banks are also subject to collateral security requirements for any loans or extension of credit permitted by such exceptions.

     A national bank, such as FirstMerit Bank, is required by federal law to obtain the prior approval of OCC for the declaration and payment of dividends if the total of all dividends declared by the board of directors of the bank in any year will exceed the total of (i) the bank's net profits for that year, plus
(ii) the retained net profits for the preceding two years, less any required transfers to surplus. In addition, a national bank may only pay dividends to the extent that retained net profits (including any portion transferred to surplus) exceed bad debts.

     OTS regulations impose various restrictions on savings associations, such as New Castle Bank, with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

     As of June 30, 1998, FirstMerit Bank, without obtaining governmental approvals, could declare aggregate dividends of approximately $45.2 million.

                    DESCRIPTION OF FIRSTMERIT CAPITAL STOCK

FIRSTMERIT COMMON SHARES

     The FirstMerit Articles have authorized for issuance 160,000,000 shares of Common Stock, no par value, of which 69,522,670 were outstanding as of
            , 1998. These shares may be issued and sold without further shareholder action provided that the issuance and sale is made in compliance with the corporate governance documents of FirstMerit and OGCL. Each share of FirstMerit Common Stock is accompanied by one FirstMerit Right pursuant to the Rights Agreement.

     Each share of FirstMerit Common Stock is entitled to (a) dividends when and as declared by the directors, but after payment of dividends to any FirstMerit Series B Preferred Stock that may hereafter be issued, (b) to one vote per share on each matter properly submitted to shareholders for their vote, and (c) to participate ratably in the net assets of FirstMerit in the event of liquidation, after any FirstMerit Preferred Stock that may hereafter be issued.

     On             , 1998, FirstMerit had approximately 7,594 shareholders of record. Holders of FirstMerit Common Stock have no preemptive rights for the purchase of additional shares of any class of FirstMerit capital stock, nor do they have the right to cumulate their voting power.

FIRSTMERIT PREFERRED STOCK

     The FirstMerit Articles have authorized 7,000,000 shares of Preferred
Stock, no par value, of which no shares were outstanding as of                ,
1998. FirstMerit has created a class of Preferred Stock entitled the "Series A Preferred Stock" and has currently designated 700,000 shares for issuance thereunder. The Series A Preferred Stock was created pursuant to the FirstMerit's Rights Agreement. The remaining 6,300,000 shares of Preferred Stock may be issued and sold without further shareholder action provided that the issuance and sale is made in compliance with the corporate governance documents of FirstMerit and OGCL.

     Unless otherwise stated, the holders of FirstMerit Preferred Stock are entitled to one vote per share on matters on which they are entitled to vote, and the other terms thereof may be fixed by FirstMerit's Board of Directors, including dividend rate, liquidation price, redemption price, sinking fund provisions, conversion rights, and restrictions on issuance of shares of the same series or any other class or series as may be determined by the directors. As to dividend, redemption, and liquidation rights, each series of FirstMerit Preferred Stock will be senior to FirstMerit Common Stock. See "COMPARISON OF FIRSTMERIT AND SIGNAL CAPITAL STOCK."

     Pursuant to the terms of the Merger Agreement, FirstMerit will create a new class of preferred stock designated the "FirstMerit Corporation 6 1/2% Cumulative Convertible Preferred Stock, Series B, no par value." This designation will provide the holders of the Signal Preferred Stock with a class
of preferred stock with identical terms. As of                , there were
428,348 shares of Signal's Series B Preferred Stock outstanding and shares of Signal's Common Stock reserved for issuance upon conversion of such shares. The Signal Series B Preferred Stock can be converted to Signal Common Stock at any time at a conversion ratio of 2.1015.

     The material terms of the FirstMerit Series B Preferred Stock will be as follows:

     Dividends: Dividends of $.40625 per share will be paid quarterly. Unless all prior dividends on FirstMerit's Series B Preferred Stock have been paid in full, or a sum sufficient for payment has been reserved (i) no cash dividend or distribution (other than in shares of FirstMerit Common Stock or other securities ranking junior to the Series B Preferred Stock) may be declared or paid on the FirstMerit Common Stock, and (ii) FirstMerit may not purchase, retire or otherwise acquire any shares of FirstMerit Common Stock.

     Liquidation: In the event of liquidation, dissolution or winding up of FirstMerit, holders of the FirstMerit Series B Preferred Stock will be entitled to receive, subject to the rights of creditors but before any distribution or payment to the holders of Signal Common Stock or any shares subordinate to Series B Preferred Stock, a liquidation preference of $25 per share, plus accrued and unpaid dividends to the date of distribution.

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

     Right to Elect Directors Upon Default: In the event FirstMerit is in default in payment of full dividends on the Series B Preferred Stock for six dividend payment periods, two directors may be elected by the holders of all series of preferred stock.

               COMPARISON OF FIRSTMERIT AND SIGNAL CAPITAL STOCK

FIRSTMERIT COMMON STOCK AND SIGNAL COMMON STOCK

     If the Merger is consummated, all shareholders of Signal will become shareholders of FirstMerit. FirstMerit is a corporation organized under Ohio law, and governed by the OGCL, the FirstMerit Articles, the FirstMerit Regulations and the FirstMerit Rights Agreement. Signal is a corporation organized under Ohio and is also governed by the OGCL, and by the Signal Articles and the Signal Regulations. The rights of a holder of Signal Common Stock are similar in most respects to, but different in certain other respects from, the rights of a holder of FirstMerit Common Stock. Certain of the most significant similarities and differences are summarized below.

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OGCL, THE FIRSTMERIT ARTICLES, THE FIRSTMERIT REGULATIONS, THE FIRSTMERIT RIGHTS AGREEMENT, AND THE SIGNAL ARTICLES AND THE SIGNAL REGULATIONS.

VOTING RIGHTS

     Cumulative Voting and Preemptive Rights. Each holder of FirstMerit Common Stock and Signal Common Stock has the right to cast one vote for each share owned on all matters submitted to a vote of shareholders. No holder of shares of any class of capital stock of FirstMerit or Signal is entitled to the right of cumulative voting in the election of directors.

     The FirstMerit Articles and the Signal Articles provide that no holder of shares of any class of capital stock of FirstMerit is entitled to preemptive rights.

     Director Nominations. Any shareholder of FirstMerit who determines to nominate a person for election as a director must deliver written notice to the Secretary of FirstMerit not later than (a) with respect to an election to be held at an Special Meeting of Shareholders for the election of directors, 90 days in advance of such meeting, and (b) with respect to such an election to be held at an Special Meeting of Shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice must set forth specific information regarding the nominating shareholder and nominee, and must be accompanied by a consent of the nominee to serve as a director if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

     The Signal Regulations provide that Signal shareholders may make nominations for the election of directors by delivering written notice of such nominations to the Secretary of Signal not less than 30 days prior to the date of the annual meeting of shareholders. In the event that less than 40 days notice of the date of the meeting is given to shareholders, notice of nomination by the shareholder must be received no later than ten business days following the date on which notice of the meeting was mailed. The shareholder's notice must contain certain information specified by the Signal Regulations. Furthermore, if the Signal Board fails to nominate candidates for the board at least 20 days prior to the annual meeting, then nominations may be made at the meeting by any shareholder entitled to vote.

     Special Meetings. A special meeting of the shareholders of FirstMerit can be called by the President, by the Board of Directors acting at a meeting, by a majority of the Board when not in a meeting, or by shareholder(s) owning one-half or more of the outstanding shares of FirstMerit Common Stock. The Signal Articles permit a special meeting of shareholders to be called by (i) the Chairman of the Signal Board, (ii) the President of Signal, (iii) the Signal Board by action at a meeting or by a majority of the Signal Board acting without a meeting or (iv) upon the written request of the holders of at least 50% of all shares outstanding and entitled to vote at the meeting.

     Action Without a Meeting. Ohio law provides that any shareholder action to be taken by written consent without a meeting, must be done unanimously.

     Voting Limitations. FirstMerit does not have a provision restricting voting rights of certain beneficial owners. The Signal Articles provide that if any person, without obtaining the requisite regulatory approval,

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

acquires ten percent or more of the voting power of the outstanding shares entitled to vote generally in the election of directors, such person loses the right to vote, receive dividends on and take actions otherwise authorized for shareholders to take with respect to the shares in excess of ten percent of the outstanding shares.

     Mergers, Consolidations, Dissolutions, Combinations, and Other Transactions. Subject to the provisions discussed in "Anti-Takeover Statutes" below, Ohio law requires a merger, consolidation, dissolution, disposition of all or substantially all of a corporation's assets, and a "majority share acquisition" or "combination" involving issuance of shares with one-sixth or more of the voting power of the corporation be adopted by the affirmative vote of the holders of shares entitled to exercise at least two-thirds of the voting power of the corporation on such proposal, unless the articles of incorporation specify a different proportion (but not less than a majority). Adoption by the affirmative vote of the holders of two-thirds of any class of shares, unless otherwise provided in the articles, may also be required if the rights of holders of that class are affected in certain respects by the merger or consolidation. Except for the "Fair Price and Supermajority Vote Provisions" discussed below, the FirstMerit Articles do not modify such voting requirements. However, the Signal Articles provide that with the exception of a business combination with a "Related Person" (as discussed below, see "-- Fair Price and Supermajority Voting Provisions"), the vote required to adopt an agreement of merger or consolidation is the affirmative vote of the holders of not less than a majority of the outstanding shares of the capital stock of Signal entitled to vote generally in the election of directors.

     Fair Price and Supermajority Vote Provisions. Article Seventh of the FirstMerit Articles requires that a merger or consolidation of FirstMerit into or with a corporation, person, or entity that is the beneficial owner of 10% or more of the issued and outstanding shares of a class of FirstMerit capital stock ("Interested Party"), or the sale, lease or other disposition of all or substantially all of the assets of FirstMerit to an Interested Party, requires the approval of 80% of the outstanding voting shares of each class of FirstMerit stock entitled to vote as a class. This supermajority vote requirement is waived in the event the transaction has been approved (i) by the Board of Directors prior to the time the Interested Party beneficially owns 10% or more of the outstanding capital stock of FirstMerit, or (ii) at any time before its consummation by two-thirds vote of the total members of the FirstMerit Board of Directors and a majority of the directors who either were appointed prior to the time the party beneficially owned four percent or more of an outstanding class of capital stock or were recommended to succeed such a director by a majority of such directors; provided, that the transaction is structured in such a manner that the price to be paid by the Interested Party is fair to all shareholders of FirstMerit. A FirstMerit shareholder must receive a price equal to the highest price per share previously paid to a shareholder by the Interested Party for a share of FirstMerit capital stock of the same class. If that supermajority vote requirement is waived, the transaction may be approved by the holders of at least two-thirds of the outstanding capital stock.

     The Signal Articles require that any "Business Combination" involving a "Related Person" (which generally includes any person or entity owning or controlling more than 10% of the outstanding voting stock), must be approved by the holders of at least two-thirds of the outstanding shares entitled to vote, unless the Business Combination has been approved in advance by two-thirds of the "continuing directors" (which generally includes those members of the Signal Board who are unaffiliated with the Related Person and who were either members of the Signal Board prior to the time the Related Person became a Related Person or are successors to continuing directors unaffiliated with the Related Person recommended for their position by a majority of the continuing directors) or satisfies certain fair price criteria. In the event the requisite approval of the Signal Board is obtained or the fair price criteria are met, the vote required under applicable Ohio law would apply or, for certain transactions, no shareholder vote would be necessary.

SHAREHOLDER RIGHTS PLAN

     Pursuant to the terms of the Rights Agreement, between FirstMerit and FirstMerit Bank, as rights agent, a dividend of one preferred share purchase right (a "Right") for each outstanding share of FirstMerit Common Stock (sometimes hereinafter "Common Stock") was declared by the FirstMerit Board of Directors. Each Right entitles its registered holder to purchase from FirstMerit, after the Distribution Date, one one-hundredth of a share of Series A Preferred Stock, no par value (the "Preferred Shares"), for $120 (the "Purchase Price"), subject to adjustment. The Rights will be evidenced by the Common Share certificates until the close of business on the earlier of the date (either, the "Distribution Date") which is (i) the tenth business day (or such later date as the Board of Directors of FirstMerit may from time to time fix by resolution adopted prior to the Distribution Date that would otherwise have occurred) after the date on which any Person (as defined in the Rights Agreement) commences a tender or exchange offer which, if consummated, would result in such Person's becoming an Acquiring Person, as defined below, or (ii) the tenth business day (or such earlier or later date as the Board of Directors of FirstMerit may from time to time fix by resolution adopted prior to the Flip-in Date (as defined below) that would otherwise have occurred) after the first date of public announcement by FirstMerit that such Person has become an Acquiring Person (the "Flip-in Date"); provided that if a tender or exchange offer referred to in clause (i) is canceled, terminated or otherwise withdrawn prior to the Distribution Date without the purchase of any shares of stock pursuant thereto, such offer shall be deemed never to have been made.

     An Acquiring Person is any Person who is the Beneficial Owner (as defined in the Rights Agreement) of 10% or more of the outstanding Common Stock, provided, however, such term shall not include (i) FirstMerit, any wholly-owned subsidiary of FirstMerit or any employee stock ownership or other employee benefit plan of FirstMerit, (ii) any person who is the Beneficial Owner of 10% or more of the outstanding Common Stock as of the date of the Rights Agreement or who shall become the Beneficial Owner of 10% or more of the outstanding Common Stock solely as a result of an acquisition of Common Stock by FirstMerit, until such time as such Person acquires additional Common Stock, other than through a dividend or stock split, (iii) any Person who becomes an Acquiring Person without any plan or intent to seek or affect control of FirstMerit if such Person promptly divests sufficient securities such that such 10% or greater Beneficial Ownership ceases; or (iv) any Person who Beneficially Owns Common Stock consisting solely of (A) shares acquired pursuant to the grant or exercise of an option granted by FirstMerit in connection with an agreement to merge with, or acquire, FirstMerit prior to a Flip-in Date, (B) shares owned by such Person and its Affiliates and Associates at the time of such grant, (C) shares, amounting to less than 1% of the outstanding Common Stock, acquired by Affiliates and Associates of such Person after the time of such grant and (D) shares which are held by such Person in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity, that are beneficially owned by third persons who are not Affiliates or Associates of such Person or acting together with such Person to hold shares, or which are held by such Person in respect of a debt previously contracted.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Promptly following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock at the Distribution Date.

     The Rights will not be exercisable until the Business Day (as defined in the Rights Agreement) following the Distribution Date. The Rights will expire on the earliest of (i) the Exchange Time (as defined below), (ii) the close of business on July 18, 2006, (iii) the date on which the Rights are redeemed as described below and (iv) upon certain mergers of FirstMerit with another corporation pursuant to an agreement entered into prior to a Flip-in Date (in any such case, the "Final Expiration Date").

     In the event that prior to the Expiration Time a Flip-in Date occurs, each Right (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights shall become void) shall constitute the right to purchase from FirstMerit, upon the exercise thereof in accordance with the terms of the Rights Agreement, that number of Common Stock of FirstMerit having an aggregate Market Price (as defined in the Rights Agreement), on the date of the public announcement of an Acquiring Person's becoming such (the "Stock Acquisition Date") that gave rise to the Flip-in Date, equal to twice the Purchase Price for an amount in cash equal to the then current Purchase Price. In addition, the Board of Directors of FirstMerit may, at its option, at any time after a Flip-in Date and prior to the time an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding Common Stock, elect to exchange all (but not less than all) the then outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights become void) for Common Stock at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Distribution Date (the "Exchange Ratio"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of Common Stock equal to the Exchange Ratio.

     Whenever FirstMerit shall become obligated under the preceding paragraph to issue Common Stock upon exercise of or in exchange for Rights, FirstMerit, at its option, may substitute therefor shares of Preferred Stock, at a ratio of one one-hundredth of a share of Preferred Stock for each Common Share so issuable.

     In the event that prior to the Final Expiration Date FirstMerit enters into, consummates or permits to occur a transaction or series of transactions after the time an Acquiring Person has become such in which, directly or indirectly, (i) FirstMerit shall consolidate or merge or participate in a binding share exchange with any other Person if, at the time of the consolidation, merger or share exchange or at the time FirstMerit enters into an agreement with respect to such consolidation, merger or share exchange, the Acquiring Person Controls the Board of Directors of FirstMerit (as defined in the Rights Agreement) and either (A) any term of or arrangement concerning the treatment of shares of capital stock in such merger, consolidation or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of Common Stock or (B) the Person with whom the transaction or series of transactions occurs is the Acquiring Person or an Affiliate or Associate of the Acquiring Person or (ii) FirstMerit shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow, of FirstMerit and its subsidiaries (taken as a whole) to any other Person (other than FirstMerit or one or more of its wholly-owned subsidiaries) or to two or more such Persons which are affiliated or otherwise acting in concert, if, at the time such sale or transfer of assets or at the time FirstMerit (or any such subsidiary) enters into an agreement with respect to such sale or transfer, the Acquiring Person Controls the Board of Directors of FirstMerit (a "Flip-over Transaction or Event"), FirstMerit shall take such action as shall be necessary to ensure, and shall not enter into, consummate or permit to occur such Flip-over Transaction or Event until it shall have entered into a supplemental agreement with the Person engaging in such Flip-over Transaction or Event or the parent corporation thereof (the "Flip-over Entity"), for the benefit of the holders of the Rights, providing, that upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of FirstMerit pursuant to the Rights Agreement. For purposes of the foregoing description, the term "Acquiring Person" shall include any Acquiring Person and its Affiliates and Associates counted together as a single Person.

     The Board of Directors of FirstMerit may, at its option, at any time prior to the close of business on the Flip-in Date, redeem all (but not less than all) the then outstanding Rights at a price of $.01 per Right (the "Redemption Price"), as provided in the Rights Agreement. Immediately upon the action of the Board of Directors of FirstMerit electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash for each Right so held.

     The holders of Rights will, solely by reason of their ownership of Rights, have no rights as shareholders of FirstMerit, including, without limitation, the right to vote or to receive dividends.

     A copy of Rights Agreement is included as an exhibit to the Amendment No. 2 to Form 8-A filed by FirstMerit with the Commission on June 22, 1998. The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

     Signal has not adopted a shareholder rights or similar plan.

ANTI-TAKEOVER STATUTES

     Except as otherwise noted, the statutes described below apply to FirstMerit.

     Ohio Control Share Acquisition Act. The Acquisition Act provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed "control share acquisition," which is defined as any acquisition of an issuer's shares which would entitle the acquiror, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any of the following ranges of such voting power: (a) one-fifth or more but less than one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or (c) a majority or more of such voting power. Assuming compliance with the notice and

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

information filings prescribed by statute, the proposed control share acquisition may be made only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the "interested shares," being the shares held by the intended acquiror and the directors and officers of the issuer. In addition "interested shares" are defined to include those acquired by any person: (i) after the first date of public disclosure (August 11, 1998) of the Merger and prior to the date of the Signal Meeting, provided such person has paid over $250,000 for such purchased shares or such purchased shares represents greater than .05% of the outstanding shares of the company being acquired, and (ii) that transfers such shares for valuable consideration after the record date established by the directors, if accompanied by the voting power. The Acquisition Act may be made inapplicable to a company by its corporate governance documents, but those of Signal do not so provide. FirstMerit, by the requisite vote of its shareholders, has opted out of the Acquisition Act.

     Ohio Merger Moratorium Statute. The Ohio Merger Moratorium provisions prohibit certain business combinations and transactions between an "issuing public corporation" and a beneficial owner of 10% or more of the shares of the corporation (an "interested shareholder") for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership. An "issuing public corporation" is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the Merger Moratorium provisions include the disposition of assets, mergers and consolidations, voluntary dissolutions, and the transfer of shares ("Moratorium Transactions").

     Subsequent to the three-year period, a Moratorium Transaction may take place provided that certain conditions are satisfied, including (a) the board of directors approves the transaction, (b) the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder, or (c) the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares. The Merger Moratorium provisions are applicable to all corporations formed under Ohio law, but a corporation may elect not to be covered by the Merger Moratorium provisions, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation. Neither FirstMerit nor Signal has taken any such corporate action to opt out of the Ohio Merger Moratorium statute.

     Ohio "Anti-Greenmail" Statute. Pursuant to ORC Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation's securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either (i) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation or (ii) that his purpose was not to increase any profit or decrease any loss in the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys' fees if the court having jurisdiction over such action orders recovery of any profits. An Ohio corporation may elect not to be covered by the "anti-greenmail" statute with an appropriate amendment to its articles of incorporation, but FirstMerit has not taken any such corporate action to opt out of the statute.

     Control Bid Provisions of the Ohio Securities Act. Ohio law further requires that any offeror making a control bid for any securities of a "subject company" pursuant to a tender offer must file information specified in the Ohio Securities Act with the Ohio Division of Securities when the bid commences. The Ohio Division of Securities must then decide whether it will suspend the bid under the statute. If it does so, it must do so within three calendar days after the hearing has been completed, and no later than 14 calendar days after the date on which the suspension is imposed. For this purpose, a "control bid" is the purchase of, or an offer to purchase, any equity security of a subject company from a resident of Ohio that would, in general, result in the offeror acquiring 10% or more of the outstanding shares of such company. A "subject company" includes any company with both

(a) its principal place of business or principal executive office in Ohio or assets located in Ohio with a fair market value of at least $1,000,000 and (b) more than 10% of its record or beneficial equity security holders are resident in Ohio, more than 10% of its equity securities are owned of record or beneficially by Ohio residents, or more than 1,000 of its record or beneficial equity security holders are resident in Ohio.

     BHCA. The BHCA requires the prior approval of the Federal Reserve in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned by it, to acquire all or substantially all of the assets of another bank or bank holding company, or to merge or consolidate with any other bank holding company. Section 4 of the BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks.

AMENDMENT TO CHARTER DOCUMENTS

     The FirstMerit Articles presently require that two-thirds of the voting power of FirstMerit approve any amendment to the Articles, except that (i) with regard to FirstMerit's Series A Preferred Stock (no shares of which are presently issued or outstanding), any amendment to the FirstMerit Articles that would materially alter or change the powers, preferences, or special rights of such Series A Preferred Stock so as to affect them adversely would have to be approved by at least a majority vote of the holders of such shares, voting together as a single class, and (ii) with regard to Article Seventh of the FirstMerit Articles, certain business combinations require a vote of 80% of the voting power of FirstMerit, unless the amendment is approved by 75% of the Board and by a majority of the Continuing Directors, then by two-thirds of the voting power.

     Directors may not amend the code of regulations of an Ohio corporation. The Regulations of FirstMerit provide for amendment by shareholders holding a majority of the voting power at a meeting (although Ohio law requires that all amendments by written action of the shareholders without a meeting must be approved unanimously by the shareholders entitled to vote thereon). In addition, any amendments regarding the calling of special meetings of shareholders, classification of directors, nomination of or removal of directors, or amendment to the FirstMerit Regulations, must be approved by shareholders holding at least two-thirds of the voting power of FirstMerit.

     The Signal Articles provide that amendments to the Signal Articles may be made upon the affirmative vote of a majority of the voting power of Signal, except that amendments relating to (i) shareholder meetings; (ii) the number, election, classification and removal of directors; (iii) acquisitions of control without regulatory approval; (iv) certain business combinations; and (v) amendment of the Signal Articles, require the affirmative vote of two-thirds of the voting power of Signal entitled to vote at the meeting called for that purpose. However, the two-thirds vote requirement does not apply to an amendment to the article relating to certain business combinations if two-thirds of the entire Signal Board recommends the amendment to the shareholders. The Signal Regulations may be amended by a majority of the voting power of Signal entitled to vote at a meeting called for that purpose.

DIRECTORS

     Number; Classification. The FirstMerit Regulations presently provide that the number of directors shall not be greater than 24, divided into three classes. The shareholders of FirstMerit at the 1995 Special Meeting of Shareholders fixed the number of Directors at 18. The respective terms of the classes are staggered so that the term of one class expires each year, at which time members of that class are elected to a three-year term.

     The Signal Board is currently comprised of eleven directorships, divided into three classes with four members in two classes and three members in one class. The Signal Articles provide that the number of directors may be changed by the approval of two-thirds of the then-current members of the First Federal Board. Under the Signal Articles, the number of directors may not be fewer than six nor more than 15 (exclusive of two directors who may be elected by the holders of all series of preferred stock in the event Signal is in default in payment of full dividends on any series of preferred stock for six dividend payment periods).

     Removal; Vacancy. The FirstMerit Regulations provide that FirstMerit's shareholders may remove a director for good cause by a vote of two-thirds of the capital stock entitled to vote for directors. The FirstMerit Regulations provide that vacancies in FirstMerit's Board of Directors, whether occurring by reason of a

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

resignation or otherwise, may be filled by the FirstMerit Board acting by a vote of a majority of directors then in office, even if less than a quorum.

     The Signal Articles provide that one or more directors may be removed only with cause upon the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote generally in the election of directors.

     The Signal Articles provide that any vacancy (including one resulting from a newly created directorship) that occurs on the Signal Board may be filled by the affirmative vote of two-thirds of the directors then in office and that any director appointed to fill the vacancy shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which he or she has been elected expires.

     Indemnification, Insurance and Limitation of Director Liability. Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. It provides, however, that directors (but not officers, employees, and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     Ohio law does not authorize payment of expenses or judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations, or by contract and except with respect to the advancement of expenses of directors.

     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

     The FirstMerit Articles provide that FirstMerit may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was a director, officer, employee or agent of FirstMerit, or of any other corporation or organization for which he was serving as a director, officer, employee or agent at the request of FirstMerit. FirstMerit has entered into Indemnification Agreements with each of its directors and executive officers.

     The Signal Articles provide that Signal shall indemnify to the full extent then permitted by law a director or a former director, and may, at the discretion of the Board of Directors, indemnify to the full extent then permitted by law, an officer or employee or former officer or employee, against expenses actually and reasonably incurred by him in connection with the defense of any pending or threatened action, suit, or proceeding, criminal or civil, to which he is or may be made a party by reason of being or having been such director, officer or employee.

     The Signal Articles provide that Signal may, to the full extent then permitted by law, purchase and maintain insurance on behalf of or for any person described above against any liability asserted against and incurred by any such person in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liability.

     Signal has not entered into separate indemnification agreements with any of its executive officers or directors.

     Both FirstMerit and Signal have acquired insurance for their obligations to provide indemnification to their officers and directors.

DIVIDENDS

     An Ohio corporation may pay dividends out of surplus, however created, but must notify its shareholders if a dividend is paid out of capital surplus. The ability of FirstMerit and Signal to pay cash dividends to their respective shareholders is largely dependent on the amount of dividends which may be declared and paid to each of them by their respective subsidiaries. There are a number of statutory and regulatory requirements applicable to the payment of dividends by banks, savings associations and bank holding companies. See "REGULATORY MATTERS."

PREFERRED STOCK

     The terms and provisions of FirstMerit's Preferred Stock are delineated above under "DESCRIPTION OF FIRSTMERIT CAPITAL STOCK -- FirstMerit Preferred Stock."

     Signal is authorized under the Signal Articles to issue up to 1,500,000 shares of preferred stock, of which 428,342 of its Series B Preferred Stock is outstanding. The Signal Board of Director's has the power to specify certain rights and preferences of the preferred stock, such as voting rights, without shareholder approval. Under the Signal Articles, the Board has the authority to issue authorized shares of preferred stock in series and to fix the number, designation, relative rights, preferences and limitations of the shares of each series of preferred stock, subject to Ohio law and the Signal Articles. The authority of the Signal Board includes the right to fix for each series the dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights.

TRANSFER AGENT

     FirstMerit's transfer agent is FirstMerit Bank, N.A., Corporate Trust Department, 121 South Main Street, Suite 200, Akron, Ohio 44308-1444; telephone
number (330) 384-7202; Signal's transfer agent is                ,
               , Cleveland, Ohio                ; telephone number (800)
               .

                             SHAREHOLDER PROPOSALS

     FirstMerit will hold its 1999 Annual Shareholder Meeting on April   , 1999.
Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of FirstMerit for its next Annual Meeting of Shareholders to be held in 1999 may be made only by a qualified shareholder and must be received by FirstMerit no later than October 27, 1998.

     The Executive Committee will consider nominees for directors of FirstMerit recommended by shareholders who submit the person's name and qualifications, in writing, to the Executive Committee. Under Article II, Section 2, of FirstMerit's Regulations, shareholders entitled to vote for the election of directors who intend to nominate a director for election must deliver written notice to the Secretary of FirstMerit no later than (i) with respect to the election to be held at an annual meeting of shareholders, 90-days in advance of such meeting, and (ii) with respect to the election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice from the shareholder must set forth certain information concerning the shareholder and each nominee, including names and addresses, a representation that the shareholder is entitled to vote and intends to appear in person or by proxy at the meeting, a description of arrangements or understandings between the shareholder and each nominee, such other information required to be included in a proxy statement, and the consent of each nominee to serve as a director of FirstMerit if so elected.

     Signal will hold a 1999 Annual Meeting of Shareholders only if the Merger is not consummated before the time of such meeting. In such event, in order to be eligible for inclusion in Signal's proxy materials for its 1999 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at Signal's main office at 135 East Liberty Street, Wooster,
Ohio 44691, no later than             , 1998. Any such proposal shall be subject
to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any shareholder proposal (regardless of whether included in Signal's proxy materials), the Signal Articles and Regulations and Ohio law. Under the proxy rules, in the event that Signal receives notice of a shareholder proposal to take action at the 1999 Annual Meeting that is not submitted for inclusion in Signal's proxy materials, or is submitted for inclusion but is properly excluded from such proxy materials, the persons named in the form of proxy sent by Signal to its shareholders intend to exercise their discretion to vote on such proposal in accordance with their best judgment if notice of the proposal is not received at the main office of Signal by the Deadline (as defined below). In addition to the provision of the proxy rules regarding discretionary voting authority described in the preceding sentence, the Signal Regulations provide that if notice of a shareholder proposal to take action at the next Annual Meeting is not received at the main office of Signal by the Deadline, such proposal will not be recognized as a matter proper for submission to Signal's shareholders and will not be eligible for presentation at such meeting. The "Deadline" means the date that is 30 days prior to the date of the next annual meeting; however in the event that less than 40 days' notice of the date of the next annual meeting is given or made to shareholders, the "Deadline" means the close of business on the 10th day following the day on which notice of the meeting was mailed.

                                 LEGAL MATTERS

     The validity of the shares of FirstMerit Common Stock to be issued by FirstMerit under the Merger Agreement and certain federal tax matters relating to the Merger have been passed upon for FirstMerit by its counsel, Brouse & McDowell, L.P.A. Philip A. Lloyd II is a shareholder of Brouse & McDowell, L.P.A. and a director of FirstMerit. Kevin C. O'Neil is a shareholder of Brouse & McDowell, L.P.A. Due to their involvement in this transaction, Messrs. Lloyd and O'Neil are required to disclose their beneficial ownership of shares of FirstMerit Common Stock, which is 331,643 and 3,022 shares, respectively. Certain legal matters in connection with the Merger will be passed upon for Signal by Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations) and by Critchfield, Critchfield and Johnston, Ltd.

                                    EXPERTS

     The consolidated financial statements of FirstMerit incorporated in this Joint Proxy Statement/Prospectus by reference to the FirstMerit Annual Report on Form 10-K for the year ended December 31, 1997, as amended by the Form 10-K/A, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Signal as of December 31, 1997 and 1996, and for the years then ended have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Signal (fka FirstFederal Financial Services Corp) for the year ended December 31, 1995 (which are included in the consolidated restated financial statements of Signal for the same period) have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance on the report of Deloitte & Touche LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of First Shenango Bancorp, Inc. as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 (which are included in the consolidated restated financial statements of Signal for the same periods), have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the report of Ernst & Young LLP, independent auditors given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Security First as of March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998, incorporated by reference in this Joint Proxy Statement/ Prospectus have been audited by Deloitte & Touche LLP, independent auditors, and stated in their report, appearing in Appendix C to Part 1 of Registration Statement No. 333-57439 on Form S-4 of FirstMerit Corporation filed on June 22, 1998 which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   APPENDIX A
   AGREEMENT OF AFFILIATION AND PLAN OF MERGER DATED AUGUST 10, 1998, BY AND
                 BETWEEN FIRSTMERIT CORPORATION AND SIGNAL CORP

                  AGREEMENT OF AFFILIATION AND PLAN OF MERGER

     THIS AGREEMENT OF AFFILIATION AND PLAN OF MERGER, dated as of August 10, 1998 (this "Agreement"), is made by and between FirstMerit Corporation, an Ohio corporation ("FirstMerit"), and Signal Corp., an Ohio corporation ("Signal").

     WHEREAS, the respective Boards of Directors of FirstMerit and Signal have each determined that it is in the best interests of their respective shareholders for Signal to merge with and into FirstMerit upon the terms and subject to the conditions set forth herein;

     WHEREAS, the respective Boards of Directors of FirstMerit and Signal have each approved the merger of Signal with and into FirstMerit, upon the terms and subject to the conditions set forth herein;

     WHEREAS, as an inducement for FirstMerit to enter into this Agreement, certain of the shareholders of Signal have executed voting agreements in the form attached hereto as Exhibit A;

     WHEREAS, the Board of Directors of FirstMerit intends contemporaneously with the merger of Signal with and into FirstMerit, to merge the wholly owned subsidiaries of Signal (not including the non-banking subsidiaries), with and into a wholly owned subsidiary of FirstMerit;

     WHEREAS, the Board of Directors of FirstMerit will appoint to the FirstMerit Board of Directors at the Effective Time, Mr. Gary G. Clark, the individual recommended by Signal's Board of Directors;

     WHEREAS, as an inducement for FirstMerit to enter into this Agreement, Signal expects (but is not obligated) to provide FirstMerit with an option to purchase up to 19.9 percent of the capital stock of Signal, but only if certain events occur, pursuant to the terms and conditions of the Signal Stock Purchase Option (as hereinafter defined);

     WHEREAS, for Federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the merger shall be accounted for as a "pooling of interests;"

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                                 1. THE MERGER

     1.1. MERGER.

          1.1.1. MERGER. At the Effective Time (as hereinafter defined), Signal will be merged with and into FirstMerit (the "Merger") in accordance with the provisions of Section 1701.78 of the Ohio General Corporation Law ("OGCL"). FirstMerit shall be the surviving corporation in the Merger and shall continue after the Merger to be incorporated under the laws of the State of Ohio (the "Surviving Corporation"). The Merger shall have the effects specified in the OGCL. The name of the Surviving Corporation shall be "FirstMerit Corporation."

          1.1.2. EFFECTIVE TIME. As soon as practicable following the Closing (as hereinafter defined), FirstMerit and Signal (the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of Section 1701.81 of the OGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Ohio. The Merger will become effective at the time and date which the Certificate of Merger is filed with the Secretary of State of the State of Ohio (the "Effective Time").

          1.1.3. CONSUMMATION OF MERGER. The closing of the Merger (the "Closing") will take place (i) at 10:00 a.m. (local time) at the principal executive offices of FirstMerit as promptly as practicable after the date on which all of the conditions set forth in Article 6 are satisfied or duly waived, but in no event prior to January 1, 1999, or (ii) at such other time and place and on such other date as FirstMerit and Signal may agree, and for purposes of Section 7.1(h) shall be scheduled at least 15 trading days prior to the date of Closing.

          1.1.4. ARTICLES OF INCORPORATION AND REGULATIONS. The Amended and Restated Articles of Incorporation and Code of Regulations of FirstMerit, attached hereto as Exhibit 1.1.4, in effect immediately prior to the Effective Time will be the Amended and Restated Articles of Incorporation and Regulations of the Surviving Corporation after the Effective Time, until duly amended in accordance with their respective terms and the OGCL.

          1.1.5. DIRECTORS AND OFFICERS. The directors and officers of FirstMerit immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Amended and Restated Articles of Incorporation and Code of Regulations and the OGCL. Immediately following Closing, the Board of Directors of FirstMerit will appoint to the FirstMerit Board of Directors, Mr. Gary G. Clark, the individual recommended by the Signal Board of Directors, such individual to serve in the class whose terms expire in 2002. If Mr. Clark is unable to serve, the Signal Board of Directors will recommend another individual for appointment, subject to the approval of the FirstMerit Board of Directors.

          1.1.6. SERVICE OF PROCESS. B.&McD., Inc., whose address is 106 S. Main Street, Akron, Summit County, Ohio 44308, is the statutory agent upon whom any process, notice or demand against FirstMerit, or the Surviving Corporation may be served.

                            2. CONVERSION OF SHARES

     2.1. CONVERSION OF SHARES. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder: (a) each share of the Signal common stock, $1 par value per share (the "Signal Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding (i) shares held by Signal or any of the Signal Subsidiaries (as defined below) or by FirstMerit or any of the FirstMerit Subsidiaries (as defined below), in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares") and (ii) Dissenting Shares (as defined below)), shall cease to be outstanding and shall be converted into and become the right to receive
1.32 (subject to adjustment pursuant to Sections 2.5 and 7.1(h)) (the "Common Exchange Ratio") shares of common stock, no par value, of FirstMerit, including the associated rights attached thereto under the FirstMerit Rights Plan (as defined herein) ("FirstMerit Common Stock"); and (b) each share of the Signal
6 1/2% Cumulative Convertible Preferred Stock, Series B, no par value per share (the "Signal Preferred Stock"), issued and outstanding immediately prior to the Effective Time (excluding shares held by Signal or any of the Signal Subsidiaries (as defined below) or by FirstMerit or any of the FirstMerit Subsidiaries (as defined below), in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares"), shall cease to be outstanding and shall be converted into and become the right to receive one share of FirstMerit 6 1/2% Cumulative Convertible Preferred Stock, Series B, no par value per share ("FirstMerit Series B Preferred Stock") which preferred stock shall contain terms substantially identical to that of the Signal Preferred Stock and be convertible into a number of shares of FirstMerit Common Stock equal to the product of the Common Exchange Ratio and the number of shares of Signal Common Stock into which the Signal Preferred Stock was convertible immediately prior to the Effective Time.. The FirstMerit Common Stock and FirstMerit Preferred Stock is sometimes collectively referred to herein as the "FirstMerit Capital Stock."

     2.2. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of FirstMerit Capital Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FirstMerit shall pay to each holder of Signal Common or Preferred Stock who would otherwise be entitled to a fractional share of FirstMerit Capital Stock (after taking into account all Signal Common or Preferred Stock certificates ("Signal Certificates") delivered by such holder) an amount in cash (without interest) determined by: for the FirstMerit Common Stock, multiplying such fraction by the average of the last sale prices of FirstMerit Common Stock, as reported by The Nasdaq Stock Market National Market System ("Nasdaq/ NMS") reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), starting 15 Nasdaq/NMS trading days before the Effective Date and ending five Nasdaq/ NMS trading days immediately preceding the Effective Date ("Average Closing Price"); and for the FirstMerit

Series B Preferred Stock, multiplying the number of shares of FirstMerit Common Stock into which such fraction of FirstMerit Series B Preferred Stock is convertible by the Average Closing Price.

     2.3. EXCHANGE PROCEDURES.

          2.3.1. At or prior to the Effective Time, FirstMerit shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Signal Certificates, for exchange in accordance with this
     Article 2, certificates representing the shares of FirstMerit Capital Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article 2 in exchange for outstanding shares of Signal Capital Stock (as defined below).

          2.3.2. As promptly as practicable after the Effective Date, FirstMerit shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares or Dissenting Shares) of Signal Capital Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Signal Certificates for the consideration set forth in this Article 2. FirstMerit shall cause the New Certificates into which shares of a shareholder's Signal Capital Stock, as applicable, are converted on the Effective Date and any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Signal Certificates representing such shares of Signal Capital Stock (or indemnity reasonably satisfactory to FirstMerit and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid pursuant to this Article 2 upon such delivery.

          2.3.3. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Signal Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          2.3.4. No dividends or other distributions with respect to FirstMerit Capital Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Signal Certificate representing shares of Signal Capital Stock converted in the Merger into shares of such FirstMerit Capital Stock until the holder thereof shall surrender such Signal Certificate in accordance with this Article 2. After the surrender of a Signal Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FirstMerit Capital Stock represented by such Signal Certificate.

          2.3.5. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Signal for twelve months after the Effective Time shall be paid to FirstMerit by the Exchange Agent. Any shareholders of Signal who have not theretofore complied with this Article 2 shall thereafter look only to FirstMerit for payment of the shares of FirstMerit Capital Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the FirstMerit Capital Stock deliverable in respect of each share of Signal Capital Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     2.4. DISSENTERS' RIGHTS. To the extent provided by the OGCL, any holder of record of the Signal Capital Stock as of the date fixed for the determination of shareholders of Signal entitled to notice of the Signal Meeting (as defined below), and who shall have filed with Signal, as applicable, not later than ten
(10) days after such meeting, a written demand for payment of the fair cash value of such shares in compliance with Section 1701.85 of the OGCL, and whose shares shall not have been voted in favor of the Merger or adoption of this Agreement, and who comply with all of the relevant provisions of such Section (the "Dissenting Shares"), shall cease at the Effective Time to have any of the rights of a shareholder in respect of such shares, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the OGCL), and shall only have the right to be paid the fair cash value of such shares under Sections 1701.84 and 1701.85 of the OGCL. Any former holder of Signal Capital Stock who after the Effective Time (i) surrenders his certificates representing shares of Signal Capital Stock for exchange pursuant to Section 2.3 hereof, or (ii) validly withdraws his written demand for payment of fair cash value of such shares pursuant to Sections 1701.84 and 1702.85 of the OGCL, will thereupon be entitled to receive the Merger Consideration as of the Effective Time pursuant to this Agreement. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such holder's shares of Signal Capital Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration, as applicable, without any interest thereon, as provided in Section 2.3.

     Signal shall give FirstMerit (i) prompt notice of any written demands for payment for any Signal Capital Stock under Section 1701.85 of the OGCL, attempted withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by Signal relating to dissenters' rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenters' rights under the OGCL. Signal shall not, except with the prior written consent of the FirstMerit, voluntarily make any payment with respect to any demands for payment for Signal Common or Preferred Stock under the OGCL, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     To the extent provided by the OGCL, any holder of record of FirstMerit Common Stock as of the date fixed for the determination of stockholders of FirstMerit entitled to notice of the FirstMerit Meeting (as hereinafter defined) shall be entitled to relief as a dissenting shareholder in accordance, and subject to compliance with, the OGCL.

     2.5. ANTI-DILUTION PROVISIONS. In the event FirstMerit changes (or establishes a record date for changing) the number of shares of FirstMerit Capital Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding FirstMerit Capital Stock and the record date therefor shall be prior to the Effective Date, or exchanges FirstMerit Capital Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, the Common Exchange Ratio, and the number of shares of FirstMerit Common Stock into which FirstMerit Series B Preferred Stock is convertible, as applicable, shall be proportionately adjusted.

     2.6. TREASURY SHARES. Each of the shares of Signal Capital Stock held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     2.7. STOCK OPTIONS. The Signal Disclosure Letter (as hereinafter defined) sets forth a list of each stock option outstanding on the date of this Agreement (collectively, the "Signal Stock Options"), to purchase Signal Common Stock heretofore granted pursuant to the Amended and Restated Stock Option and Incentive Plan, the Non-Employee Director Stock Option Plan, the 1997 Omnibus Incentive Plan, the FirstShenango Bancorp, Inc. 1993 Stock Option Plan and the Summit Bancorp 1989 Stock Incentive Plan (the "Signal Option Plans"). The Signal Disclosure Letter also sets forth with respect to each Signal Stock Option the option exercise price, the number of shares subject to the option, the dates of grant, vesting, exercisability and expiration of the option and that the option is either an incentive or a nonqualified stock option. Without the written consent of FirstMerit, no additional stock options shall, after the date of this Agreement, be granted under the Signal Option Plans.

     Each Signal Stock Option outstanding immediately prior to the Effective Time shall be assumed at the Effective Time by the Surviving Corporation and continue to be an issued and outstanding option of the Surviving Corporation in accordance with the terms of the respective Signal Option Plans, except that:
(a) the Surviving Corporation and its Compensation Committee shall be substituted for Signal and the committee of Signal's Board of Directors administering such Signal Option Plans, (b) from and after the Effective Time, each such Signal Stock Option may be exercised only for FirstMerit Common Stock notwithstanding any contrary provision of the Signal Option Plans or stock option agreements executed in connection therewith, (c) each such Signal Stock Option shall at the Effective Time become an option to purchase a number of shares of FirstMerit Common Stock equal to the product arrived at by multiplying the Common Exchange Ratio by the number of shares of Signal Common Stock subject to such option immediately prior to the Effective Time rounded to the nearest whole share, and (d) the exercise price per share of FirstMerit Common Stock at which each such Signal Stock Option is exercisable shall be the amount (rounded down to the next whole cent) arrived at by dividing the exercise price per share of Signal Common Stock at which such Signal Stock Option is exercisable immediately prior to the Effective Time by the Common Exchange Ratio.

     In addition, notwithstanding clauses (c) and (d) of the immediately preceding sentence, each Signal Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424 of the Code. The Board of Directors of the Surviving Corporation shall take such action as may be required under the Signal Option Plans to effectuate the foregoing. Immediately after Closing, FirstMerit shall reserve for issuance (and, if not previously registered pursuant to the Securities Act, register) the number of shares of FirstMerit Common Stock necessary to satisfy FirstMerit's obligations under this Section. Prior to the Closing, and thereafter as may be appropriate, FirstMerit shall take such actions as are necessary to effect the provisions of this Section, and to preserve for the holders of Signal Stock Options the benefits to be provided pursuant to this Section.

     2.8. SIGNAL CAPITAL TRUST. The Signal Disclosure Letter sets forth information regarding Signal Capital Trust I, a Delaware business trust ("Signal Capital Trust"). FirstMerit shall as of the Effective Time treat the Signal Capital Trust as a subsidiary of FirstMerit and shall as of the Effective Time assume the Indenture dated as of February 13, 1998 ("Indenture"), as well as the Amended and Restated Declaration of Trust dated as of February 13, 1998 ("Trust"), and continue the Signal Capital Trust in accordance with the terms of the Indenture and Trust, except that: (a) the Surviving Corporation shall be substituted for Signal; (b) the three individual "Administrative Trustees" will be replaced with officers of the Surviving Corporation; and (c) such additional ministerial changes as are necessary under the Indenture and Trust will be effected. Without the written consent of FirstMerit, no additional interests shall, after the date of this Agreement, be issued by the Signal Capital Trust.

     2.9. SIGNAL SUBORDINATED NOTES. The Signal Disclosure Letter sets forth information regarding the Signal Corp. 9.125% Subordinated Notes due March 15, 2004 ("Signal Notes"). FirstMerit shall as of the Effective Time assume the Indenture dated March 19, 1997 ("Note Indenture"), continue the Signal Notes in accordance with the terms of the Note Indenture, continue the due and punctual payment of principal of and interest on the Signal Note, and the performance of every covenant of the Note Indenture, except that: (a) the Surviving Corporation shall be substituted for Signal; and (b) such additional ministerial changes as are necessary under the Note Indenture will be effected. Without the written consent of FirstMerit, no additional Signal Notes shall, after the date of this Agreement, be issued by the Signal.

                3. REPRESENTATIONS AND WARRANTIES OF FIRSTMERIT

     FirstMerit hereby represents and warrants to Signal that:

     3.1. CORPORATE ORGANIZATION. FirstMerit is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on FirstMerit. FirstMerit is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). FirstMerit has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

     3.2. AUTHORITY. FirstMerit has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of the applicable Regulatory Authorities (as defined hereinafter) and the approval of the FirstMerit shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of FirstMerit, including provisions for the resolution of certain issues by management, and no other corporate proceedings on the part of FirstMerit are necessary to authorize this Agreement or to consummate the transactions so contemplated other than the approval of the FirstMerit shareholders. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, FirstMerit, enforceable against FirstMerit in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     3.3. CAPITALIZATION. The authorized capital stock of FirstMerit consists of 160,000,000 shares of FirstMerit Common Stock and 7,000,000 shares of preferred stock ("FirstMerit Preferred Stock"). As of March 31, 1998, (i) 61,245,221 shares of FirstMerit Common Stock (excluding 6,897,453 treasury shares) were validly issued and outstanding, fully paid and nonassessable and not issued in violation of any preemptive right of any shareholder of FirstMerit, and (ii) no shares of FirstMerit Preferred Stock were issued and outstanding. Since March 31, 1998 and through the date of this Agreement, FirstMerit has not issued any additional shares of FirstMerit Common Stock or preferred stock other than pursuant to the exercise of employee stock purchase rights or stock options under FirstMerit Option Plans (as hereinafter defined) outstanding on March 31, 1998, except for the 3,896,785 shares of FirstMerit Common Stock issued by FirstMerit to the shareholders of CoBancorp Inc. on May 22, 1998 pursuant to the Agreement of Affiliation and Plan of Merger between FirstMerit and CoBancorp Inc. dated November 2, 1998. Except as contemplated by this Agreement, the FirstMerit Rights Plan (as hereinafter defined), the Agreement of Affiliation and Plan of Merger between FirstMerit and Security First Corp. dated April 5, 1998 regarding the issuance of approximately 7,800,000 shares of FirstMerit Common Stock, the agreement with McDonald & Company Securities, Inc. and Keefe Bruyette & Woods, Inc. regarding the firm underwritten offering of approximately 1,200,000 shares of FirstMerit Common Stock, or in the FirstMerit Disclosure Letter (which is a letter attached hereto as Exhibit 3.3, dated the date of this Agreement, from FirstMerit to Signal), as of the date of this Agreement, there are no shares of capital stock of FirstMerit authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of FirstMerit obligating, or which may obligate, FirstMerit to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FirstMerit or obligating, or which may obligate, FirstMerit to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as set forth in the FirstMerit Disclosure Letter, there are no voting trusts or other similar agreements, arrangements or commitments to which FirstMerit or any FirstMerit Subsidiary (as hereinafter defined) is a party with respect to the voting of the capital stock of FirstMerit. All of the shares of FirstMerit Common Stock issuable in exchange for the Signal Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. FirstMerit has reserved for issuance the number of shares of FirstMerit Common Stock necessary to satisfy FirstMerit's obligations under
Section 2.1.

     3.4. SUBSIDIARIES. The FirstMerit Disclosure Letter sets forth, as of the date of this Agreement, the name and state of incorporation of each banking, and each other significant subsidiary of FirstMerit (collectively, the "FirstMerit Subsidiaries"). Except as set forth in the FirstMerit Disclosure Letter, each of the FirstMerit Subsidiaries is a bank, or a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on FirstMerit. Each of the FirstMerit Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted.

     Except as set forth in the FirstMerit Disclosure Letter, as of the date of this Agreement, all outstanding shares of capital stock of each FirstMerit Subsidiary are owned by FirstMerit or another FirstMerit Subsidiary and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive right and are owned free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. Except as set forth in the FirstMerit Disclosure Letter, as of the date of this Agreement, neither FirstMerit nor any FirstMerit Subsidiary owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization. There are, as of the date of this Agreement, no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of any FirstMerit Subsidiary obligating, or which may obligate, any FirstMerit Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, any FirstMerit Subsidiary to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

3.5. INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT, ETC.

     (a) None of the information with respect to FirstMerit or any FirstMerit Subsidiary provided by FirstMerit for inclusion in the registration statement to be filed with the Securities and Exchange Commission (the "Commission") by FirstMerit on Form S-4 (or any other appropriate form) under the Securities Act of 1933, as amended (the "Securities Act") for the purpose of registering the shares of FirstMerit Capital Stock to be issued in the Merger and the shares of FirstMerit Common Stock to be issued upon the conversion of the FirstMerit Series B Preferred Stock (the "Registration Statement") will, at the time it becomes effective and at the time of the Signal and FirstMerit Meetings (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information with respect to FirstMerit or any FirstMerit Subsidiary provided by FirstMerit for inclusion in any prospectus/proxy statement or information statement or notice of FirstMerit and Signal, or any amendments or supplements thereto, required to be mailed to Signal's and FirstMerit's shareholders in connection with the Merger (the "Proxy" or "Proxy Statement") will, at the time of the mailing of the Proxy Statement, and at the time of the Signal and FirstMerit Meetings, contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Signal and FirstMerit Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

     (b) All documents that FirstMerit is responsible for filing with any Governmental Entity (as hereafter defined) will comply as to form in all material respects with applicable law. None of the information with respect to FirstMerit or any FirstMerit Subsidiary provided by FirstMerit for inclusion in any document to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any statement of a material fact which is untrue as of the time that such statement is made.

     3.6. CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in the FirstMerit Disclosure Letter, neither the execution and delivery of this Agreement by FirstMerit, nor the consummation by FirstMerit of the transactions contemplated hereby, nor compliance by FirstMerit with any of the provisions hereof will (a) conflict with or result in any breach of any provision of its Amended and Restated Articles of Incorporation or Amended and Restated Code of Regulations, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FirstMerit or any of the FirstMerit Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FirstMerit or any FirstMerit Subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, individually or in the aggregate, will not have a Material Adverse Effect on FirstMerit, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FirstMerit or any FirstMerit Subsidiary or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on FirstMerit, or
(d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the certificate of merger pursuant to the OGCL, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the Board of Governors of the Federal Reserve System (the "FRB"), (v) filings with, and approval by, the Office of the Comptroller of the Currency (the "OCC"), (vi) filings with, and approval by, the Office of Thrift Supervision (the "OTS"), (vii) filings and approvals pursuant to any applicable state takeover laws ("State Takeover Approvals"), (viii) consents, approvals, authorizations, permits, filings or notifications in connection with compliance with applicable provisions of federal and state securities laws relating to the regulation of
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

broker-dealers, investment advisors, or stock transfer agents, or (ix) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on FirstMerit nor restrict FirstMerit's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

     3.7. REPORTS AND FINANCIAL STATEMENTS. Since December 31, 1997, FirstMerit has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Commission, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "FirstMerit Reports"). FirstMerit has previously made available or furnished, or, with respect to the FirstMerit Reports filed after the date of this Agreement, will promptly furnish, Signal with true and complete copies of each of the FirstMerit Reports. As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the FirstMerit Reports complied, or, with respect to FirstMerit Reports filed after the date of this Agreement, will comply, in all material respects with all the rules and regulations promulgated by the Commission and did not contain, or, with respect to FirstMerit Reports filed after the date of this Agreement, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of FirstMerit included in the FirstMerit Reports (the "FirstMerit Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of FirstMerit and the FirstMerit Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the absence of footnotes.

     3.8. TAXES. Except as set forth in the FirstMerit Disclosure Letter, FirstMerit and each FirstMerit Subsidiary have prepared in good faith and duly and timely filed, all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on FirstMerit. Except as set forth in the FirstMerit Disclosure Letter, FirstMerit and each FirstMerit Subsidiary have paid, or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all taxes, interest and penalties shown to be owing on all such returns or reports. There are no liens for federal, state, local or foreign taxes upon the assets of FirstMerit or of any FirstMerit Subsidiary, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. As of the date of this Agreement, except as set forth in the FirstMerit Disclosure Letter, neither FirstMerit nor any of the FirstMerit Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by FirstMerit or any of the FirstMerit Subsidiaries in respect of any material deficiencies for any tax, assessment or government charges.

     3.9. EMPLOYEE PLANS. All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of FirstMerit or FirstMerit Subsidiaries, whether or not described in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are identified in the FirstMerit Disclosure Letter ("FirstMerit Employee Plans"). All of the FirstMerit employee plans have been maintained, operated and administered in substantial compliance with their terms, and FirstMerit, all of the FirstMerit Subsidiaries and all of the FirstMerit Employee Plans currently comply, and have at all relevant times complied, in all material respects with ERISA, the Code, and any other applicable laws. FirstMerit has previously delivered or made available to Signal copies of all FirstMerit Employee Plans, in each case as in effect on the date of this Agreement.

     3.10. MATERIAL CONTRACTS. Except as set forth in the FirstMerit Disclosure Letter or disclosed in the FirstMerit Reports, neither FirstMerit nor any FirstMerit Subsidiary is, as of the date of this Agreement, a party to, or is bound by, (a) any material lease not made in the ordinary course of business of FirstMerit, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business of FirstMerit, (c) any material agreement, indenture or other instrument not specifically disclosed in the FirstMerit Financial Statements relating to the borrowing of money by FirstMerit or the guarantee by FirstMerit of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (d) any agreement, arrangement or commitment with or to a labor union, or (e) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FirstMerit with the Commission as of the date of this Agreement (the "FirstMerit Contracts"). Neither FirstMerit nor any FirstMerit Subsidiary is in default under any FirstMerit Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     3.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the FirstMerit Disclosure Letter or disclosed in FirstMerit Reports filed by FirstMerit with the Commission prior to the date of this Agreement, since December 31, 1997 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of FirstMerit and the FirstMerit Subsidiaries that either individually or in the aggregate has had a Material Adverse Effect on FirstMerit.

     3.12. LITIGATION. Except as disclosed in the FirstMerit Disclosure Letter or in FirstMerit Reports filed by FirstMerit with the Commission prior to the date of this Agreement, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of FirstMerit, threatened against or affecting FirstMerit or any FirstMerit Subsidiary which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen, will have, a Material Adverse Effect on FirstMerit, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against FirstMerit or any FirstMerit Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     3.13. COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in the FirstMerit Disclosure Letter or in FirstMerit Reports filed by FirstMerit with the Commission prior to the date of this Agreement, the businesses of FirstMerit and the FirstMerit Subsidiaries are not being conducted, and have not been conducted since December 31, 1997, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on FirstMerit. Except as set forth in the FirstMerit Disclosure Letter, no investigation or review by any Governmental Entity with respect to FirstMerit or any of the FirstMerit Subsidiaries outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of FirstMerit, threatened, and no Governmental Entity has indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on FirstMerit.

     3.14. AGREEMENTS WITH BANK REGULATORS. As of the date of this Agreement, except as set forth in the FirstMerit Disclosure Letter, neither FirstMerit nor any FirstMerit Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease and desist or other orders of any bank regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has FirstMerit been advised by any Governmental Entity that it is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in the FirstMerit Disclosure Letter, there are no (i) material violations or (ii) violations with respect to which refunds or restitutions which are material in amount to FirstMerit and the FirstMerit Subsidiaries taken as a whole may be required, cited in any compliance report to FirstMerit or any FirstMerit Subsidiary as a result of an examination by any bank regulatory authority.

     3.15. FIRSTMERIT OWNERSHIP OF STOCK. Except as disclosed in the FirstMerit Disclosure Letter, and except pursuant to Stock Purchase Option dated August 11, 1998 (the "Signal Stock Purchase Option"), a copy of which is attached hereto as
Exhibit 3.15, neither FirstMerit nor, to the best of its knowledge, any of its affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Signal Capital Stock (other than shares of Signal Capital Stock held in a fiduciary, trust, custodial or agency capacity by a bank or trust subsidiary of FirstMerit) which in the aggregate, represent 2% or more of the outstanding shares of Signal Common Stock.

     3.16. FEES. Except for the fees paid and payable to Goldman, Sachs & Co., neither FirstMerit nor any FirstMerit Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     3.17. FIRSTMERIT ACTION. The Board of Directors of FirstMerit (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and in the best interests of FirstMerit and its shareholders, (ii) authorized and approved this Agreement and the Stock Purchase Option, and the transactions contemplated hereby and thereby, including the Merger, (iii) directed that the Merger be submitted for consideration by FirstMerit's shareholders entitled to vote thereon at the FirstMerit Meeting, and (iv) authorized and approved the Merger in accordance with Chapter 1704 of the Ohio Revised Code with the result that Chapter 1704 will not apply to the consummation of the Merger and acquisition of shares of FirstMerit Common Stock by the holders of Signal Capital Stock pursuant to this Agreement, the Signal Stock Purchase Option or any of the transactions contemplated by this Agreement or the Signal Stock Purchase Option. Goldman Sachs & Co., FirstMerit's financial advisor, has provided the Board of Directors of FirstMerit with its opinion that, as of the date of such duly called meeting of the Board, the Merger Consideration is fair, from a financial point of view, to the shareholders of Signal.

     3.18. RIGHTS AGREEMENT. No person will become an "Acquiring Person" and no "Shares Acquisition Date" or "Distribution Date" will occur under the Shareholder Rights Agreement, as amended and restated, dated June 22, 1998, between FirstMerit and FirstMerit Bank, as rights agent (the "FirstMerit Rights Plan"), and no holder of rights issued under the FirstMerit Rights Plan shall have any rights under the FirstMerit Rights Plan as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger. No amendments have been made prior to the date of this Agreement to the FirstMerit Rights Plan except as specifically referred to in this Section.

     3.19. ENVIRONMENTAL MATTERS. Except as set forth in the FirstMerit Disclosure Letter, to the best of FirstMerit's knowledge: (i) neither FirstMerit nor any of the FirstMerit Subsidiaries has been or is in violation of or liable under any Environmental Law (as hereinafter defined), except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FirstMerit; and (ii) none of the Loan Portfolio Properties and Other Properties Owned (as hereinafter defined) by FirstMerit or any of the FirstMerit Subsidiaries has been since such properties have been owned, operated or managed by FirstMerit or any of the FirstMerit Subsidiaries is in violation of under any Environmental Law, except for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstMerit. Except as set forth in the FirstMerit Disclosure Letter, there are no actions, suits, demands, notices, claims, investigations or proceedings pending, or to the best of FirstMerit's knowledge threatened, relating to the liability of the Loan Portfolio Properties and Other Properties Owned by FirstMerit or the FirstMerit Subsidiaries under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal, state or local environmental agency relating to any such liabilities under or violations of Environmental Law.

     3.20. ACCOUNTING MATTERS. Neither FirstMerit nor, to the best of its knowledge, any of its affiliates, has taken or agreed to take any action that would prevent FirstMerit from accounting for the business combination to be effected by the Merger as a "pooling of interests."

     3.21. VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the outstanding shares of FirstMerit Common Stock is necessary to approve this Agreement and the transactions contemplated hereby.

                  4. REPRESENTATIONS AND WARRANTIES OF SIGNAL

     Signal hereby represents and warrants to FirstMerit that:

     4.1. CORPORATE ORGANIZATION. Signal is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Signal. Signal is registered as a bank holding company under the BHCA. Signal has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Signal has delivered to FirstMerit true and complete copies of its Articles of Incorporation, as amended, and its Code of Regulations, as amended (the "Corporate Governance Documents") as currently in effect.

     4.2. AUTHORITY. Signal has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Signal's shareholders and the approval of the applicable Regulatory Authorities, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Signal and no other corporate proceedings on the part of Signal are necessary to authorize this Agreement or to consummate the transactions so contemplated, except for approval by the shareholders of Signal as provided in Section 6.1(a). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Signal, enforceable against Signal in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought, and except as enforceability hereof may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. sec..1818(b) or to the appointment of a conservator or receiver by the Federal Deposit Insurance Corporation.

     4.3. CAPITALIZATION. The authorized capital stock of Signal consists of 40,000,000 shares of Signal Common Stock and 1,500,000 shares of serial preferred stock. As of the date of this Agreement, (i) 11,735,139 shares of Signal Common Stock (which includes all restricted stock but not including 141,591 shares held as treasury shares), and (ii) 428,342 shares of Signal Preferred Stock, were validly issued and outstanding, fully paid and nonassessable and not issued in violation of any preemptive right of any Signal shareholder. As of the date of this Agreement, there were outstanding Signal Stock Options to purchase 963,149 shares of Signal Common Stock. The Signal Common Stock and the Signal Preferred Stock are collectively known as the "Signal Capital Stock."

     Except as contemplated by this Agreement, the Signal Stock Purchase Option or in the Signal Disclosure Letter (which is a letter attached hereto as Exhibit 4.3, dated the date of this Agreement, from Signal to FirstMerit, which includes a letter from Signal to FirstMerit executed by FirstMerit listing items previously delivered to FirstMerit by Signal which shall be deemed incorporated by reference into the Signal Disclosure Letter), there are no shares of capital stock of Signal authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of Signal obligating, or which may obligate, Signal to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Signal or obligating, or which may obligate, Signal to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as set forth in the Signal Disclosure Letter, there are no voting trusts or other similar agreements, arrangements, or commitments to which Signal or any Signal Subsidiary (as hereinafter defined) is a party with respect to the voting of the capital stock of Signal.

     4.4. SUBSIDIARIES. The Signal Disclosure Letter sets forth, as of the date of this Agreement, the name and state of incorporation of each subsidiary of Signal (collectively, the "Signal Subsidiaries") and the authorized capital stock of each Signal Subsidiary. Except as set forth in the Signal Disclosure Letter, each of the Signal Subsidiaries is a bank, savings bank, business trust, limited liability company or a corporation, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Signal. Each of the Signal Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Signal has delivered to FirstMerit true and complete copies of the Signal Subsidiaries' corporate governance documents, organizational documents or certificates of trust, each as currently in effect.

     Except as set forth in the Signal Disclosure Letter, as of the date of this Agreement, all outstanding shares of capital stock of each Signal Subsidiary are owned by Signal or another Signal Subsidiary and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive right and are owned free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. Except as set forth in the Signal Disclosure Letter, as of the date of this Agreement, neither Signal nor any Signal Subsidiary owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business trust, limited liability company, association or similar organization, other than a Signal affiliate. There are, as of the date of this Agreement, no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of any Signal Subsidiary obligating, or which may obligate, any Signal Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, any Signal Subsidiary to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

     4.5. INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT, ETC.

     (a) None of the information with respect to Signal or any Signal Subsidiary provided by Signal for inclusion in the Registration Statement will, at the time it becomes effective and at the time of the Signal and FirstMerit Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information with respect to Signal or any Signal Subsidiary provided in writing by Signal for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement, and at the time of the Signal and FirstMerit Meetings, contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Signal or FirstMerit Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations promulgated thereunder.

     (b) All documents that Signal is responsible for filing with any Governmental Entity will comply as to form in all material respects with applicable law. None of the information with respect to Signal or any Signal Subsidiary provided by Signal for inclusion in any document to be filed with any Governmental Entity in connection with the transactions contemplated hereby will contain any statement of a material fact which is untrue as of the time that such statement is made.

     4.6. CONSENT AND APPROVALS; NO VIOLATION. Except as set forth in the Signal Disclosure Letter, neither the execution and delivery of this Agreement by Signal, nor the consummation by Signal of the transactions contemplated hereby, nor compliance by Signal with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of its Corporate Governance Documents, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Signal or any of the Signal Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Signal or any Signal Subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, that are set forth in the Signal Disclosure Letter or which, individually or in the aggregate, will not have a Material Adverse Effect on Signal, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Signal or any Signal Subsidiary or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on Signal, or (d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing certificates of merger pursuant to the OGCL, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the FRB, (v) filings with, and approval by, the OCC, (vi) filings with, and approval by, the OTS, (vii) filings and approvals pursuant to any applicable State Takeover Approvals, (viii) consents, approvals, authorizations, permits, filings or notifications in connection with compliance with applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisors, or stock transfer agents, or (ix) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on Signal nor restrict Signal's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

     4.7. REPORTS AND FINANCIAL STATEMENTS. Except as set forth in the Signal Disclosure Letter, since December 31, 1994, Signal and Signal Capital Trust have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "Signal Reports"). Signal has previously made available or furnished, or, with respect to Signal Reports filed after the date of this Agreement, will promptly furnish, FirstMerit with true and complete copies of each of the Signal Reports. As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), and except as stated in the Signal Disclosure Letter, the Signal Reports complied, or, with respect to Signal Reports filed after the date of this Agreement, will comply, in all material respects with all the rules and regulations promulgated by the Commission, and did not contain, or, with respect to Signal Reports filed after the date of this Agreement, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Signal included in the Signal Reports (the "Signal Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Signal and the Signal Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the absence of footnotes.

     4.8. TAXES. Except as set forth in the Signal Disclosure Letter, Signal and each Signal Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on Signal. Except as set forth in the Signal Disclosure Letter, Signal and each Signal Subsidiary have paid, or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all taxes, interest and penalties shown to be owing on all such returns and reports. The Signal Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to Signal and each Signal
Subsidiary: (i) the most recent tax year through which the Internal Revenue Service ("IRS") has completed its examination of such corporation, (ii) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (iii) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (iv) whether there are any existing material disputes as to state, local or foreign taxes. Except as set forth in the Signal Disclosure Letter, there are no liens for federal, state, local or foreign taxes upon the assets of Signal or of any Signal Subsidiary, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. Except as set forth in the Signal Disclosure Letter, neither Signal nor any of the Signal Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by Signal or any of the Signal Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charges. After the date of this Agreement, Signal will promptly notify FirstMerit of (i) the commencement or threat of any such action or proceeding involving an amount of taxes material to Signal and its subsidiaries taken as a whole, and (ii) the receipt by Signal or the Signal Subsidiaries of any such deficiency notices or reports in respect of any material deficiencies.

     4.9. EMPLOYEE PLANS, EMPLOYEES. All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of Signal or the Signal Subsidiaries, whether or not described in Section 3(3) of ERISA ("Signal Employee Plans"), are identified in the Signal Disclosure Letter. Signal has previously delivered or made available to FirstMerit copies of all Signal Employee Plans, in each case as in effect on the date of this Agreement.

     Except as set forth in the Signal Disclosure Letter, all of Signal Employee Plans have been maintained, operated and administered in substantial compliance with their terms, and Signal, all of the Signal Subsidiaries and all of the Signal Employee Plans currently comply, and have at all relevant times complied, in all material respects with ERISA, the Code, and any other applicable laws. With respect to each Signal Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except as set forth in the Signal Disclosure Letter each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) except as set forth in the Signal Disclosure Letter, would be fully funded (calculated using the interest rate and other actuarial assumptions mandated by the Pension Benefit Guaranty Corporation ("PBGC")) if terminated at the Effective Time and there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) no reportable event described in Section 4043 of ERISA has occurred, (d) no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings, and (e) no pension plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

     Except as set forth in the Signal Disclosure Letter, no Signal Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Signal or any Signal Subsidiary, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)).

     Except as set forth in the Signal Disclosure Letter, all employees of Signal and the Signal Subsidiaries are "at will" and there are no employment, consulting or like agreements, written or oral, expressed or implied.

     4.10. MATERIAL CONTRACTS. Except as set forth in the Signal Disclosure Letter or disclosed in the Signal Reports, neither Signal nor any Signal Subsidiary is, as of the date of this Agreement, a party to, or is bound by, (a) any material lease not made in the ordinary course of business of Signal, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business of Signal, (c) any benefit agreements providing for aggregate payments to any person in any calendar year in excess of $100,000, (d) any material agreement, indenture or other instrument not specifically disclosed in the Signal Financial Statements relating to the borrowing of money by Signal or the guarantee by Signal of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (e) any agreement, arrangement or commitment with or to a labor union or (f) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Signal with the Commission (the agreements and other documents referred to in clauses (a) through (f) of this sentence, collectively, the "Signal Contracts"). Except as stated in the Signal Disclosure Letter, neither Signal nor any Signal Subsidiary is in default under any Signal Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Signal, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     4.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Signal Disclosure Letter or disclosed in Signal Reports filed by Signal with the Commission prior to the date of this Agreement, since December 31, 1997 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of Signal and the Signal Subsidiaries that either individually or in the aggregate has had a Material Adverse Effect on Signal.

     4.12. LITIGATION. Except as disclosed in the Signal Disclosure Letter or in Signal Reports filed by the Signal with the Commission prior to the date of this Agreement, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of Signal, threatened against or affecting Signal or any Signal Subsidiary which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen will have, a Material Adverse Effect on Signal, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Signal or any Signal Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     4.13. COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in the Signal Disclosure Letter or in Signal Reports filed by Signal with the Commission prior to the date of this Agreement, the businesses of Signal and the Signal Subsidiaries are not being conducted, and have not been conducted since December 31, 1997, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, zoning ordinances, building codes, and environmental, civil rights, and occupational health and safety laws and regulations and, in the case of Signal Subsidiaries that are savings and loans or thrifts, all statutes, rules and regulations pertaining to the conduct of such business), except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Signal. Except as set forth in the Signal Disclosure Letter, no investigation or review by any Governmental Entity with respect to Signal or any of the Signal Subsidiaries outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of Signal, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on Signal.

     4.14. AGREEMENTS WITH REGULATORS. As of the date of this Agreement, except as disclosed in the Signal Disclosure Letter, neither Signal nor any Signal Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease and desist orders of any regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Signal been advised by any Governmental Entity that it is contemplating issuing, requiring, or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in Signal Disclosure Letter, there are no (i) material violations, or (ii) violations with respect to which refunds or restitutions which are material in amount to Signal and the Signal Subsidiaries taken as a whole may be required, cited in any compliance report to Signal or any Signal Subsidiary as a result of an examination by any regulatory authority.

     4.15. SIGNAL OWNERSHIP OF STOCK. Except as disclosed in Signal Disclosure Letter, as of the date of this Agreement, neither Signal nor, to the best of its knowledge, any of its affiliates or associates (i) beneficially owns directly or indirectly, or (ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of, in each case, shares of FirstMerit Common Stock (other than shares of FirstMerit Common Stock held in a fiduciary, trust, custodial or agency capacity by a subsidiary of Signal) which in the aggregate, represent 2% or more of the outstanding shares of FirstMerit Common Stock.

     4.16. FEES. Except for fees paid and payable to Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), neither Signal nor any Signal Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     4.17. SIGNAL ACTION. The Board of Directors of Signal (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and in the best interests of Signal and its shareholders, (ii) authorized and approved this Agreement, the Signal Stock Purchase Option and the transactions contemplated hereby and thereby, including the Merger, (iii) directed that the Merger be submitted for consideration by Signal's shareholders entitled to vote thereon at the Signal Meeting, and (iv) authorized and approved the Signal Stock Purchase Option and the Merger in accordance with Chapter 1704 of the Ohio Revised Code with the result that Chapter 1704 will not apply to the consummation of the Merger and the acquisition by FirstMerit of shares of Signal Common Stock pursuant to the Merger, the Signal Stock Purchase Option or any of the transactions contemplated by this Agreement or the Signal Stock Purchase Option. Sandler O'Neill, Signal's financial advisor, has provided the Board of Directors of Signal with its opinion that, as of the date of such duly called meeting of the Board, the Merger Consideration is fair, from a financial point of view, to the shareholders of Signal.

     4.18. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Signal Common Stock entitled to vote thereon, is the only vote of the holders of any class or series of Signal Capital Stock necessary to approve this Agreement and the transactions contemplated hereby, unless FirstMerit has exercised its rights to acquire the Signal Common Stock under the Signal Stock Purchase Option.

     4.19. CONDUCT OF SIGNAL TO DATE. Except as disclosed in Signal Disclosure Letter and in Signal Reports filed with the Commission prior to the date of this Agreement, from and after December 31, 1997, to the date of this Agreement: (a) Signal and the Signal Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their current practices, (b) Signal has not issued or sold any of its Capital Stock (except shares of Signal Common Stock issued upon exercise of employee stock options outstanding on or before December 31, 1997), or any corporate debt securities which would be classified as long-term debt on the balance sheets of Signal, (c) Signal has not granted any option for the purchase of its Capital Stock (other than pursuant to the Signal Stock Purchase Option), effected any stock split, or otherwise changed its authorized capitalization, (d) Signal has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock, except regular quarterly cash dividends (based upon historic precedent), (e) Signal has neither incurred nor prepaid any corporate debt securities or instruments which are or would be classified as long-term debt on the balance sheet of Signal, (f) neither Signal nor any Signal Subsidiary has sold, assigned, transferred, or otherwise disposed of to a third party (i) equity securities in or issued by any Signal Subsidiary, (ii) branch offices of any Signal Subsidiary, (iii) assets constituting any other line of business, or (iv) any of its other material properties or assets other than for a fair consideration in the ordinary course of business, (g) neither Signal nor any Signal Subsidiary has purchased or otherwise acquired from a third party equity securities in or issued by such third party other than in the ordinary course of business, branch offices of such third party, assets constituting any other line of business, or any other material properties or assets outside the ordinary course of its business, (h) neither Signal nor any Signal Subsidiary has: increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except under existing plans and policies, entered into any new, or amended or supplemented any existing, or secured, collateralized, or funded any, employment, management, consulting, deferred compensation, severance, or other similar contract, entered into, terminated, or substantially modified any Signal Employee Plan in respect of any of its present or former directors, officers, or other employees, or agreed to do any of the foregoing, (i) neither Signal nor any Signal Subsidiary, has entered into any material transaction, contract, lease, agreement or commitment requiring the approval of the Board of Directors of Signal or any Signal Subsidiary, or amended, modified or terminated any contract, lease or other agreement to which it is a party in a manner requiring the approval of the Board of Directors of Signal or any Signal Subsidiary, and (j) no Signal Subsidiary has entered into any material transaction, contract, lease, agreement or commitment outside the ordinary course of business requiring the approval of the Board of Directors of such Subsidiary or amended, modified or terminated outside the ordinary course of business any material contract, lease or other agreement to which it is a party in a manner requiring the approval of the Board of Directors of such Subsidiary.

     4.20. ENVIRONMENTAL MATTERS. For purposes of this Agreement, the following terms shall have the indicated meanings:

          "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. sec.9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec.6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. sec.7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec.1251 et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C. sec.9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. sec.11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. sec.300f, et seq.; all comparable state and local laws; and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

          "Loan Portfolio Properties and Other Properties Owned" means those properties owned, operated or managed (including those held in trust) by Signal, as the case may be, or any of their subsidiaries.

     Except as set forth in Signal Disclosure Letter, to the best of Signal's knowledge: (i) neither Signal nor any of the Signal Subsidiaries has been or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Signal; and (ii) none of the Loan Portfolio Properties and Other Properties Owned by Signal or any of the Signal Subsidiaries has been since such properties have been owned, operated or managed by Signal or any of the Signal Subsidiaries, is in violation of any Environmental Law, except for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Signal. Except as set forth in Signal Disclosure Letter, there are no actions, suits, demands, notices, claims, investigations or proceedings pending, or to the best of Signal's knowledge threatened, relating to the liability of the Loan Portfolio Properties and Other Properties Owned by Signal or the Signal Subsidiaries under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal, state or local environmental agency relating to any such liabilities under or violations of Environmental Law.

     4.21. ACCOUNTING MATTERS. Neither Signal nor, to the best of its knowledge, any of its affiliates, has taken or agreed to take any action that would prevent FirstMerit from accounting for the business combination to be effected by the Merger as a "pooling of interests."

                                  5. COVENANTS

     5.1. ACQUISITION PROPOSALS AND NEGOTIATIONS. Each of Signal and the Signal Subsidiaries shall not, directly or indirectly, and shall instruct and otherwise use its diligent efforts to cause their respective officers, directors, employees, agents and advisors not to, directly or indirectly, solicit or initiate any proposals or offers from any person, or discuss or negotiate with any such person, relating to any acquisition or purchase of all or a material amount of the assets of, or any equity securities of, or any merger, consolidation or business combination with, Signal or any of the Signal Subsidiaries (such transactions are referred to herein as "Acquisition Transactions"), provided, however, that nothing contained in this Section shall prohibit:

          (i) Signal or any Signal Subsidiary, as the case may be, from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that,

             (a) the Board of Directors of Signal, after consultation with and based upon the opinion of Silver, Freedman & Taff, L.L.P. (which firm shall be entitled to rely on the opinion of Ohio counsel) determines in good faith that such action is required for the directors of Signal to fulfill their fiduciary duties and obligations to the Signal shareholders and other constituencies under Ohio law, taking into consideration the sale process engaged in connection with the transactions contemplated hereby, and

             (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Signal provides immediate written notice to FirstMerit at least two business days prior to furnishing information to, or entering into discussions or negotiations with, such a person or entity, or

          (ii) the Board of Directors of Signal from failing to make, withdrawing or modifying its recommendation referred to in Section 5.14 following receipt of a proposal for an Acquisition Transaction if the Board of Directors of Signal, after consultation with and based upon the opinion of Silver, Freedman & Taff, L.L.P. (which firm shall be entitled to rely on the opinion of Ohio counsel) determines in good faith that such action is required for the directors of Signal to fulfill their fiduciary duties and obligations to the Signal shareholders and other constituencies under Ohio law, taking into consideration the sale process engaged in connection with the transactions contemplated hereby.

     In the event Signal or any officer, director or representative thereof receives any contact, either oral or written, from a third party or its representative regarding an Acquisition Transaction or any matter directly or indirectly related thereto after the date of this Agreement, Signal shall immediately notify FirstMerit of such contact, and provide such information requested by FirstMerit, including but not limited to the name of the party or parties, and all details related thereto. Signal shall have a continuing obligation to provide information to FirstMerit regarding any additional or continuing contacts. Any writings received by Signal or any officer, director or representative thereof, shall be immediately provided to FirstMerit, regardless of such writing being marked confidential or otherwise.

     In the event Signal receives an opinion from Silver, Freedman & Taff, L.L.P. pursuant to this Section 5.1, Signal shall immediately provide a copy of such opinion to FirstMerit.

     5.2. INTERIM OPERATIONS OF SIGNAL. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by law, as set forth in Signal Disclosure Letter, or as otherwise approved in writing by FirstMerit (which shall not be unreasonably withheld):

          5.2.1. CONDUCT OF BUSINESS. Signal shall, and shall cause each of the Signal Subsidiaries to, conduct their respective businesses only in, and not take any action except in the ordinary course of business substantially consistent with current practices (which practices include any workout arrangements for troubled loans and real estate development assets). Signal shall use all diligent efforts to (i) maintain and preserve intact the business organization of Signal and each of the Signal Subsidiaries, keep available the services of its and their present officers and employees, and keep the branch operations fully staffed with competent employees, (ii) preserve the goodwill of those having business relationships with Signal or the Signal Subsidiaries, (iii) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear, (iv) attempt to resolve such loans over $500,000 which FirstMerit has identified in writing to Signal as "troubled," in a workout arrangement which conditions and terms shall be satisfactory to Signal and FirstMerit, (v) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it, provided however, in the event that any such insurance (including, without limitation, directors' and officers' liability insurance) is canceled or not renewable at its expiration at current or standard rates, Signal shall consult with FirstMerit in order to determine whether to exercise its right to extend the discovery period and in evaluating available alternatives to replace the current insurance, (vi) perform in all material respects all obligations required to be performed by each of Signal and each of the Signal Subsidiaries under all material contracts, leases and documents relating to or affecting its assets, properties, and business, and (vii) comply with and perform in all material respects all obligations and duties imposed upon it by all federal, state, municipal, and local laws, and all rules, regulations and orders imposed by federal, state, municipal or local governmental agencies.

          5.2.2. NEGATIVE COVENANTS. Signal shall not and shall not permit any of the Signal Subsidiaries to make any change or amendment to, or to repeal, their respective articles of incorporation or codes of regulations (or comparable governing instruments). Neither Signal nor any Signal Subsidiary shall after the date of this Agreement enter into any loan or credit commitment (including standby letters of credit) to, or invest (as a venture capital or similar investment) or agree to invest (as a venture capital or similar investment) in, any person or entity if such loan, commitment or investment, would exceed $375,000 as a residential loan or investment, or $750,000 as a commercial loan, without first consulting with FirstMerit; provided, however, that nothing in this paragraph shall prohibit Signal or any Signal Subsidiary from honoring any contractual obligation in existence on the date of this Agreement or making any loans without consultation listed on Exhibit 5.2.2. Neither Signal nor any Signal Subsidiary shall after the date of this Agreement enter into any participatory agreements, loans, commitments or investments involving collateral outside of Ohio, without first consulting with FirstMerit, except that the following are excluded from this restriction: (i) Small Business Association loans, (ii) agency rated asset backed securities, and
     (iii) government obligations of the United States of America, or a state or municipality within the United States of America; and subject to the second sentence of this Section 5.2.2, loans and investments made by: First Federal Savings Bank of New Castle within the State of Pennsylvania; and Mobile Consultants, Inc., within the geographic areas where it conducts business as of the date of this Agreement.

          Neither Signal nor any Signal Subsidiary shall sell, assign, transfer or otherwise dispose of to a third party, (i) branch offices of any Signal Subsidiary, or (ii) any of its material properties or assets. Neither Signal nor any Signal Subsidiary shall purchase or otherwise acquire from a third party, branch offices of such third party, assets constituting any other line of business, or any other material properties or assets outside the ordinary course of its business. Neither Signal nor any Signal Subsidiary shall enter into any transaction, contract, lease, agreement or commitment (or any amendment to any transaction, contract, lease, agreement or commitment) outside of the ordinary course of business which is material to Signal and the Signal Subsidiaries taken as a whole.

          5.2.3. CAPITAL STOCK. Signal shall not, and shall not permit any of the Signal Subsidiaries to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to Signal Stock Options outstanding on the date of this Agreement, the Signal Dividend Reinvestment Plan ("DRIP"), as restricted pursuant to the terms herein, the Employee Stock Purchase Plan ("ESPP"), as restricted pursuant to the terms herein, the conversion of the Signal Preferred Stock, the issuance of 2,500 shares of restricted Signal Common Stock under the 1997 Omnibus Incentive Plan to Mr. Edward Shriner, or the exercise by FirstMerit of its rights under the Signal Stock Purchase Option) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement, contract or commitment with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither Signal nor any Signal Subsidiary shall acquire beneficial ownership of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization.

          5.2.4. DIVIDENDS. Signal shall not and shall not permit any of the Signal Subsidiaries to declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (a) Signal's regular quarterly cash dividends in the amount (subject to the next paragraph) of $.11 per share of Signal Common Stock and $.40625 per share of the Signal Preferred Stock (to the extent legally permitted), and (b) dividends paid (to the extent legally permitted) by any Signal Subsidiary to another Signal Subsidiary or Signal with respect to such Signal Subsidiary's capital stock. From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Signal shall not, without the prior written consent of FirstMerit, make any changes in its practice of setting dividend record or dividend payment dates.

          5.2.5. EMPLOYEE PLANS, COMPENSATION AND BONUSES.

          (a) Except as is necessary to comply with the Code or as contemplated in this Agreement, Signal shall not, and shall not permit any of Signal Subsidiaries to: adopt or amend any bonus (other than the Stay Bonus Program (as defined below)), profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any present or former director, officer or employee of Signal or any Signal Subsidiary; increase the compensation or fringe benefits of any present or former director, officer or employee, including the Senior Officers (as hereinafter defined); pay any bonus (other than the Stay Bonus Program and other than bonuses in the ordinary course of business consistent and at levels not higher than past practice to employees other than Senior Officers), compensation or benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock rights); take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements; or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          Notwithstanding the restrictions contained in this Section, Signal or the Signal Subsidiaries may grant individual annual increases to the non-Senior Officer employees in accordance with past practices, up to a total of 4% of the total annual compensation of all employees, excluding from such total the aggregate of the compensation for the employees of Signal and of the Signal Subsidiaries who are parties to an Employment Agreement (as defined below) (the "Senior Officers").

          (b) [Reserved]

          5.2.6. CONFORMING ACCOUNTING AND RESERVE POLICIES; RESTRUCTURING EXPENSES.

          (a) Notwithstanding that Signal believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, Signal recognizes that FirstMerit has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses), subject to applicable laws, regulations, and the requirements of Governmental Entities and generally accepted accounting principles. From and after the date of this Agreement to the Effective Time, Signal and FirstMerit shall consult and cooperate with each other with respect to conforming, as specified in a notice from FirstMerit to Signal, based upon such consultation, Signal's loan, accrual and reserve policies to those policies of FirstMerit.

          (b) In addition, from and after the date of this Agreement to the Effective Time, Signal and FirstMerit shall consult and cooperate with each other with respect to determining, as specified in a notice from FirstMerit to Signal, based upon such consultation, appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, restructuring costs, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments taking into account the Surviving Corporation's business plan following the Merger.

          (c) Signal and FirstMerit shall consult and cooperate with each other with respect to determining, as specified in a notice from FirstMerit to Signal, based upon such consultation, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

          (d) At the request of FirstMerit, and in an amount and on a basis satisfactory to Signal, Signal shall promptly establish and take such reserves and accruals as FirstMerit shall request to conform, on a mutually satisfactory basis, Signal's loan, accrual and reserve policies to FirstMerit's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that it is the objective of FirstMerit and Signal that such reserves, accruals and charges be taken on or before the Effective Time, but in no event later than immediately prior to the Closing; and provided, further, that Signal shall not be obligated to take any such action pursuant to this Section 5.2.6 unless and until (i) FirstMerit specifies its request in a writing delivered to Signal, (ii) all conditions to the obligations of Signal and FirstMerit to consummate the Merger set forth in Sections 6.1 through 6.3 have been waived or satisfied by the appropriate party, and (iii) such reserves, accruals and charges conform with generally accepted accounting principles, applicable laws, regulations, and the requirements of Governmental Entities.

          5.2.7. STOCK OPTION CASH ELECTION. Signal and FirstMerit, as applicable shall: (i) not approve nor allow any holder of a Signal Stock Option granted under the Amended and Restated Stock Option and Incentive Plan to elect or receive a cash payment in lieu of the right to receive or exercise a Signal Stock Option; and (ii) not allow any holder of a Signal Stock Option granted under the 1997 Omnibus Incentive Plan to exercise their right to receive cash pursuant to Section 8 of such Plan, and shall institute a procedure to effect the issuance of Signal or FirstMerit Common Stock, as applicable, in lieu thereof, with the right of the holder to sell such Signal or FirstMerit Common Stock, as applicable.

     5.3. INTERIM OPERATIONS OF FIRSTMERIT. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by law, or as otherwise approved in writing by Signal (which shall not be unreasonably withheld) FirstMerit shall, and shall cause each of the FirstMerit Subsidiaries to, conduct their respective businesses in such a manner so as not to materially interfere with the ability to consummate the Merger, delay the Effective Time or have a Material Adverse Effect upon the transactions contemplated by the Agreement.

     5.4. EMPLOYMENT MATTERS.

     (a) As of the Effective Time, Signal will pay the financial obligations of Signal and the Signal Subsidiaries, as applicable, with regard to the employment agreements with Gary G. Clark, James J. Little and L. Dwight Douce ("Employment Agreements" or "Employment Agreement"). FirstMerit will assume the Employment Agreements and provide medical and health insurance as provided therein, to the extent such obligations can be assumed or benefits thereunder provided as a matter of law, but conditioned upon receipt of a standard release of FirstMerit regarding matters related to employment and termination of employment. FirstMerit acknowledges that the consummation of the Merger will constitute a change in status for the Senior Officers entitling each of them to terminate his employment for good reason under his Employment Agreement. The parties listed herein will not be provided any separation benefits under Section 5.4(b) or (c).

     (b) (1) FirstMerit agrees to pay to certain employees of Signal an amount not to exceed $500,000 as part of a "Stay Bonus Program." The employees selected by Signal, who are subject to FirstMerit's approval as to participation and amount, will receive the Stay Bonus, less employment and related taxes, as long as the employee does not voluntarily terminate his employment without good reason (good reason being defined as cause, a reduction in base salary or an involuntary move from their place of employment at the Effective Time to a location more than 50 miles away) prior to the expiration of six months after the Effective Time. Signal will designate the employees participating and the amounts payable to each under the Stay Bonus Program and shall notify FirstMerit ten days prior to any offer so FirstMerit can approve the person and amount, which approval shall not be unreasonably withheld. Any payment due hereunder is conditioned upon receipt of a standard release of FirstMerit regarding matters related to employment and termination of employment.

     (2) FirstMerit agrees to pay as separation monies an amount equal to 12 months salary plus an amount sufficient to pay for medical coverage under COBRA for 12-months, less employment and related taxes, to the employees of Signal listed on Exhibit 5.4(b)-2. Payment will be due if during the 24-month period after the Effective Time either their employment is terminated for any reason or their base salary is reduced below that being received at the Effective Time. No payment will be due if the person is terminated for cause. Such employees will also be entitled to any other benefits, if any, required by law. Payment will only be due and payable upon receipt of a standard release of FirstMerit regarding matters related to employment and termination of employment.

     (c) FirstMerit agrees to pay as separation monies to employees of Signal and the Signal Subsidiaries, other than the persons with Employment Agreements or covered in Section 5.4(a) or (b), in consideration for a standard release of FirstMerit regarding matters related to employment and termination of employment, who either at Closing do not become employees of FirstMerit or its Subsidiaries or to persons who become employees of FirstMerit or its Subsidiaries but whose employment is terminated during the 180-day period after the Effective Time (except if such termination is for cause). The separation monies will be calculated as indicated on Exhibit 5.4(c). Such employees will also be entitled to any other benefits, if any, required by law.

     FirstMerit is not required to hire any employees of Signal or the Signal Subsidiaries, but may if it so desires. All persons employed by FirstMerit and its Subsidiaries as of the Effective Time, except those persons with written employment agreements, will remain "at will" employees, meaning that their employment can be terminated for any or no reason.

     (d) Following the Effective Time, the employee benefit programs to be available and applicable to the persons who were employees of Signal and the Signal Subsidiaries, and who become employees of FirstMerit and/or its subsidiaries, are as follows:

          (i) Defined Benefit Retirement and Pension Plans. Signal does not have in effect any defined benefit retirement, pension or similar type plan for its employees. FirstMerit maintains the Pension Plan for Employees of FirstMerit Corporation and Subsidiaries ("FirstMerit Pension Plan"). No credit for years of service at Signal or of any of the Signal Subsidiaries for purposes of determining eligibility, vesting, for benefit accrual purposes, or as "participating" or "credit service" under the FirstMerit Pension Plan will be granted to employees of Signal or Signal Subsidiaries.

          (ii) Savings Plans. Signal has a qualified, tax-exempt profit sharing plan with a cash-or-deferred feature qualifying under Section 401(k) of the Code ("Signal 401K Plan"). With respect to the Signal 401K Plan, and consistent with past practices, the participant salary deferral contributions under Section 401(k) of the Code and employer matching contributions under Section 401(m) of the Code may continue through the Effective Date. FirstMerit maintains the FirstMerit Corporation and Subsidiaries Employees' Salary Savings Retirement Plan ("FirstMerit 401K Plan"). At the Effective Time, FirstMerit will credit the Signal employees who become employees of FirstMerit or any of its current Subsidiaries, for purposes of the FirstMerit 401K Plan, with all service with Signal or any of the Signal Subsidiaries for purposes of determining their eligibility to participate in such plan and the vested portion of their respective accrued benefits under such plan.

          (iii) Health Care Plans. At such time on or after the Effective Time as FirstMerit shall deem appropriate, FirstMerit and its Subsidiaries will provide Signal and Signal Subsidiaries employees hired by FirstMerit with such coverage under the FirstMerit health care plan as they then provide their employees, with all service with Signal or any of the Signal Subsidiaries credited for purposes of determining such employee's eligibility to participate in such plan and without any waiting period or "prior existing condition" exclusion or duplication of deductibles or co-payments, except if the Signal and Signal Subsidiaries employee(s) are not participants in the Signal health care plans as of the Effective Time. The Signal health care plans will be continued until the employees so hired can participate in the FirstMerit health care plans.

          No benefits currently provided Signal or the Signal Subsidiaries employees which exceed those provided by FirstMerit and its Subsidiaries will be grandfathered or provided, except if required by law. Other than otherwise expressly stated herein, FirstMerit shall not assume any other health care benefit plans or benefits. FirstMerit, where such right currently exists, retains the existing rights to amend or terminate any such plan which have been reserved by the plan sponsor in the plan document or otherwise.

          (iv) [Reserved.]

          (v) Employee Stock Purchase Plan. As of the date hereof, the ESPP was amended to freeze participation to the Signal employees who were then currently participating in the ESPP with the further restriction that allowable contributions by such employees shall be restricted to the amount then currently elected by such employee (or less). An employee who is participating is not restricted from ceasing his participation. If the above is violative of Section 423 of the Code, then the ESPP will be immediately suspended and will be terminated on or before the Effective Date.

          (vii) Dividend Reinvestment Plan. As of the date hereof, the DRIP was suspended. On or before the Effective Date, the DRIP will be terminated.

          (viii) Restricted Stock Plan. Signal has issued restricted stock under the 1987 Stock Option and Incentive Plan and the 1997 Omnibus Incentive Plan. Signal represents that as of the date of this Agreement 235,625 shares of restricted Signal Common Stock are currently issued and outstanding. All of such restrictions will lapse as of the date of the Signal Meeting if the Merger is approved at the Signal Meeting or as of the date of the "Change of Control," as that term is defined in the applicable agreement. Signal covenants that it will not grant any additional shares of restricted Signal Capital Stock, with the possible exception of 2,500 shares to Mr. Edward Shriner, President of Signal Finance Co., to whom the issuance of such shares has been approved, but not yet issued.

     5.5. ACCESS, INFORMATION AND CONFIDENTIALITY. Upon reasonable notice, Signal and each of the Signal Subsidiaries shall afford to FirstMerit and its representatives (including, without limitation, directors, officers and employees of FirstMerit, its counsel, accountants, environmental consultants and other professionals retained by FirstMerit) full access during normal business hours throughout the period prior to the Effective Time to the books, contracts, records (including, without limitation, tax returns and work papers of independent auditors), shareholder and customer information, properties, personnel and such other information and documents of Signal and each of the Signal Subsidiaries. FirstMerit shall have a right with the prior notice to Signal to have environmental assessments conducted on any properties owned, managed or controlled by Signal and the Signal Subsidiaries. Signal shall not be required to provide access to any such item or information if the providing of such access (i) would be reasonably likely to result in the loss or impairment of any privilege with respect to such information, or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity.

     All information furnished by one party to another party in connection with this Agreement and the transactions contemplated hereby which is regarded by such furnishing party as confidential will be kept confidential by such other party and its representatives (including, without limitation, directors, officers and employees, its counsel, accountants and other professionals retained by such party) and will be used only in connection with this Agreement and the transactions contemplated hereby, and not in such party's business or by its directors, officers and employees, its counsel, accountants and other professionals retained by such party if the Merger is not consummated. Nothing contained in this Section shall restrict or prohibit Signal or FirstMerit from disclosing information in any document filed with the Commission, FRB, OCC, OTS, and other Governmental Entities and bodies nor shall it in any way restrict FirstMerit's right to exercise the Signal Stock Purchase Option, and so long as this Agreement has not been terminated pursuant to Article 7 hereof, FirstMerit may, notwithstanding this confidentiality provision, disclose such information as it deems necessary or advisable in connection with explaining or providing background information to security analysts and others concerning the transactions contemplated by this Agreement, except that any such information dealing with the areas of individual employees, their future employment, reserves established for specific loans, matters related to litigation and Signal's business strategies, may only be disclosed with the prior approval of Signal, which approval shall not be unreasonably withheld. It is the parties' intent to provide such analysts with accurate information regarding the transaction in a light favorable to completion of the transactions contemplated by this Agreement.

     5.6. CERTAIN FILINGS; CONSENTS AND ARRANGEMENTS. FirstMerit and Signal shall (a) promptly file all reports and applications required to be filed with the Commission, the FRB and such other Governmental Entities (the "Regulatory Authorities") as may have jurisdiction for such approvals as may be required to be obtained from such Governmental Entities in order to carry out the transactions contemplated by this Agreement as soon as practicable between the date of this Agreement and the Effective Time and each FirstMerit Subsidiary or Signal Subsidiary that is a bank or savings association shall also file all reports required to be filed with the FRB, the OCC and the OTS with respect to the Merger and the other transactions contemplated by this Agreement, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations, and (c) deliver to the other party to this Agreement copies of all such applications and reports promptly after they are filed. In no event, however, shall either party hereto be liable for any untrue statement of a material fact or omission to state a material fact in any filing made with any Governmental Entity pursuant to this Section made in reliance upon, and in conformity with, written information concerning the other party hereto furnished by such other party specifically for use in such filing. Each party hereto shall advise the other party hereto promptly of the occurrence of any event which makes untrue any statement of a material fact contained in any such filing or any amendment or supplement thereto or that requires the making of a change in any such filing or any amendment or supplement thereto in order to make any material statement therein not misleading.

     5.7. TAKEOVER STATUTES AND PROVISIONS. Signal shall use its diligent efforts to (i) exempt Signal, this Agreement, the Signal Stock Purchase Option and the Merger from the requirements of any state takeover law (including without limitation, statutes relating to business combinations, control share acquisitions and merger moratoriums) and from any provisions under its Corporate Governance Documents, as applicable, by action of Signal's Board of Directors or otherwise, and (ii) assist in any challenge by FirstMerit to the applicability to the Merger of any state takeover law.

     5.8. INDEMNIFICATION AND INSURANCE. Except as may be limited by applicable law, for a period of six years after the Effective Time, FirstMerit hereby agrees to honor the terms of the indemnification provisions of Article FIFTH of Signal's Articles of Incorporation, and all such provisions of the Signal Subsidiaries (including the provisions contained in agreements whereby Signal acquired other entities), copies of which are attached hereto as Exhibit 5.8, which are provided to Signal's and its Subsidiaries' directors, officers and employees, for matters occurring prior to the Effective Time. Moreover, indemnification of directors, officers and employees of Signal and Signal Subsidiaries following the Effective Time will be provided to the same extent it is provided to other persons working in similar capacities for FirstMerit following the Closing.

     For a period of up to six years following the Effective Time, FirstMerit will maintain in effect the current insurance policies maintained by Signal (or substitute policies with substantially the same coverage and terms) covering directors' and officers' liability with respect to claims which arise from factors or events which occurred before the Effective Time, except that FirstMerit's obligation under this paragraph for the second and subsequent years following the Effective Time will be based upon its ability to obtain such insurance at a commercially reasonable cost (which is defined as an amount not in excess of 150% of the current cost). Signal shall notify FirstMerit prior to purchasing or continuing any insurance to cover the matters contained herein, provided, however, it is the intent of FirstMerit that tail coverage will be purchased if such is available. To the extent insurance is available under any of the provisions in this Section to cover such claims and costs, such insurance shall be the primary source of funding these obligations.

     5.9. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its diligent efforts to take promptly, or cause to be taken, all actions necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement. In addition, without limitation, each party shall from time to time execute such certificates as to factual matters necessary, proper or advisable in order to receive the opinions contemplated by Article 6 of this Agreement.

     If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any further deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record its right, title or interest in and to any of the rights, properties or assets of Signal acquired or to be acquired by the Surviving Corporation, Signal and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to such rights, properties or assets in the Surviving Corporation.

     5.10. COMPLIANCE WITH ANTITRUST LAWS. Each of FirstMerit and Signal shall use its diligent efforts to resolve such objections, if any, which may be asserted with respect to the Merger by the FRB, the Department of Justice, or any other Governmental Entity (including, without limitation, objections under any antitrust laws and any applicable laws or regulations). In the event a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, each of FirstMerit and Signal shall use its diligent efforts to avoid the filing of, resist or resolve such suit. FirstMerit and Signal shall use their diligent efforts to take such action as may be required: (a) by the FRB, the Department of Justice, or any other Governmental Entity in order to resolve such objections as any of them may have to the Merger, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of any antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger.

     5.11. PUBLICITY. The initial press release announcing this Agreement shall be a joint press release in a form mutually agreed upon by the parties and thereafter, except as required by law, Signal and FirstMerit shall consult with each other and provide a written copy to each other prior to issuing any press releases, or otherwise making public statements, with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity.

     5.12. REGISTRATION STATEMENT, PROXY STATEMENT AND COMFORT LETTERS.

     (a) FirstMerit will, as soon as practicable, prepare and file with the Commission the Registration Statement, and any required amendments thereto, will use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and will maintain the effectiveness of such Registration Statement. FirstMerit will also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the FirstMerit Capital Stock pursuant to the Merger and to be issued upon conversion of the FirstMerit Series B Preferred Stock. Signal shall promptly furnish FirstMerit all information concerning Signal, the Signal Subsidiaries, and the holders of its capital stock and shall promptly take any action as FirstMerit may reasonably request in connection with any such action.

     FirstMerit, with the direct assistance of Signal, will as soon as practicable prepare and file the Proxy Statement with the Commission, and take such other action so that Signal and FirstMerit may promptly after the effectiveness of the Registration Statement mail the Proxy Statement to Signal's and FirstMerit's shareholders. FirstMerit and Signal shall cooperate and consult with each other in the preparation of the Proxy Statement and Signal shall promptly furnish FirstMerit all information concerning Signal, the Signal Subsidiaries, and the holders of its capital stock, and shall promptly take any action as FirstMerit may reasonably request in connection with any such action.

     (b) Each of FirstMerit and Signal will cause its respective independent auditors to issue a letter addressed to both FirstMerit and Signal, within three business days prior to the effectiveness of the Registration Statement and also as of Closing, stating among other things, the following: (i) such accountants are independent public accountants within the meaning of the Securities Act and the rules and regulations promulgated thereunder; (ii) in the opinion of such accountants, the financial statements included in the Registration Statement and reported on therein by such accountants comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Rules and Regulations promulgated thereunder; (iii) on the basis of specified limited procedures (which procedures do not constitute an examination in accordance with generally accepted auditing standards), including a reading of the latest available unaudited financial statements, inquiries of officials responsible for financial and accounting matters, nothing came to their attention which caused them to believe that, during the period subsequent to December 31, 1997, to a specified date not more than three business days prior to the effective date of the Registration Statement and to a specified date not more than three business days prior to Closing, there was any change in the shares of its capital stock or long-term debt, if any, (other than changes due to payments in accordance with the terms of such debt, or in the event of any such change in long-term debt, the amount thereof) or any decrease (increase) in the total or per share amount of its net income (net loss) as compared with the corresponding period in the preceding year, except in all instances for changes or decreases (increases) which the Registration Statement discloses have occurred or may occur; (iv) such accountants have read the other data included in the Registration Statement with respect to the financial condition and operations of their respective clients and they find such data to be correctly computed and in agreement with their respective books and records of FirstMerit and Signal.

     (c) FirstMerit shall be responsible for all expenses incident to the obtaining of the requisite regulatory approvals from Governmental Entities. Without limiting the generality of the foregoing, the expenses to be assumed by FirstMerit shall include (i) all expenses for its own legal counsel and other expenses incurred by FirstMerit incident to the preparation and filing of applications on its behalf and on behalf of Signal and other requests for regulatory consents and approvals with the appropriate regulatory agencies as contemplated by this Agreement; (ii) all expenses for its own legal counsel and all other expenses incurred in connection with the registration of the FirstMerit Capital Stock under the federal and state securities laws and (iii) all printing and mailing expenses of the parties. The expenses to be assumed by FirstMerit shall not include any legal, accounting or other expenses incurred by Signal in connection with its own corporate proceedings or incident to the transactions contemplated by this Agreement.

     5.13. AFFILIATES COMPLIANCE WITH THE SECURITIES ACT.

     (a) Within 30 days after the date of this Agreement, each of Signal and FirstMerit shall identify to the other party all persons whom it reasonably believes are its "affiliates" as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and/or Accounting Series, Releases 130 and 135, as amended, of the Commission (the "Affiliates"). Thereafter and until the Effective Time, each of Signal and FirstMerit shall identify to the other party each additional person whom it reasonably believes to have thereafter become its Affiliate.

     (b) Each of Signal and FirstMerit shall use its diligent efforts to cause each person who is identified as an Affiliate pursuant to clause (a) above to deliver to FirstMerit not later than the date on which the Merger is approved, a written agreement, substantially in the form of Exhibit 5.13(b)-1 (in the case of Affiliates of Signal) and Exhibit 5.13(b)-2 (in the case of Affiliates of FirstMerit).

     Because the Merger is intended to qualify for pooling of interests accounting treatment, the shares of FirstMerit Common Stock received by such Affiliates in the Merger shall not be transferable until such time as financial results covering at least 30 days of post-Merger operations have been published, and the certificates representing such shares will bear an appropriate restrictive legend.

     5.14. SHAREHOLDER MEETINGS.

     (a) Signal shall take all action necessary, in accordance with applicable law and its Corporate Governance Documents to convene a special or regular meeting of the holders of Signal Common Stock and Signal Preferred Stock (the "Signal Meeting") as promptly as practicable after the effectiveness of the Registration Statement for the purpose of considering and taking action upon this Agreement and the transactions contemplated herein. Subject to the fiduciary obligations and duties of the Board of Directors of Signal under Ohio law and to the provisions of Section 5.1 of this Agreement, the Board of Directors of Signal shall recommend that the holders of the Signal Capital Stock vote in favor of and approve the Merger and adopt this Agreement at the Signal Meeting.

     (b) FirstMerit shall take all action necessary, in accordance with applicable law and its Corporate Governance Documents to convene a special meeting of the holders of FirstMerit Common Stock (the "FirstMerit Meeting") as promptly as practicable after the effectiveness of the Registration Statement for the purpose of considering and taking action upon this Agreement and the transactions contemplated herein. Subject to the fiduciary obligations and duties of the Board of Directors of FirstMerit under Ohio law, the Board of Directors of FirstMerit shall recommend that the holders of the FirstMerit Common Stock vote in favor of and approve the Merger and adopt this Agreement at the FirstMerit Meeting.

     5.15. TAX-FREE REORGANIZATION TREATMENT. Neither FirstMerit nor Signal, nor any Subsidiary of either, shall knowingly take or cause to be taken nor fail to take any action, whether before or after the Effective Time, to disqualify the Merger as a "pooling of interests" for accounting purposes or as a"reorganization" within the meaning of Section 368(a) of the Code, other than FirstMerit's exercise of its rights under the Signal Stock Purchase Option.

     5.16. MERGERS OF SUBSIDIARIES. Signal shall cause such of the Signal Subsidiaries as FirstMerit may request to enter into definitive merger or consolidation agreements; provided, however, that, in all cases, the obligation of Signal to cause such merger or consolidation shall be subject to the condition that the Merger be simultaneously consummated; and provided further, notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties of Signal in this Agreement shall not be deemed to be untrue or breached, (ii) Signal shall not be deemed to have failed to perform any covenant or obligation contained in this Agreement, and (iii) no condition to FirstMerit's obligation to effect the Merger shall be deemed not to have been satisfied by or as a result of any merger or consolidation consummated pursuant to this Section. Signal shall cause the Signal Subsidiaries to fully cooperate with FirstMerit in consummating these mergers or consolidations, including cooperating in the filing of any necessary regulatory applications.

     5.17. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each of Signal and FirstMerit will promptly notify the other of (i) any material change in the normal course of its business, (ii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or receipt of any memorandum of understanding or cease and desist order from a regulatory authority, or (iii) the institution or the threat of material litigation involving such party and will keep the other party fully informed of such events. During such period, FirstMerit and Signal shall promptly provide the other with monthly unaudited financial statements as soon as they are available and each shall promptly provide the other with a copy of all Reports filed by it after the date of this Agreement through the Effective Time. Each of FirstMerit and Signal agrees to keep the foregoing information strictly confidential, except as required by law.

     5.18. INTEGRATION OF OPERATIONS. Subject to applicable laws, regulations and the requirements of Governmental Entities, during the period from the date of this Agreement to the Effective Time, the parties will consult and cooperate fully with each other to do all things advisable to prepare for and facilitate the integration of Signal and the applicable Signal Subsidiaries operations into and with FirstMerit's operations as rapidly and effectively as possible as of the Effective Time, including, without limitation, preparation for the integration of such branch operations, if any (including, without limitation, the preparation for the necessary installation of all of FirstMerit's or its subsidiaries hardware and software systems), management information systems, financial and accounting operations, employee compensation and benefit matters and similar matters, and employee training, as requested by FirstMerit; provided that all such integration prior to the Effective Time shall be subject to the concurrence of Signal.

     5.19. NASD LISTING. FirstMerit will file an additional listing application with the National Association of Securities Dealers, Inc. (the "NASD") for the FirstMerit Capital Stock to be issued in the Merger at the time prescribed by applicable rules and regulations. In addition, FirstMerit will use its best efforts to maintain its listing on the Nasdaq/NMS.

     5.20. CREATION OF CLASS OF FIRSTMERIT PREFERRED STOCK. FirstMerit shall take such action necessary to create and register under the Securities Act the FirstMerit Series B Preferred Stock required to be exchanged with the holders of the Signal Preferred Stock. FirstMerit shall assume, by written instrument, the obligation to deliver shares of FirstMerit Common Stock upon the conversion of shares of FirstMerit Series B Preferred Stock as required by Section 8 of Division B of Article Fourth of the Articles of Incorporation of Signal. At or prior to the Effective Time, FirstMerit shall reserve for issuance the number of shares of FirstMerit Common Stock into which the shares of FirstMerit Series B Preferred Stock are convertible.

                                 6. CONDITIONS

     6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

          (a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of Signal's Capital Stock and FirstMerit's Common Stock.

          (b) All authorizations, consents, orders or approvals, lack of any injunctive actions by the Department of Justice or any state anti-trust agency, of the FRB, OCC, OTS, and any other Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger (other than immaterial Consents, the failure to obtain which would not involve criminal liability, any material civil penalties or fines, or would not have or reasonably be expected to have a Material Adverse Effect on the combined businesses, financial condition, or results of operations of FirstMerit, Signal, the FirstMerit Subsidiaries and the Signal Subsidiaries taken as a whole), shall have been obtained or shall have occurred and shall be in full force and effect, and all applicable waiting periods shall have expired, at the Effective Time. A material Consent shall not be deemed to have been obtained if the Consent shall include any conditions or requirements which, in the reasonable opinion of the Board of Directors of FirstMerit, would have a Material Adverse Effect on the anticipated economic and business benefits to FirstMerit of the transactions contemplated by this Agreement, taken as a whole.

          (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to a stop order suspending the effectiveness of the Registration Statement.

          (d) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court or agency in the United States which enjoins or prohibits the consummation of the Merger shall have been issued and remain in effect.

          (e) FirstMerit shall have obtained an opinion of its counsel, reasonably satisfactory in form and substance to FirstMerit and dated as of Closing, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

          (f) FirstMerit shall have received a letter, dated the date of the Closing, from its independent certified public accounting firm to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles, if consummated in accordance with this Agreement.

     6.2. CONDITIONS TO OBLIGATION OF SIGNAL TO EFFECT THE MERGER. The obligation of Signal to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

          (a) FirstMerit shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

          (b) The representations and warranties of FirstMerit contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and (ii) as of the Effective Time as if made at and as of such time, (x) except, both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time, and (z) except, both on the date of this Agreement and at the Effective Time, to the extent that the untruthfulness or inaccuracy of the representations or warranties of FirstMerit, individually or in the aggregate, shall not have a Material Adverse Effect on FirstMerit.

          (c) FirstMerit shall have furnished Signal a Certificate dated the date of the Closing, signed on behalf of FirstMerit by the Chief Executive Officer or President, and the Chief Financial Officer of FirstMerit, that to the best of their knowledge and belief, the conditions set forth in Sections 6.2(a), (b), (e) and (f) have been satisfied.

          (d) Signal shall have received the opinion of legal counsel for FirstMerit, dated as of Closing, substantially to the effect set forth in
     Exhibit 6.2(d) hereto, and such certificates from the appropriate persons and/or authorities regarding FirstMerit's board resolutions, form of corporate governance documents and good standing.

          (e) FirstMerit shall have filed a certificate of designation with the Ohio Secretary of State amending its Articles to create the series of FirstMerit Series B Preferred Stock to be exchanged herein.

          (f) Since the date of this Agreement, there shall have not been any change in the financial condition, results of operations or business of FirstMerit and the Subsidiaries of FirstMerit that would have a Material Adverse Effect on FirstMerit.

          (g) The shares of FirstMerit Common Stock and FirstMerit Series B Preferred Stock which shall be issued to the shareholders of Signal upon consummation of the Merger shall have been authorized for listing on the Nasdaq/NMS subject to official notice of issuance.

     6.3. CONDITIONS TO OBLIGATION OF FIRSTMERIT TO EFFECT THE MERGER. The obligation of FirstMerit to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

          (a) Signal shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

          (b) The representations and warranties of Signal contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and (ii) as of the Effective Time as if made on and as of such time, (x) except, both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time, and (z) except, both on the date of this Agreement and at the Effective Time, to the extent that the untruthfulness or inaccuracy of the representations or warranties of Signal, individually or in the aggregate, shall not have a Material Adverse Effect on Signal.

          (c) Since the date of this Agreement there shall not have been any change in the financial condition, results of operations or business of Signal and the subsidiaries of Signal that either individually or in the aggregate would have a Material Adverse Effect on Signal, other than change as a result of action taken under Sections 5.2.5, 5.2.6 and 5.18, and the responses thereto by Signal and the impact thereof on the operating performance of Signal.

          (d) Signal shall have furnished FirstMerit a certificate dated the date of the Closing signed on behalf of Signal by the Chief Executive Officer or President, and Chief Financial Officer of Signal, that to the best of their knowledge and belief, the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.

          (e) FirstMerit shall have received the opinion of legal counsel for Signal dated as of Closing, substantially to the effect set forth in
     Exhibit 6.3(e) hereto, and such certificates from the appropriate persons and/or authorities regarding Signal's and its subsidiaries' board resolutions, forms of corporate governance documents and good standing.

                                7. MISCELLANEOUS

     7.1. TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of FirstMerit and Signal:

          (a) by mutual agreement of the parties by the vote of a majority of the Board of Directors of each of FirstMerit and Signal;

          (b) by the vote of a majority of the Board of Directors of either FirstMerit or Signal if the Merger shall not have been consummated on or before May 31, 1999, unless the failure to consummate by such date is related to the action or inaction of the Governmental Entities and such action or inaction is not directly related to either FirstMerit's or Signal's breach of their respective obligations under Sections 5.6 or 5.12(a), then on or before June 30, 1999 (provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein);

          (c) by the vote of a majority of the Board of Directors of Signal if any of the conditions specified in Sections 6.1 and 6.2 have not been met or waived by Signal at such time as such condition can no longer be satisfied;

          (d) by the vote of a majority of the Board of Directors of FirstMerit if any of the conditions specified in Sections 6.1 and 6.3 have not been met or waived by FirstMerit at such time as such condition can no longer be satisfied;

          (e) by the vote of a majority of the Board of Directors of either FirstMerit or Signal if any regulatory agency has denied approval of the Merger and such denial has become final and non-appealable (regardless of whether Signal is deemed to be a "party" to an application with respect to the Merger);

          (f) by the vote of a majority of the Board of Directors of either FirstMerit or Signal in the event of a material breach by the other party of any representation, warranty, covenant or agreement, which breach is not cured, or cannot be cured, within 30 days after written notice thereof is given to the party committing such breach;

          (g) at any time after August 12, 1998, by FirstMerit if Signal shall not have executed and delivered the Signal Stock Purchase Option; and

          (h) by Signal, if it determines by the vote of a majority of its Board of Directors (with written notice thereof to FirstMerit which notice is final and may not be withdrawn) at any time during the fourth and fifth Nasdaq/NMS trading days immediately prior to the Effective Time, if (x) the Average Closing Price is less than $21.85 (subject to adjustment pursuant to Section 2.5), and (y) FirstMerit shall not have given written notice to Signal on the second or third Nasdaq/NMS trading day immediately prior to the Effective Time which notice indicates that FirstMerit agrees that the Common Exchange Ratio shall be $28.84 divided by the Average Closing Price. If FirstMerit makes an election contemplated by the preceding sentence, whereupon no termination shall have occurred pursuant to this Section 7(h) and this Agreement shall remain in effect in accordance with its terms (except as the Common Exchange Ratio shall have been so modified), and any references in this Agreement to "Common Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section.

     7.2. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES; EFFECT OF
TERMINATION. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, as the case may be: provided however, that if the Merger is consummated, Sections 1.1.5, 2.1 through 2.9, 5.2.7, 5.4, 5.5, 5.8, 5.9, 5.10, 5.12(c), 5.13, 5.15, 5.16, 5.19, 5.20 and 7.2 will survive the
Effective Time to the extent contemplated by such Sections; provided, further in the event of the termination of this Agreement, this Agreement shall become void and of no effect except that the second paragraph of Section 5.5, all of Sections of 5.11, 5.12(c), 7.2, 7.5, 7.6 and 7.11, will in all events survive any termination of this Agreement.

     7.3. WAIVER. Either party hereto may, by written notice to the other party hereto, (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of such other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     7.4. AMENDMENT. This Agreement may be amended or supplemented by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the shareholders of Signal, provided however, that any such amendment or supplement to this Agreement made subsequent to the adoption of this Agreement by the shareholders of Signal shall not (a) alter the amount or change the form of the consideration contemplated by this Agreement, (b) alter or change any term of the Amended and Restated Articles of Incorporation of the Surviving Corporation to be affected by the Merger, or (c) alter or change the qualification of the Merger as a tax-free reorganization under the provisions of Section 368 of the Code.

     7.5. ENTIRE AGREEMENT. This Agreement and the Signal Stock Purchase Option, and the agreements referenced and contemplated therein and thereby, contain the entire agreement among FirstMerit and Signal with respect to the Merger and the other transactions contemplated hereby and thereby, and supersede all prior agreements among the parties with respect to such matters.

     7.6. APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.

     7.7. CERTAIN DEFINITIONS.

     (a) For purposes of this Agreement, the term:

           (i) "affiliate" and "associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof;

           (ii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (iii) "person" means an individual, corporation, partnership, association, trust or unincorporated organization; and

           (iv) "Material Adverse Effect" on Signal or FirstMerit means a material adverse effect (other than as a result of changes (x) in banking laws or regulations of general applicablilty or interpretations thereof by court or governmental entities, and (y) in generally accepted accounting principles) on the respective condition (financial and otherwise), results of operations, or business of Signal and its Subsidiaries, or

     FirstMerit and its Subsidiaries, as the case may be, taken as a whole, or on the ability of Signal or FirstMerit, as the case may be, to consummate the transactions contemplated hereby.

          The effect of any action taken by Signal at the written request of FirstMerit pursuant to Sections 5.2.5, 5.2.6 and 5.18 shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.

     7.8. NOTICES. All notices and other communications hereunder will be in writing and will be deemed to have been duly given or delivered, if delivered personally or delivered by a recognized commercial courier, to each of the parties at the following addresses:

TO SIGNAL:                                      TO FIRSTMERIT:
Gary G. Clark, Chairman                         John R. Cochran, Chairman and
and Chief Executive Officer                     Chief Executive Officer
Signal Corp.                                    FirstMerit Corporation
135 East Liberty Street                         III Cascade Plaza, 7th Floor
Wooster, Ohio 44691                             Akron, Ohio 44308

WITH A COPY TO:                                 WITH COPIES TO:
Barry P. Taff, P.C.                             Terry E. Patton, Senior Vice President
Jeffrey M. Werthan, P.C.                        FirstMerit Corporation
Silver, Freedman & Taff, L.L.P.                 III Cascade Plaza, 7th Floor
1100 New York Ave., N.W.,Suite 700              Akron, Ohio 44308
Washington, D.C. 20005
                                                Kevin C. O'Neil
                                                Brouse & McDowell, L.P.A.
                                                500 First National Tower
                                                Akron, Ohio 44308

     or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 7.8.

     7.9. COUNTERPARTS; EXHIBITS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement. Any exhibits or schedules referenced herein and attached hereto shall be incorporated by reference herein as if fully written out in this Agreement.

     7.10. PARTIES IN INTEREST. This Agreement is not intended to nor will it confer upon any other person any rights or remedies, except as expressly stated herein.

     7.11. EXPENSES. Except as otherwise set forth in this Agreement, each party shall be responsible for the costs and expenses incurred by it in connection with the transactions contemplated by this Agreement. If this Agreement is terminated by Signal or FirstMerit pursuant to 7.1(f) because of the material breach by the other party of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, if the terminating party is not in material breach of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, then the breaching party shall pay all costs and expenses of the terminating party, including but not limited to printing, mailing and related fees, as well as fees for financial advisors, accountants and legal counsel; provided, however, that if this Agreement is terminated under circumstances other than those described in this Section 7.11, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

     7.12. ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that it is impossible to measure in money the damages that would result to a party by reason of the failure of any of the parties to perform any of the obligations of this Agreement and that money damages would be an inadequate remedy in this instance. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, it is agreed and that if any party should institute an action or proceeding seeking specific enforcement of this Agreement, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance. Notwithstanding anything to the contrary herein, and in addition to any rights set forth in Section 7.11, a party may seek monetary damages against a breaching party for any willful breach of this Agreement.

     7.13. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

                         [Next Page is Signature Page]

     IN WITNESS WHEREOF, Signal and FirstMerit have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          FIRSTMERIT CORPORATION

Attest:

/s/ TERRY E. PATTON                                By: /s/ JOHN S. COCHRAN
--------------------------------------------           ----------------------------------------
Terry E. Patton, Secretary                             John R. Cochran, Chairman and
                                                       Chief Executive Officer

                                 ACKNOWLEDGMENT
STATE OF OHIO
                              SS:
COUNTY OF SUMMIT

     BE IT REMEMBERED that on this 10th day of August, 1998, personally came before me, a Notary Public in and for the State and County aforesaid, John R. Cochran, Chairman and Chief Executive Officer, and Terry E. Patton, Senior Vice President and Secretary of FirstMerit Corporation, an Ohio corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be their act and deed and the act and deed of said Corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 10th day of August, 1998.

                                            By: /s/ KEVIN C. O'NEIL
                                              ----------------------------------
                                              Kevin C. O'Neil, Notary Public

                                          SIGNAL CORP.

Attest:

/s/ JON PARK                                      By: /s/ GARY G. CLARK
--------------------------------------------          ----------------------------------------
Jon Park, Asst. Secretary                             Gary G. Clark, Chairman and
                                                      Chief Executive Officer

                                                                      APPENDIX B
[Logo]
Sandler O'Neill & Partners, L.P.

            , 1998

Board of Directors
Signal Corp
135 East Liberty Street
Wooster, OH 44691

Gentlemen:

     Signal Corp ("Signal") and FirstMerit Corporation ("FirstMerit") have entered into an Agreement of Affiliation and Plan of Merger, dated as of August 10, 1998 (the "Agreement"), pursuant to which Signal will be merged with and into FirstMerit (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, (a) each share of Signal common stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time (the "Signal Common Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive 1.32 shares (the "Common Exchange Ratio") of FirstMerit common stock, no par value, and (b) each share of Signal 6 1/2% Cumulative Convertible Preferred Stock, Series B, no par value, issued and outstanding immediately prior to the Effective Time (the "Signal Preferred Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive 1.00 share (the "Preferred Exchange Ratio") of a newly created series of preferred stock of FirstMerit (the "FirstMerit Preferred Shares") having substantially identical, and in any event no less favorable, terms and conditions as the Signal Preferred Shares; provided, however, that the conversion price of the FirstMerit Preferred Shares shall be adjusted to reflect the Common Exchange Ratio. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Common Exchange Ratio to the holders of Signal Common Shares and of the Preferred Exchange Ratio to the holders of Signal Preferred Shares.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Purchase Option, dated as of August 11, 1998, by and between Signal and FirstMerit; (iii) certain publicly available financial statements of Signal and other historical financial information provided by Signal that we deemed relevant; (iv) certain publicly available financial statements of FirstMerit and other historical financial information provided by FirstMerit that we deemed relevant; (v) certain financial analyses and forecasts of Signal prepared by and reviewed with management of Signal and the views of senior management of Signal regarding Signal's past and current business, operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of FirstMerit prepared by and reviewed with management of FirstMerit and the views of senior management of FirstMerit regarding FirstMerit's past and current business, operations, results thereof, financial condition and future prospects;
(vii) the pro forma impact of the Merger; (viii) the publicly reported historical price and trading activity for Signal's and FirstMerit's common stock, including a comparison of certain financial and stock market information for Signal and FirstMerit with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with rendering this opinion, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

     In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability therefor. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Signal or FirstMerit or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Signal and FirstMerit and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Signal's or FirstMerit's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Signal and FirstMerit will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes. We have also assumed that the terms and conditions of the FirstMerit Preferred Shares will be substantially identical to the terms and conditions of the Signal Preferred Shares.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of FirstMerit's common stock or preferred stock will be when issued to Signal's shareholders pursuant to the Agreement or the prices at which Signal's or FirstMerit's common stock or preferred stock will trade at any time.

     We have acted as Signal's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In the past, we have also provided certain other investment banking services for Signal and have received compensation for such services.

     In the ordinary course of our business, we may actively trade the debt and equity securities of Signal and FirstMerit for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Signal in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Signal as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent, provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Signal's and FirstMerit's Joint Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Common Exchange Ratio is fair, from a financial point of view, to the holders of Signal Common Shares and the Preferred Exchange Ratio is fair, from a financial point of view, to the holders of Signal Preferred Shares.

                                          Very truly yours,

                                                                      APPENDIX C

[Logo]
Goldman, Sachs & Co.

               , 1998

Board of Directors
FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308-1103

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to FirstMerit Corporation ("FirstMerit" or the "Company") of the exchange ratio (the "Exchange Ratio") of 1.32 shares of common stock, no par value ("FirstMerit Shares"), of FirstMerit to be paid by the Company for each outstanding share of Common Stock, par value $1.00 per share (the "Signal Shares"), of Signal Corp ("Signal") pursuant to the merger of Signal into the Company (the "Merger") contemplated by the Agreement of Affiliation and Plan of Merger, dated as of August 10, 1998, by and between Signal and the Company (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with FirstMerit having provided certain investment banking services to the Company, including having acted as the Company's financial advisor in connection with the Company's acquisition of CoBancorp Inc. in 1997 and acting as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of FirstMerit or Signal for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Signal for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Signal; certain other communications from the Company and Signal to their respective stockholders; certain internal financial analyses and forecasts for the Company and Signal prepared by their respective managements; and certain internal financial forecasts for the Company and Signal, prepared by the management of the Company, on a combined basis after giving effect to the Merger, including projections with respect to cost savings and operating synergies resulting from the Merger. We have also held discussions with members of the senior managements of the Company and Signal regarding the past and current business operations, financial condition and future prospects of their respective companies and as combined pursuant to the Merger. In addition, we have reviewed the reported price and trading activity for the Company and Signal shares, compared certain financial and stock market information for the Company and Signal with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking and thrift industries specifically and other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts prepared by the Company, including, without limitation, projected cost savings and operating synergies resulting from the Merger and projections regarding under-performing and non-performing assets and net charge-offs, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and Signal are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files of the Company or

Signal nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or Signal and we have not been furnished with any such evaluation or appraisal. We also have assumed, with your consent, that the Merger will be accounted for as a pooling of interest under generally accepted accounting principles and that obtaining necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on the Company.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of FirstMerit shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman, Sachs & Co.
-------------------------------
(GOLDMAN, SACHS & CO.)

                                                                      APPENDIX D

                        OHIO DISSENTERS' RIGHTS STATUTE

                        RELIEF TO DISSENTING SHAREHOLDER
                            OF DOMESTIC CORPORATION

                           OHIO REVISED CODE 1701.85

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

    (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

    (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 1701.80.1 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 1701.80.1 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

    (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

    (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested, so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder, within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the shareholder or the corporation, which in case of a merger or consolidation may be the surviving or the new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued such shares is located, or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three month period, may join as plaintiffs, or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint, and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share, and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding, and final orders in it may be vacated, modified, or reversed on appeal pursuant to the rules of appellate procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which such payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 1701.80.1 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller, who is under no compulsion to sell, would be willing to accept, and that a willing buyer, who is under no compulsion to purchase, would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

      (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

      (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

      (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

      (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder's giving of the demand, until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class, or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Article Sixth of the Amended and Restated Articles of Incorporation of FirstMerit, FirstMerit may indemnify any director or officer, any former director or officer of FirstMerit and any person who is or has served at the request of FirstMerit as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by applicable law, as the same may be in effect from time to time. The indemnification provided for therein is not deemed to restrict the right of FirstMerit to (i) indemnify employees, agents and others as permitted by such law, (ii) purchase and maintain insurance or provide similar protection on behalf of directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to FirstMerit, and (iii) enter into agreements with such directors, officers, employees, agents or others indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against them or incurred by them arising out of their service to FirstMerit.

     The rights provided in Article Sixth are in addition to any rights provided by contract or as a matter of law. Ohio Revised Code Section 1701.13(E) includes indemnification provisions similar to Article Sixth. Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets. In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and
(ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding.

     Section 1701.13(E) further authorizes a corporation to enter into contracts regarding indemnification and to purchase and maintain insurance on behalf of any director, trustee, officer, employee or agent for any liability asserted against him or arising out of his status as such. FirstMerit presently has contracts with each of its directors and key officers and maintains insurance for the benefit of persons entitled to indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. See the Exhibit Index.

     (b) Financial Statement Schedules. Not Applicable.

     (c) Reports, Opinions or Appraisals. Furnished as Appendix B and C to the Joint Proxy Statement/ Prospectus.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of FirstMerit's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) FirstMerit undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities and at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of FirstMerit pursuant to the foregoing provisions, or otherwise, FirstMerit has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by FirstMerit of expenses incurred or paid by a director, officer or controlling person of FirstMerit in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FirstMerit will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 18th day of September, 1998.

                                          FIRSTMERIT CORPORATION

                                          By:       /s/ JOHN R. COCHRAN
                                            ------------------------------------
                                               John R. Cochran, President and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed on the 18th day of September, 1998, by the following persons (including a majority of the Board of Directors of the registrant) in the capacities indicated.

                      SIGNATURE                                               TITLE
                      ---------                                               -----

/s/ JOHN R. COCHRAN                                          President and Chief Executive Officer
-----------------------------------------------------        (Principal Executive Officer) and
John R. Cochran                                              Director

                                                             Executive Vice President, Finance and
/s/ JACK R. GRAVO                                            Administration (Principal Financial
-----------------------------------------------------        Officer and Principal Accounting
Jack R. Gravo                                                Officer)

/s/ KAREN S. BELDEN*                                         Director
-----------------------------------------------------
Karen S. Belden

/s/ R. CARY BLAIR*                                           Director
-----------------------------------------------------
R. Cary Blair

/s/ JOHN C. BLICKLE*                                         Director
-----------------------------------------------------
John C. Blickle

/s/ SID A. BOSTIC*                                           Director
-----------------------------------------------------
Sid A. Bostic

/s/ ROBERT W. BRIGGS*                                        Director
-----------------------------------------------------
Robert W. Briggs

/s/ RICHARD COLELLA*                                         Director
-----------------------------------------------------
Richard Colella

/s/ ELIZABETH A. DALTON*                                     Director
-----------------------------------------------------
Elizabeth A. Dalton

/s/ TERRY L. HAINES*                                         Director
-----------------------------------------------------
Terry L. Haines

/s/ CLIFFORD J. ISROFF*                                      Director
-----------------------------------------------------
Clifford J. Isroff

/s/ PHILIP A. LLOYD II*                                      Director
-----------------------------------------------------
Philip A. Lloyd II

/s/ ROBERT G. MERZWEILER*                                    Director
-----------------------------------------------------
Robert G. Merzweiler

                      SIGNATURE                                               TITLE
                      ---------                                               -----
                                                             Director
-----------------------------------------------------
Stephen E. Myers

/s/ ROGER T. READ*                                           Director
-----------------------------------------------------
Roger T. Read

/s/ JUSTIN T. ROGERS, JR.*                                   Director
-----------------------------------------------------
Justin T. Rogers, Jr.

/s/ RICHARD N. SEAMAN*                                       Director
-----------------------------------------------------
Richard N. Seaman

/s/ JERRY M. WOLF*                                           Director
-----------------------------------------------------
Jerry M. Wolf

* The undersigned, by signing his name hereto, does sign and execute this registration statement on behalf of each of the indicated officers and directors of FirstMerit Corporation pursuant to a Power of Attorney executed by each such officer and director and filed with this registration statement.

Dated: September 18, 1998
                                          /s/ KEVIN C. O'NEIL
                                          --------------------------------------
                                               Kevin C. O'Neil
                                               Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT NUMBER

 2.1         Agreement of Affiliation and Plan of Merger by and between
             FirstMerit Corporation and Security First Corp. dated April
             5, 1998 (incorporated by reference from Exhibit 99.1 to the
             Form 8-K filed by the registrant on April 9, 1998)
 2.2         Security First Corp. Stock Purchase Option by and between
             FirstMerit Corporation and Security First Corp. dated April
             5, 1998 (incorporated by reference from Exhibit 99.2 to the
             Form 8-K filed by the registrant on April 9, 1998)
 2.3         Agreement of Affiliation and Plan of Merger by and between
             FirstMerit Corporation and Signal Corp dated August 10, 1998
             (incorporated by reference from Exhibit 99.1 to the Form 8-K filed by the registrant on August 18, 1998)
 2.4         Signal Corp Stock Purchase Option by and between FirstMerit
             Corporation and Signal Corp dated August 11, 1998
             (incorporated by reference from Exhibit 99.2 to the Form 8-K filed by the registrant on August 18, 1998)
 3.1         Amended and Restated Articles of Incorporation of FirstMerit
             Corporation, as amended (incorporated by reference from
             Exhibit 3(a) to the Form 8-K filed by the registrant on
             April 9, 1998, and the amendment incorporated by reference from Exhibit 4 to the Form 8-K filed by the registrant on
             June 22, 1998)
 3.2         Amended and Restated Code of Regulations of FirstMerit
             Corporation (incorporated by reference from Exhibit 3(b) to the Form 10-K filed by the registrant on April 9, 1998)
 4.1         Shareholders Rights Agreement dated October 21, 1993,
             between FirstMerit Corporation and FirstMerit Bank, N.A., as amended and restated May 20, 1998 (incorporated by reference from Exhibit 4 to the Form 8-A/A filed by the registrant on
             June 22, 1998)
 5           Opinion Regarding Legality
 8           Opinion Regarding Certain Tax Matters
10.1         1982 Incentive Stock Option Plan of FirstMerit Corporation
             (incorporated by reference from Exhibit 4.2 to the Form S-8
             (No. 33-7266) filed by the registrant on July 15, 1986)
10.2         Amended and Restated 1992 Stock Option Program of FirstMerit
             Corporation (incorporated by reference from Exhibit 10.2 to the Form 10-K filed by the registrant on February 24, 1998)
10.3         1992 Directors Stock Option Program (incorporated by
             reference from Exhibit 10.3 to the Form 10-K filed by the
             registrant on February 24, 1998)
10.4         FirstMerit Corporation 1995 Restricted Stock Plan
             (incorporated by reference from Exhibit (10)(d) to the Form
             10-Q for the fiscal quarter ended March 31, 1995, filed by the registrant on May 15, 1995)
10.5         1997 Stock Option Program of FirstMerit Corporation
             (incorporated by reference from Exhibit 10.5 to the Form
             10-K filed by the registrant on February 24, 1998)
10.6         1985 FirstMerit Corporation Stock Plan (CV) (incorporated by reference from Exhibit (10)(a) to the Form S-8 (No.
             33-57557) filed by the registrant on February 1, 1995)
10.7         1993 FirstMerit Corporation Stock Plan (CV) (incorporated by reference from Exhibit (10)(b) to the Form S-8 (No.
             33-57557) filed by the registrant on February 1, 1995)
10.8         Amended and Restated FirstMerit Corporation Executive
             Deferred Compensation Plan (incorporated by reference from
             Exhibit 10(h) to the Form 10-K filed by the registrant on
             February 25, 1997)
10.9         Amended and Restated FirstMerit Corporation Director
             Deferred Compensation Plan (incorporated by reference from
             Exhibit 10(i) to the Form 10-K filed by the registrant on
             February 25, 1997)
10.10        FirstMerit Corporation Executive Supplemental Retirement
             Plan (incorporated by reference from Exhibit 10(d) to the
             Form 10-K filed by the registrant on March 15, 1996)
10.11        FirstMerit Corporation Unfunded Supplemental Benefit Plan
             (incorporated by reference from Exhibit 10.11 to the Form
             10-K filed by the registrant on February 24, 1998)
10.12        First Amendment to the FirstMerit Corporation Unfunded
             Supplemental Benefit Plan (incorporated by reference from
             Exhibit 10(v) to the Form 10-K filed by the registrant on
             March 2, 1995)

EXHIBIT NUMBER
10.13        Supplemental Pension Agreement of John R. Macso
             (incorporated by reference from Exhibit 10.13 to the Form
             10-K filed by the registrant on February 24, 1998)
10.14        FirstMerit Corporation Executive Committee Life Insurance
             Program Summary (incorporated by reference from Exhibit
             10(w) to the Form 10-K filed by the registrant on March 2,
             1995)
10.15        Long Term Disability Plan (incorporated by reference from
             Exhibit 10(x) to the Form 10-K filed by the registrant on
             March 2, 1995)
10.16        Employment Agreement of John R. Cochran (incorporated by
             reference from Exhibit 10(a) to the Form 10-Q filed by the registrant on May 15, 1995)
10.17        Restricted Stock Award Agreement of John R. Cochran
             (incorporated by reference from Exhibit 10(e) to the Form
             10-Q filed by the registrant on May 15, 1995)
10.18        Restricted Stock Award Agreement of John R. Cochran dated
             April 9, 1997 (incorporated by reference from Exhibit 10.18 to the Form 10-K filed by the registrant on February 24,
             1998)
10.19        Employment Agreement of Sid A. Bostic dated February 1,1998
             (incorporated by reference from Exhibit 10.19 to the Form
             10-K filed by the registrant on February 24, 1998)
10.20        Restricted Stock Award Agreement of Sid A. Bostic dated
             February 1, 1998 (incorporated by reference from Exhibit
             10.20 to the Form 10-K filed by the registrant on February
             24, 1998)
10.21        Form of FirstMerit Corporation Termination Agreement
             (incorporated by reference from Exhibit 10(r) to the Form
             10-K filed by the registrant on February 25, 1997)
10.22        Form of Director and Officer Indemnification Agreement and
             Undertaking (incorporated by reference from Exhibit 10(s) to the Form 8-K/A filed by the registrant on April 27, 1995)
10.23        Distribution Agreement, by and among FirstMerit Corporation,
             FirstMerit Bank, N.A. and the Agents (incorporated by
             reference from Exhibit (10)(ii) to the Form 8-K/A filed by the registrant on April 27, 1995)
10.24        Form of FirstMerit Bank, N.A. Global Bank Note (Fixed Rate)
             (incorporated by reference from Exhibit (10)(iii) to the
             Form 8-K/A filed by the registrant on April 27, 1995)
10.25        Form of FirstMerit Bank, N.A. Global Bank Note (Floating
             Rate) (incorporated by reference from Exhibit (10)(iv) to
             the Form 8-K/A filed by the registrant on April 27, 1995)
21           Subsidiaries of FirstMerit Corporation
23.1         Consent of PricewaterhouseCoopers, L.L.P.
23.2         Consent of Deloitte & Touche, LLP
23.3         Consent of Deloitte & Touche, LLP
23.4         Consent of KPMG Peat Marwick LLP
23.5         Consent of Ernst & Young, LLP
23.6         Consent of Sandler O'Neill Partners, L.P.*
23.7         Consent of Goldman, Sachs & Co.*
23.8         Consent of Brouse & McDowell (included in Exhibits 5 and 8)
24           Power of Attorney
99.1         Form of Proxy -- Signal Corp
99.2         Form of Proxy -- FirstMerit Corporation
99.3         Consent of Gary G. Clark

---------------

* To be filed by amendment.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                        FORM S-4 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                             FIRSTMERIT CORPORATION
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

                               -----------------

                                    EXHIBITS
                               -----------------